                             UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

                      SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                         (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        ROSE'S HOLDINGS, INC.
          (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
    (1)  Title of each class of securities to which transaction applies:  N/A
    (2)  Aggregate number of securities to which transaction applies:     N/A
    (3)  Per unit price or other underlying value of transaction
         computed pursuant to Exchange Act Rule 0-11:                     N/A
         (Set forth the amount on which the filing fee is calculated and state How it was determined):
    (4)  Proposed maximum aggregate value of transaction:
               $19,200,000
    (5)  Total fee paid:
               $     3,840
[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

                             ROSE'S HOLDINGS, INC.
                                P. O. DRAWER 947
                        HENDERSON, NORTH CAROLINA 27536

                                                               November 10, 1997

Dear Fellow Stockholder:

     I am pleased to report that Rose's Holdings, Inc. (the "Company") has entered into a Stock Purchase Agreement pursuant to which the Company has agreed to sell, and Variety Wholesalers, Inc. has agreed to purchase, all of the outstanding capital stock of Rose's Stores, Inc., a wholly-owned subsidiary of the Company (the "Sale"). Since the Company conducts substantially all of its operations through Rose's Stores, Inc., the Sale will constitute the sale by the Company of substantially all of its assets. Subsequent to the Sale, the Company will have no business operations and its principal asset will be approximately $15.3 million in cash, the estimated net proceeds of the Sale after certain transaction, closing and other costs.

     You are cordially invited to attend a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 9:00 a.m. (local time) on December 2, 1997 at the offices of Kilpatrick Stockton LLP, Suite 400, 4101 Lake Boone Trail, Raleigh, North Carolina. At the Special Meeting, you will be asked to authorize the Sale.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS APPROVED THE STOCK PURCHASE AGREEMENT AND RECOMMENDS THAT YOU VOTE TO AUTHORIZE THE SALE AT THE SPECIAL MEETING.

     A Notice of the Special Meeting and Proxy Statement containing detailed information concerning the Sale and related transactions accompany this letter. We urge you to read the material carefully. Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, even if you plan to attend the Special Meeting.

     We look forward to seeing you at the Special Meeting.

                                         Sincerely,
                                         /s/ R. Edward Anderson
                                         R. EDWARD ANDERSON
                                         CHAIRMAN OF THE BOARD, PRESIDENT
                                         AND CHIEF EXECUTIVE OFFICER

                             ROSES'S HOLDINGS, INC.
                                P. O. DRAWER 947
                        HENDERSON, NORTH CAROLINA 27536

       -----------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
       -----------------------------------------------------------------

     A special meeting of stockholders of Rose's Holdings, Inc., a Delaware corporation (the "Company"), will be held at the offices of Kilpatrick Stockton LLP, Suite 400, 4101 Lake Boone Trail, Raleigh, North Carolina, on December 2, 1997 at 9:00 A.M. (local time) for the following purposes:

     1. to consider and act upon a proposal to authorize the sale by the Company of all of the outstanding capital stock of Rose's Stores, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, pursuant to a Stock Purchase Agreement, dated as of October 24, 1997, by and between the Company and Variety Wholesalers, Inc., a North Carolina corporation; and

     2. to transact any such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on November 5, 1997 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     A proxy and return envelope are enclosed for your convenience.

                                         By Order of the Board of Directors,

                                         G. TEMPLETON BLACKBURN, II
                                         SECRETARY

November 10, 1997

--------------------------------------------------------------------------------

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY SOLICITED BY THE BOARD OF DIRECTORS AND MAIL IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. A PROXY MAY BE REVOKED BY APPROPRIATE NOTICE TO THE SECRETARY OF THE SPECIAL MEETING AT ANY TIME PRIOR TO THE VOTING THEREOF.

                             ROSE'S HOLDINGS, INC.
                                P. O. DRAWER 947
                        HENDERSON, NORTH CAROLINA 27536

                         ------------------------------
                                PROXY STATEMENT

                                      FOR

                               SPECIAL MEETING OF
                     STOCKHOLDERS OF ROSE'S HOLDINGS, INC.

                          TO BE HELD DECEMBER 2, 1997
                         ------------------------------

     This Proxy Statement (this "Proxy Statement") is being furnished to the stockholders of Rose's Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of its stockholders to be held on December 2, 1997 and any adjournment or adjournments thereof (the "Special Meeting").

     At the Special Meeting, the Company's stockholders will be asked to consider and authorize the sale by the Company of all of the outstanding capital stock of Rose's Stores, Inc., ("Stores") a Delaware corporation and a wholly-owned subsidiary of the Company, pursuant to the Stock Purchase Agreement, dated as of October 24, 1997 (the "Stock Purchase Agreement"), between the Company and Variety Wholesalers, Inc., a North Carolina corporation ("Variety"), on the terms described in this Proxy Statement (the "Sale"). Since the Company conducts substantially all of its operations through Stores, the Sale will constitute the Sale by the Company of substantially all of its assets.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at 7 World Trade Center, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60061; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed rates. The common stock, no par value, of the Company ("Company Common Stock") is traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission by the Company (or its predecessor) (Commission File No. 0-631) pursuant to the Exchange Act are annexed hereto and are incorporated by reference in this Proxy
Statement:

     (1) Annual Report on Form 10-K for the fiscal year ended January 25, 1997;

     (2) Quarterly Report on Form 10-Q for the quarter ended April 26, 1997;

     (3) Current Report on Form 8-K, dated April 28, 1997;

     (4) Current Report on Form 8-K, dated June 26, 1997;

     (5) Quarterly Report on Form 10-Q for the quarter ended July 26, 1997;

     (6) Current Report on Form 8-K, dated August 7, 1997; and

     (7) Current Report on Form 8-K, dated October 24, 1997.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND THE ANNEXES HERETO. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "VARIETY" MEANS VARIETY WHOLESALERS, INC. AND ITS CONSOLIDATED SUBSIDIARIES; THE "COMPANY" MEANS ROSE'S HOLDINGS, INC., ITS CONSOLIDATED SUBSIDIARY AND ITS PREDECESSOR; AND "STORES" MEANS ROSE'S STORES, INC., A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY.

THE PARTIES

  THE COMPANY.........................................  The Company, through its wholly-owned subsidiary Stores, operates a chain of 104 retail stores in a region extending from Delaware to
                                                        Georgia and westward to the Mississippi River Valley. The Company is incorporated in Delaware; its principal executive offices are located at P.H. Rose Building, 218 South Garnett Street, Henderson, North
                                                        Carolina 27536; and its telephone number is (919) 430-2600.
  VARIETY.............................................  Variety operates over 500 retail stores in 13 states in the southeastern United States. Variety is incorporated in North
                                                        Carolina; its principal executive offices are located at 3401 Gresham
                                                        Lake Road, Raleigh, North Carolina 27615; and its telephone number is
                                                        (919) 876-6000.

THE SPECIAL MEETING

  DATE, TIME AND PLACE OF SPECIAL MEETING.............  December 2, 1997 at 9:00 a.m. (local time) at the offices of
                                                        Kilpatrick Stockton LLP, Suite 400, 4101 Lake Boone Trail, Raleigh,
                                                        North Carolina.
  MATTER TO BE CONSIDERED.............................  At the Special Meeting, stockholders will be asked to consider and act on a proposal to authorize the sale by the Company to Variety of all of the outstanding capital stock of Stores, a wholly-owned subsidiary of the Company, which will constitute the sale by the
                                                        Company of substantially all of its assets.
  RECORD DATE.........................................  Only holders of record of shares of Company Common Stock at the close of business on November 5, 1997 will be entitled to notice of and to vote at the Special Meeting. As of such date, there were 8,612,661 shares outstanding and entitled to vote.
  REQUIRED VOTE.......................................  The affirmative vote of the holders of a majority of the shares of
                                                        Company Common Stock outstanding on the record date is required to authorize the Sale pursuant to the Stock Purchase Agreement. As of
                                                        November 5, 1997, the directors and executive officers of the Company and their affiliates owned an aggregate of 2,921,306 shares of
                                                        Company Common Stock (33.9% of the outstanding shares of Company
                                                        Common Stock). The directors of the Company, who have voting power with respect to an aggregate of 1,576,066 shares of Company Common
                                                        Stock, representing 18.3% of the outstanding shares, have agreed with
                                                        Variety to vote such shares in favor of the authorization of the
                                                        Sale. See "INTRODUCTION -- Voting and Proxies."

THE SALE


  EFFECTIVE TIME......................................  The Sale will become effective as promptly as practicable following the authorization of the Sale by the stockholders of the Company and the satisfaction or waiver, where permissible, of the other conditions to the consummation of the Sale. The date and time at which the Sale becomes effective is referred to herein as the
                                                        "Effective Time." See "THE STOCK PURCHASE AGREEMENT -- Conditions to
                                                        the Sale."
  THE SALE............................................  Pursuant to the Stock Purchase Agreement and subject to the terms and conditions therein contained, the Company will sell to Variety all of the outstanding shares of capital stock of Stores, a wholly-owned subsidiary of the Company. The Company estimates that the proceeds of the Sale, net of certain transaction, closing and other costs, will be approximately $15.3 million (including $1.92 million which will be placed in escrow). See "THE STOCK PURCHASE AGREEMENT."
  OPERATION OF THE COMPANY AFTER THE SALE.............  The Sale will constitute the sale by the Company of substantially all of its assets. Subsequent to the Sale, the Company will have no business operations and its principal asset will be the net proceeds from the Sale. It is anticipated that the Company will attempt as soon as possible after the Effective Time to locate, purchase and operate another business, which may be entirely different from the
                                                        Company's current retail business. There can be no assurance that the
                                                        Company will be able to locate or purchase a business, or that such business, if located and purchased, will be profitable. The Company has not yet identified any potential acquisition candidates or determined the amount or source of any indebtedness which might be incurred to finance an acquisition. Pending such use of the net proceeds of the Sale, the Company anticipates that such net proceeds will be invested in liquid, high-quality investments. See
                                                        "AUTHORIZATION OF THE SALE -- Operation of the Company after the
                                                        Sale."
  TAX TREATMENT OF THE SALE...........................  The Sale will be a taxable transaction to the Company for federal income tax purposes, and the Company expects to realize a loss of approximately $36.9 million. The Company will not be able to deduct that loss because of certain Treasury Regulations applicable to affiliated groups that file consolidated returns. However, the
                                                        Company intends to make an election under those regulations that will allow it to reattribute approximately $36.9 million of Stores'
                                                        approximately $79.4 million net operating loss carryovers ("NOLs") to the Company. The other $42.5 million of Stores' NOLs (which were included in the Company's consolidated NOLs prior to the Sale) will remain with Stores after the Sale. The Company is thus expected to have approximately $36.9 million of NOLs after the Sale. See "THE
                                                        STOCK PURCHASE AGREEMENT -- Federal Income Tax Consequences."
  TERMINATION.........................................  The Stock Purchase Agreement will be terminated if the Sale is not authorized by the stockholders of the Company and may be terminated prior to the Effective Time or before or after authorization of the
                                                        Sale by the stockholders of the Company by: (i) mutual agreement of the Boards of Directors of the Company and Variety; (ii) either the
                                                        Company or Variety if the Sale has not been effected on or prior to
                                                        February 16, 1998; or (iii) either the Company or Variety if there has been a material breach in the representations and warranties or failure to comply with the covenants of or by the other party. See
                                                        "THE STOCK PURCHASE AGREEMENT -- Termination."

REASONS FOR AND EFFECTS OF THE SALE; RECOMMENDATION

  REASONS FOR THE SALE................................  The Board of Directors of the Company has unanimously approved the
                                                        Stock Purchase Agreement and the Sale, and recommends that stockholders authorize the Sale because it has determined, after considering various factors, that the Sale is in the best interests of the Company's stockholders. The Board of Directors also considered the opinion of its financial advisor discussed below. See
                                                        "AUTHORIZATION OF THE SALE -- Reasons for the Sale; Recommendation of
                                                        the Board of Directors."
                                                        The Stock Purchase Agreement, including the consideration to be received by the Company for the Sale, was determined as a result of negotiations between the parties. See "INTERESTS OF CERTAIN PERSONS
                                                        IN THE SALE."
  OPINION OF FINANCIAL ADVISOR........................  Winton Associates, Inc. ("Winton") has acted as financial advisor to the Company in connection with the Sale and has delivered to the
                                                        Board of Directors its written opinion to the effect that, based upon the considerations described therein, the proposed consideration to be paid to the Company in the Sale is fair to the Company and its stockholders from a financial point of view.
                                                        For additional information concerning the procedures followed and other matters considered by Winton in reaching its opinions the fee received or to be received by Winton, and certain other matters, see
                                                        "AUTHORIZATION OF THE SALE -- Opinion of Financial Advisor." The
                                                        opinion of Winton is attached to this Proxy Statement as Annex II and stockholders are urged to read carefully such opinion in its entirety.

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held on December 2, 1997 at 9:00 a.m. (local time) at the offices of Kilpatrick Stockton LLP, Suite 400, 4101 Lake Boone Trail, Raleigh, North Carolina. This Proxy Statement (including the Annexes hereto), the attached Notice of Meeting and the enclosed form of proxy are being first mailed to stockholders of the Company on or about November 10, 1997.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company are being asked to consider and vote upon a proposal to authorize the Sale pursuant to the Stock Purchase Agreement. Such authorization has been unanimously recommended by the Board of Directors of the Company. A copy of the Stock Purchase Agreement is attached to this Proxy Statement as Annex I. Representatives of KPMG Peat Marwick, LLP, the Company's independent public accountants, are expected to be available at the Special Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

     If the requisite vote in favor of the proposal to authorize the Sale pursuant to the Stock Purchase Agreement is obtained and the Sale is consummated, pursuant to the terms of the Stock Purchase Agreement, the Company will sell to Variety all of the outstanding shares of capital stock of the Company's wholly-owned subsidiary, Stores, which will constitute the sale by the Company of substantially all of its assets. The Company estimates that the proceeds of the Sale, net of certain transaction, closing and other costs, will be approximately $15.3 million (including $1.92 million which will be placed in escrow). See "THE STOCK PURCHASE AGREEMENT -- The Sale."

VOTING AND PROXIES

     The Board of Directors of the Company has fixed the close of business on November 5, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Company Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. At the close of business on such date, there were 8,612,661 shares of Company Common Stock outstanding. Directors of the Company, who have voting power with respect to an aggregate of 1,576,066 shares of Company Common Stock, representing 18.3% of the outstanding shares, have agreed with Variety to vote such shares in favor of the authorization of the Sale.

     Each holder of record of shares of the Company Common Stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Company Common Stock outstanding on the record date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date, represented in person or by properly executed proxy, is required to authorize the Sale pursuant to the Stock Purchase Agreement.

     VOTING, REVOCATIONS AND ABSTENTIONS. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the authorization of the Sale pursuant to the Stock Purchase Agreement. Abstentions and broker non-votes are not counted as votes on any matter to which they relate.

     The Board of Directors of the Company does not know of any matters, other than the matters described in this Proxy Statement, which are expected to be presented for consideration at the Special Meeting. If any other matters are properly presented at the Special Meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the Special Meeting will not have the effect of revoking a proxy unless the stockholder so attending, in writing, so notifies the Secretary of the Special Meeting, at any time prior to the voting of the proxy.

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
SOLICITATION

     Proxies are being solicited by and on behalf of the Board of Directors of the Company. The Company will bear the expenses of this solicitation, including the expenses of preparing and mailing this Proxy Statement. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses. The Company may employ Corporate Investor Communications Inc. to solicit proxies for and on behalf of the Board of Directors of the Company, in which case, Corporate Investor Communications Inc. will be paid $4,500, plus out-of-pocket expenses.

                           AUTHORIZATION OF THE SALE

BACKGROUND OF THE SALE

     After a number of years of poor operating results, on September 5, 1993 the Company sought protection under Chapter 11, Title 11 of the United States Bankruptcy Code. On April 28, 1995, the Company emerged from such reorganization. The Company continued to experience poor operating results, and same store sales decreased 1.5% in the Company's fiscal year ended January 27, 1996, as compared to the prior year. The Company effected certain expense reductions and certain amendments to its bank loan agreement in order to remain in compliance with the terms thereof. As a result of these operating and liquidity concerns, in January 1996, the Company's Board of Directors determined to explore various strategic alternatives, including refinancings and a sale of the Company or its assets. In January 1996, R. Edward Anderson, President, Chairman of the Board and chief executive officer of the Company, contacted the chief executive officer of Fred's, Inc., a discount retailer ("Fred's"), regarding a possible acquisition of the Company. As a result of this contact and subsequent discussions and negotiations between the Company and Fred's, on March 1, 1996 the Company and Fred's entered into a letter of intent providing for the acquisition of the Company by Fred's in return for shares of Class A Voting Common Stock, no par value ("Fred's Common Stock"), of Fred's.

     On March 10, 1996, subsequent to the execution of the letter of intent with Fred's, the Company received an unsolicited inquiry from Variety as to the possibility of a transaction between the Company and Variety. A confidentiality agreement between Variety and the Company was entered into and certain discussions between the Company and Variety took place. Variety ultimately proposed to lend to the Company $20.0 million, which loan would be evidenced by a 10-year convertible subordinated debenture with interest at a rate to be negotiated, but to approximate the interest rate on the Company's existing bank debt. Variety further proposed that such debenture would be convertible into Company Common Stock at a conversion rate to be negotiated, but to approximate 65% of the outstanding shares of Company Common Stock. The Board of Directors of the Company determined that the Variety offer was not in the best interests of stockholders, since it was structured as a loan to the Company, with no direct benefits accruing to the Company's stockholders, and the share issuance upon conversion of the debenture would be dilutive to the ownership interest of the existing stockholders of the Company. Therefore, on March 15, 1996, the Board of Directors of the Company decided that it did not wish to accept Variety's offer and this rejection was communicated to Variety. Subsequently, the Company advised Fred's that the Company wished to proceed with the proposed merger with Fred's.

     On May 7, 1996, the Company and Fred's entered into a definitive merger agreement (the "Fred's Merger Agreement"), which provided that a wholly-owned subsidiary of Fred's would merge into the Company, the Company would become a wholly-owned subsidiary of Fred's and each outstanding share of Company Common Stock would be converted into .198 shares of Fred's Common Stock. The Fred's Merger Agreement was submitted for approval by the stockholders of the Company and Fred's pursuant to a joint proxy statement mailed July 16, 1996 and special meetings of the stockholders of both the Company and Fred's were scheduled to be held on August 20, 1996. Prior to the date of the special stockholders meetings, the Fred's Merger Agreement was terminated by a mutual agreement of the Boards of Directors of Fred's and the Company, principally because of Fred's concerns regarding the then current operating results of the Company and the lack of sufficient favorable votes from the Company's stockholders to approve the merger.

     During the period between the public disclosure of the proposed merger with Fred's and the termination of the Fred's Merger Agreement, the Company suffered the loss of a number of key personnel, especially in its merchandising department due to employee concerns and uncertainty regarding the eventual combination of the operations of the Company and Fred's. This and other factors contributed to an accelerating decline in sales and in the Company's operating results which had caused Fred's to seek a termination of the merger. To alleviate the impact of declining sales on operating results, the Company's management implemented reductions in promotional markdowns during the Fall of 1996 and reduced inventories to

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
avoid heavy year-end clearance markdowns. Sales continued to decline through the 1996 Christmas selling season but, as a result of inventory reductions, the Company was able to maintain a high level of availability under its credit facility, as well as relatively favorable vendor terms through the Spring of 1997.

     Subsequent to the termination of the Fred's Merger Agreement, in an effort to rebuild sales and customer count, the Company hired new merchandising personnel, prepared a new marketing campaign for fiscal 1997 and opened two new prototype stores in what it believes are underserved markets. However, sales continued to decline, because of, among other things, unseasonable weather throughout the southeastern states during the 1997 Spring selling season and long lead times for the inventory purchases necessary to effect the new merchandising team's plans. As a result of the continuing sales declines, the Company's Board of Directors instructed management to continue efforts to effect a sale of the Company or its operations on terms favorable to the Company's stockholders. From the Fall of 1996 through the Summer of 1997, the Company had discussions with 13 different prospective acquirors (including Variety) regarding a possible sale or merger of the Company. These prospects included retail companies (both discounters and others) as well as various other investors. Detailed financial information was furnished to several of the potential acquirors under the provisions of confidentiality agreements. Most of these potential acquirors did not express an interest in purchasing all of the operations of the Company and only Variety made an offer to purchase the Company's operations, as discussed below.

     As a result of management's discussions with, and information furnished to, Variety during the Spring and Summer of 1997, Variety sent a letter to the Company on July 11, 1997 outlining the general terms upon which Variety would be willing to purchase all of the outstanding stock of Stores. The proposed purchase price set forth in the letter was $13,860,000, subject to (i) the payment by the Company of any investment banking or finder's fees payable as a result of the sale of Stores, (ii) the payment by the Company of any amounts due under the terms of the Company's employment agreement with R. Edward Anderson, Chairman of the Board, President and chief executive officer of the Company and
(iii) approval of the transaction by the Company's principal lenders and any other required creditors without generating any prepayment or transfer fee. In response to the letter, the Company's Board of Directors appointed a special transactions committee (the "Company's Committee") consisting of R. Edward Anderson, Warren G. Lichtenstein and Harold Smith, directors of the Company, to conduct further negotiations with Variety relating to a possible transaction.

     Further negotiations ensued between the Company and Variety regarding terms of a purchase transaction and between the Company and its lenders and investment bankers and Mr. Anderson regarding reductions in amounts due under the agreements with each of those parties in the event of a sale or other transaction with Variety. As a result of these negotiations, Variety delivered a proposed letter of intent (the "Variety Letter of Intent") to the Company on August 25, 1997 providing for the purchase of Stores from the Company for $18,200,000 subject to the payment by the Company of (i) the termination fee arising from termination of the credit facility with the Company's principal lenders, (ii) all investment banking fees payable as a result of the Sale and
(iii) all amounts payable under Mr. Anderson's employment agreement as a result of the Sale. In response to the Variety Letter of Intent, the Company's Board of Directors instructed the Company's Committee to continue negotiations with Variety.

     After further negotiations, Variety and the Company agreed on September 5, 1997 to proceed directly to negotiation of the terms of a definitive purchase agreement. During the course of negotiations with Variety, the Company attempted to negotiate, but ultimately failed to obtain, a reduction in the fee payable pursuant to the Company's credit facility in the event of a transaction with Variety. Additionally, on October 1, 1997, Variety advised the Company that the proposed structure previously contemplated for the transaction would have adverse tax consequences to Variety. On October 17, 1997, Variety increased the consideration to be paid to $19.2 million and the parties agreed on the structure for the transaction. On October 23, 1997, the Board of Directors of the Company approved the execution and delivery of the Stock Purchase Agreement and on October 24, 1997, the Stock Purchase Agreement was executed by the Company and Variety.

REASONS FOR THE SALE, RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has carefully considered the financial and business aspects of the Sale and believes that the Sale is in the best interests of the Company and its stockholders.

     In making its determination, the Board considered each of the following factors:

     (i) the oral opinion of Winton, expressed to the Board of Directors of the Company on October 23, 1997 and subsequently confirmed in writing in the form included in this Proxy Statement as Annex II, that the consideration to be paid in the Sale is fair to the Company and its stockholders, from a financial point of view;

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     (ii) management's projections that the operating results of Stores would continue to be adversely affected by intense competition, decreasing sales, high interest and other operating costs and restrictive purchasing terms from vendors and that Stores would continue to incur operating losses;

     (iii) management's estimate that, notwithstanding the positive book value of the Company's assets, if the Company were to liquidate its assets, it was unlikely that holders of Company Common Stock would receive any value after the payment of the Company's creditors;

     (iv) the assessment by the Board that other strategic alternatives to the Sale, including retaining and downsizing Stores, changing marketing strategies and liquidating the Company, would yield less value to stockholders than the consideration to be paid in the Sale;

     (v) even though the book value of the Company at July 26, 1997 was $4.11 per share, the Board concluded that no alternative to the Sale would yield greater value than the consideration to be paid in the Sale and management projected that such book value would decrease substantially in the future if the Company continued to incur losses as projected;

     (vi) the liquidity provided by the Sale will allow the Company the flexibility to seek to acquire other businesses that may be more profitable and provide greater returns to the Company's stockholders than Stores, although the Board of Directors also recognized that, in its pursuit of an acquisition or merger after the Sale, the Company may encounter intense competition from other entities having similar objectives, many of which will have greater financial resources and managerial capabilities than the Company, and consequently, the Company may be at a disadvantage in identifying suitable acquisition or merger candidates and in successfully completing a proposed acquisition or merger;

     (vii) following the Sale, the Company will remain a public company and, as a result, may be attractive to a party seeking an acquisition or merger that would enable such party to become a publicly-held corporation without the customary time requirements, financial expenditures and legal costs of becoming a public company; and

     (viii) the inability of the Company to obtain offers from third parties (other than Variety) in purchasing the Company, Stores or their assets.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Stock Purchase Agreement and the Sale, the Board of Directors of the Company did not find it practicable to assign relative weights to the factors considered in reaching its decision. In addition, individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

     In considering the recommendation of the Board of Directors of the Company, stockholders should note that certain of the members of the Board of Directors of the Company may have conflicts of interest in connection with the Sale, and that their interests are not necessarily the same as those of unaffiliated stockholders of the Company. See "INTERESTS OF CERTAIN PERSONS IN THE SALE."

     Based on the foregoing reasons, the Board of Directors of the Company unanimously recommends that the Company's stockholders vote FOR authorization of the Sale pursuant to the Stock Purchase Agreement.

OPINION OF FINANCIAL ADVISOR

     Winton has acted as financial advisor to the Company in connection with the Stock Purchase Agreement. The general terms of the Stock Purchase Agreement, including the consideration to be received by the Company, were negotiated by management of Variety and the Company. In connection with the approval of the Stock Purchase Agreement by the Board of Directors of the Company, Winton rendered its opinion that the proposed consideration to be received by the Company in the Sale is fair to the Company and its stockholders, from a financial point of view. This opinion is based upon various analyses, summarized below, which show that the Consideration Price (as defined below) (i) provides a premium to the recent historic trading prices of Company Common Stock on the dates and for the periods included in the analysis; (ii) is greater than the value of the Company Common Stock derived from a discounted cash flow analysis;
(iii) is greater than the proceeds available for the Company Common Stock that could be expected in the event of a liquidation of the Company; (iv) is favorable in comparison to various financial multiples and ratios of selected publicly traded comparable companies; and (v) is favorable in comparison to the one recent acquisition of a retailer reviewed by Winton. A copy of the written opinion of Winton, which sets forth the assumptions made and matters considered, is attached hereto as Annex II, and should be carefully read in its

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entirety. As set forth therein, Winton has relied, without independent verification, on the completeness and accuracy of all financial and other information that was publicly available or furnished to it by the Company.

     THE FULL TEXT OF WINTON'S OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF THE REVIEW BY WINTON IN RENDERING WINTON'S OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX II AND IS INCORPORATED BY REFERENCE HEREIN. WINTON'S OPINION IS ADDRESSED TO THE COMPANY'S BOARD AND ADDRESSES THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY AND THE HOLDERS OF COMPANY COMMON STOCK, OF THE CONSIDERATION TO BE RECEIVED BY THE COMPANY PURSUANT TO THE SALE AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE SALE NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. WINTON EXPRESSED NO OPINION AS TO THE PRICE AT WHICH THE COMPANY COMMON STOCK WILL TRADE EITHER PRIOR TO OR UPON CONSUMMATION OF THE SALE. THE SUMMARY OF WINTON'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF COMPANY COMMON STOCK ARE ENCOURAGED TO READ WINTON'S OPINION IN ITS ENTIRETY.

     In connection with its opinion, Winton: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements, operating reports and other information of the Company; (iii) reviewed financial projections prepared by the Company's management; (iv) reviewed certain business plans prepared by the Company's management; (v) reviewed certain asset and liability liquidation and valuation estimates prepared by or for the Company's management; (vi) discussed past, current and projected operations, financial results, financial position, market conditions, competition, business plans and asset and liability liquidation and valuation analyses and other relevant matters with the Company's management and legal counsel; (vii) reviewed the reported trading activity and prices for the Company Common Stock; (viii) reviewed publicly available information with respect to other publicly traded companies that Winton believed were comparable to the Company; (ix) reviewed publicly available information with respect to certain acquisition transactions; (x) reviewed the Stock Purchase Agreement and the related schedules and exhibits; and (xi) performed such other reviews, analyses and investigations as Winton deemed appropriate.

     In conducting its review, analysis and investigation and in formulating its opinion, Winton assumed and relied upon, without independent verification or investigation, the accuracy and completeness of the information provided to it or publicly available. With respect to the projections and estimates provided by the Company's management, Winton assumed that the projections and estimates were prepared based on assumptions and bases which were reasonable and reflected management's best estimates and judgments as of the date such projections were prepared. Winton did not make any independent valuation or appraisal of the assets or liabilities of the Company. Winton assumed that the conditions contained in the Stock Purchase Agreement would be satisfied or waived and that the Sale would be consummated as contemplated by the Stock Purchase Agreement. Winton's opinion is based upon analyses performed in light of its assessment of current general economic, competitive, financial and market conditions as they exist as of the date of the opinion and in light of Winton's assessment of the information made available to it as of the date of its opinion. Winton was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition or business combination involving the Company or its assets.

     The following summarizes the significant financial analyses performed by Winton and reviewed with the Rose's Board of Directors on October 23, 1997 in connection with Winton's oral opinion to the Board of Directors on such date.

     PREMIUM ANALYSIS. Winton compared the Consideration Price to the last trade, closing bid and closing offer prices of the Company Common Stock on October 22, 1997 of $1.70, $1.59 and $1.72, respectively, providing a premium of 4.52%, 11.67% and 3.55%, respectively. Winton also compared the Consideration Price, the average last trade, closing bid and closing ask prices for the one week, one month, two month and three month periods ended October 22, 1997 and noted premiums ranging from 8.08% to 20.92% in the case of average last trades, 10.77% to 25.88% in the case of average closing bids and 3.55% to 15.73% in the case of average closing offers. As used herein, "Consideration Price" means $1.78 per share of Company Common Stock and was determined by dividing the estimated net proceeds from the Sale ($15.3 million) by the number of shares of Company Common Stock outstanding.

     DISCOUNTED CASH FLOW ANALYSIS. Winton calculated the present value of the future stream of after-tax cash flows that the Company could be expected to produce for the balance of fiscal year 1998 and for fiscal years 1999 and 2000. The analysis used projected financial statements, including income statements, balance sheets and statements of cash flow for the Company prepared by the Company's management. These projections were based on various assumptions with regard to the

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Company's future business and operations. After-tax cash flows were calculated on both a leveraged and unleveraged basis using net cash flows. Winton calculated terminal values for the Company using a range of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 5.0x to 7.0x and discounting the resulting leveraged and unleveraged cash flows and terminal values at discount rates of 15% to 25%. The range of EBITDA multiples was based on Winton's assessment of current trading multiples of selected publicly traded companies engaged in businesses considered by Winton to be comparable to the operations of the Company, specifically, Ames Department Stores, Inc., Bradlees, Inc., The Caldor Corporation, Hill's Stores Company and Venture Stores, Inc. (the "Comparable Companies") and Winton's experience in valuations of companies. The range of discount rates was based on Winton's assessment of various factors, including, but not limited to, the Company's weighted average cost of capital on both a leveraged and unleveraged basis, the inherent risk in the Company's business and the Company's history of losses. Each of these discounted cash flow analyses indicated that the net present value of discounted cash flows and terminal values is less than the Company's base level of debt (adjusted to exclude seasonal borrowing requirements) and other long-term liabilities and therefore that the Company Common Stock had no value under these discounted cash flow analyses.

     LIQUIDATION ANALYSIS. Winton reviewed estimates of the liquidation value of the Company's assets and the estimated liquidation proceeds available to various groups of creditors and to the holders of Company Common Stock. These estimates were prepared by management of the Company and, in the case of the Company's leases of its store locations, by an independent retail real estate consultant. These estimates were formed using various assumptions based on management's significant experience in liquidating assets and store locations (particularly during the Company's Chapter 11 reorganization in 1993 to 1995). This analysis indicated that the proceeds from a liquidation of the Company would provide no distributions to holders of Company Common Stock.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Using publicly available information, Winton compared selected financial data of the Company with similar data of the Comparable Companies. Historical financial information used in connection with this analysis was as of the most recent financial statements publicly available for each Comparable Company as of October 22, 1997. Winton calculated and compared various financial multiples and ratios, including, among other things, the market price per share as of October 22, 1997 as a multiple of earnings per share ("EPS") for the latest 12 months ("LTM") and book value per share as of the most recent available balance sheet, and (a) aggregate value (which represents the market value of each Comparable Company's outstanding common shares plus the book values of such Comparable Company's debt, preferred stock and certain long-term liabilities less cash) ("Aggregate Value") and (b) the market aggregate value (which represents the market value of each Comparable Company's common shares plus the market values of such Comparable Company's debt, preferred stock and certain long-term liabilities less cash) ("Market Aggregate Value"), in each case as a multiple of EBITDA, earnings before interest and taxes ("EBIT"), book capitalization (which includes debt, preferred stock and certain long-term liabilities as well as shareholders' equity) and net sales. This analysis provided: (i) a range of closing stock prices to LTM EPS of negative to 16.5x for the Comparable Companies compared to a negative multiple for the Company at the Consideration Price; (ii) a range of closing stock prices to book value per share of negative to 3.11x for the Comparable Companies compared to 0.43x for the Company at the Consideration Price; (iii) a range of Aggregate Value to EBITDA of negative to 52.6x for the Comparable Companies compared to 44.96x for the Company at the Consideration Price; (iv) a range of Aggregate Value to EBIT of negative to 20.45x for the Comparable Companies compared to 32.58x for the Company at the Consideration Price; (v) a range of Aggregate Value to book capitalization of 0.68x to 2.00x for the Comparable Companies compared to 0.81x for the Company at the Consideration Price; (vi) a range of Aggregate Value to net sales of 0.20x to 0.44x for the Comparable Companies compared to 0.14x for the Company at the Consideration Price; (vii) a range of Market Aggregate Value to EBITDA of negative to 22.37x for the Comparable Companies compared to 44.96x for the Company at the Consideration Price; (viii) a range of Market Aggregate Value to EBIT of negative to 18.12x for the Comparable Companies compared to 32.58x for the Company at the Consideration Price; (ix) a range of Market Aggregate Value to book capitalization of 0.61x to 2.00x for the Comparable Companies compared to 0.81x for the Company at the Consideration Price; and (x) a range of Market Aggregate Value to net sales of 0.15x to 0.20x for the Comparable Companies compared to 0.14x for the Company at the Consideration Price.

     Because of the relatively small number of independent companies comparable to the Company and the inherent differences between the business, operations and prospects of the Company and the businesses, operations and prospects of the Comparable Companies, Winton believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the Comparable Companies that would affect the valuations of the Company and the Comparable Companies.

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     ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Winton reviewed certain transactions involving the acquisitions of various types of retailers. Due to the lack of recent transactions involving discount retailers, Winton determined that no transaction was comparable to the Sale, although Winton believed that the recent acquisition of Hechinger Company ("Hechinger"), a building supply retailer, by a financial acquiror was informative in light of the similarities in the competitive environment between the discount retail and building supply markets and the similarities between the Company's and Hechinger's competitive positions within their markets. Hechinger (valuing Hechinger's debt at market) was valued at 9.75x LTM EBITDA, 0.54x book capitalization and 0.33x book value per share, compared to the Company's valuation at the Consideration Price of 44.96x EBITDA, 0.81x book capitalization and 0.43x book value per share.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Winton believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying Winton's opinion. In addition, Winton may have given certain analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Winton's view of the actual value of Stores.

     In performing its analyses, Winton made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Winton are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Winton's analysis of whether the consideration to be received by the Company pursuant to the Sale was fair from a financial point of view to the Company and the holders of Company Common Stock and were conducted in connection with the delivery of Winton's oral opinion on October 23, 1997. The analyses do not purport to be appraisals or to reflect prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, none of the Company, Winton or any other person assumes responsibility for their accuracy. In addition, as described above, Winton's opinion and the information provided by it to the Board were two of many factors taken into consideration by the Company's Board of Directors in making its determination to approve the Sale. Consequently, the Winton analyses described above should not be viewed as determinative of the opinion of the Company's Board of Directors or the view of the Company's management with respect to the value of the Stores or of whether the Company's Board of Directors would have been willing to agree to different consideration.

     The consideration to be received by the Company pursuant to the Sale was determined through negotiations between the Company and Variety and was approved by the Company Board of Directors. During the course of the negotiations, Winton advised the Board of Directors of the Company with respect to certain aspects of the Sale and the terms thereof; however, Winton did not make a recommendation with respect to the amount or form of consideration to be received by the Company.

     The Company retained Winton based upon its qualifications, expertise and reputation, as well as the prior investment banking relationship and familiarity with the Company of Winton and its professionals. As part of its investment banking activities, Winton and its professionals are regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. In the past, Winton and its affiliates have provided investment banking services to the Company for which services Winton and its affiliates have received customary fees as described below.

     In 1995 the Company retained Winton's parent company, Pacholder Associates, Inc. ("Pacholder"), to provide a valuation of the Company's equity for use in the Company's "fresh start" accounting in connection with the Company's emergence from its Chapter 11 reorganization for which the Company paid Pacholder a fee of $35,000. Pacholder also acted as financial advisor to the Official Committee of Equity Security Holders in the Company's Chapter 11 reorganization. In July 1997 the Company retained Winton to provide general financial advisory services in connection with the Company's possible consideration of various types of financing and mergers and acquisition transactions and paid Winton an annual retainer of $25,000. Pursuant to the terms of a letter agreement (the "Winton Engagement Letter"), Winton was retained by the Company as its exclusive financial advisor and to render an opinion to the Board with respect to the Sale. Under the Winton Engagement Letter, the Company agreed to pay Winton $150,000. The Company has also agreed to reimburse Winton for reasonable expenses incurred by Winton and to indemnify Winton against certain liabilities, including liabilities under the federal securities law.

OPERATION OF THE COMPANY AFTER THE SALE

     The Sale will constitute the sale by the Company of substantially all of its assets. Subsequent to the Sale, the Company will have no business operations and its principal asset will consist of the net proceeds from the Sale. After the Sale, the

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Company intends to seek out and to obtain an acquisition and/or merger transaction in which to employ its cash so that the Company's stockholders may benefit by owning an interest in a viable enterprise. Since the Company will have no business operations, its principal potential for profits will be from operations that may result from any acquisition or merger transaction in which the Company engages. Subsequent to the Sale, one of the Company's attractions to someone seeking a merger is that the Company will remain a publicly held corporation. A merger would enable another entity to become a publicly held corporation without the customary time requirements, financial expenditures and legal costs of becoming a public company. In the event of a merger with another entity, the percentage of shares of Company Common Stock presently owned by the Company's stockholders may be substantially diluted following any such merger. In order to finance an acquisition, the Company may be required to incur or assume indebtedness. Pending the use of the net proceeds of the Sale, the Company anticipates that such net proceeds will be invested in liquid, high quality investments.

     As of the date of the mailing of this Proxy Statement, the Company is not engaged in discussions with any person with respect to an acquisition by, or merger with, the Company. If the Company decides to pursue an acquisition or merger after consummation of the Sale, it will likely encounter intense competition from other entities having similar objectives, as well as from established and well-financed entities having greater financial resources and managerial capabilities than the Company. Consequently, the Company may be at a competitive disadvantage in identifying suitable acquisition or merger candidates and in successfully completing a proposed acquisition or merger.

     Subsequent to the Sale, it is expected that substantially all of the executive officers of the Company will remain employed with Stores, which will then be a wholly-owned subsidiary of Variety. It is also expected that, subsequent to the Sale, one or more members of the Board of Directors will be elected officers of the Company on an interim basis and that, as set forth below under "INTERESTS OF CERTAIN PERSONS IN THE SALE," R. Edward Anderson will resign as an officer and director of the Company at the Effective Time.

     Subsequent to the Sale, there can be no assurance that the Company will continue to meet the continued listing requirements in order that the Company Common Stock will remain listed on the NASDAQ National Market System, and any delisting therefrom may adversely affect the liquidity of the Company Common Stock.

                    INTERESTS OF CERTAIN PERSONS IN THE SALE

     Pursuant to an employment agreement between the Company and R. Edward Anderson, Chairman of the Board, President and chief executive officer of the Company, Mr. Anderson has the right to terminate such agreement and to be paid a severance payment of $1.0 million in the event of a "change of control," as defined in such agreement. The Sale constitutes a "change in control" for the purposes of such agreement and Mr. Anderson has advised the Company that he intends to terminate the agreement and his employment and resign from the Board of Directors of the Company at the Effective Time, at which time the Company will be obligated to pay Mr. Anderson such $1.0 million severance payment. The Stock Purchase Agreement provides that, if requested to do so by Variety, the Company will cause Mr. Anderson's employment agreement to be terminated as of the Effective Time.

     Mr. Anderson has had discussions with Variety, but there is no agreement concerning his potential employment by Variety subsequent to the Sale. At the time that it approved the Stock Purchase Agreement, the Board of Directors of the Company was aware of Mr. Anderson's potential employment by Variety subsequent to the Sale.

                              REGULATORY APPROVALS

     The Sale is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. The required information and material was filed with the Antitrust Division and the FTC on November 3, 1997.

                          THE STOCK PURCHASE AGREEMENT

     The description of the Stock Purchase Agreement contained in this Proxy Statement is qualified in its entirety by reference to the Stock Purchase Agreement, the full text of which is attached hereto as Annex I and is incorporated by reference herein.

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THE SALE

     The Stock Purchase Agreement provides that, at the Effective Time, the Company will sell to Variety, and Variety will purchase from the Company, for $19.2 million (including $1.92 million to be placed in escrow, as described below in this section under "Indemnification") all of the outstanding shares of capital stock of the Company's wholly-owned subsidiary, Stores. The Company estimates that the proceeds of the Sale, net of certain transaction, closing and other costs, will be approximately $15.3 million. See "Fees and Expenses" below in this section. As a result of the Sale, Variety will become the holder of all of the outstanding capital stock of Stores. After consummation of the Sale, the Company will possess no interest in, or rights as a stockholder of, Stores.

THE EFFECTIVE TIME

     The Sale will become effective as promptly as practicable following the authorization of the Sale and the Stock Purchase Agreement by the stockholders of the Company and upon the satisfaction or waiver, where permissible, of the other conditions to consummation of the Sale.

CONDITIONS TO THE SALE

     The respective obligations of the parties to the Stock Purchase Agreement to effect the Sale are subject to the satisfaction of certain conditions including: (i) the authorization of the Sale by the stockholders of the Company;
(ii) all necessary consents or approvals of, or filings with, governmental authorities having been obtained or made; (iii) no action having been taken by a court or government or governmental agency making the Sale illegal; (iv) the performance by the parties in all material respects of their respective obligations under the Stock Purchase Agreement and the correctness in all material respects of the parties' respective representations and warranties contained therein; (v) the absence of a material change adversely affecting the business, operations or prospects of Stores from the date of execution of the Stock Purchase Agreement through the Effective Time; and (vi) delivery of certain closing certificates and opinions of counsel.

REPRESENTATIONS AND WARRANTIES

     The Stock Purchase Agreement contains customary representations and warranties of the Company and Stores including, among other things, those relating to: (i) the accuracy of documents filed by the Company (or its predecessor) with the Commission since January 25, 1997; (ii) regulatory matters and compliance with laws; (iii) disclosure regarding pending or threatened litigation against or involving the Company and Stores; (iv) employee and labor matters; (v) intellectual property matters; and (vi) disclosure regarding liabilities. In addition, the Stock Purchase Agreement contains representations and warranties by the Company as to, among other things, Stores' organization and capital structure and the Company's authority to enter into the Stock Purchase Agreement and the binding effect of the Stock Purchase Agreement. The representations and warranties by the Company and Stores generally survive for a period of 13 months following the Effective Time except that the representations and warranties relating to organization, power, authority, capital structure and tax and employee benefit matters survive for the applicable statute of limitations period. To the extent applicable, the Stock Agreement also contains similar customary representations and warranties of Variety.

CONDUCT OF BUSINESS PENDING THE SALE

     Pursuant to the Stock Purchase Agreement, the Company has agreed that, during the period from the date of the Stock Purchase Agreement through the Effective Time or the earlier termination of the Stock Purchase Agreement (except as otherwise expressly permitted by the terms of the Stock Purchase Agreement), it will cause Stores to, in all material respects, (i) carry on its business in the ordinary course, (ii) use reasonable best efforts to preserve intact its current business organizations, (iii) promote and advertise its stores in all material respects consistent with past practice, (iv) keep available the services of its current officers and employees, and (v) preserve its relationships with customers, suppliers and others.

     In addition, the Company has agreed that it will not permit Stores to, among other things: (i) change its capitalization or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) amend its charter or by-laws; (iii) acquire any assets other than in the ordinary course of business; (iv) sell, lease or otherwise dispose of any of its assets, subject to certain exceptions or except in the ordinary course of business; (v) terminate, negotiate or amend any lease or renew or fail to renew any lease, subject to certain exceptions or except in the ordinary course of business; (vi) mark up, mark down or alter prices of merchandise, subject to certain exceptions or except in the ordinary course of business; (vii) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans to, or other investments in, any other person, other than in the ordinary course of business or make any payment to any lender to Stores other than regularly scheduled payments of principal and interest or enter into any instrument of waiver or forbearance with any lender to Stores; (viii) mortgage, pledge or otherwise encumber the assets of Stores, except under certain existing credit facilities; (ix) adopt or amend any existing severance plan, benefit plan or employment or consulting agreement other than as required by law or change the employment status of any officer of Stores or make a material change in personnel policies; (x) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Stores, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Stores; (xi) make any tax election or settle or compromise any material income tax liability; or (xii) make any capital expenditures in excess of those currently contemplated by Stores and communicated to Variety.

NO SOLICITATION

     The Stock Purchase Agreement provides that the Company will not, and will use its best efforts to cause its officers, directors, employees, attorneys, investment bankers, agents or other representatives not to, directly or indirectly, solicit, initiate, encourage or engage in any discussions or negotiations concerning any Takeover Proposal (as defined below) with any person, or recommend, or fail to recommend against, the same to the Company's stockholders; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning itself pursuant to confidentiality agreements to, any third party which makes an unsolicited Takeover Proposal if the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would breach its fiduciary obligations. The Stock Purchase Agreement provides that the Company will promptly notify Variety of any Takeover Proposal, including the identity of the offeror and the material terms and conditions thereof. As used in the Stock Purchase Agreement, "Takeover Proposal" means any proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than as permitted under the Stock Purchase Agreement, for a tender or exchange offer, a merger, consolidation or other business combination involving Stores or any proposal to acquire any or all of the assets of Stores or any other material corporate transaction relating to Stores.

INDEMNIFICATION AND ESCROW AGREEMENT

     The Stock Purchase Agreement provides that each party will indemnify the other party for any costs or expenses incurred by, or damages to, the other party (collectively, "Damages") arising out of the indemnifying party's (a) breach of any of its representations and warranties contained in the Stock Purchase Agreement or in any instrument, certificate or affidavit delivered by it in accordance with the Stock Purchase Agreement or (b) any failure by the indemnifying party to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation to be performed, fulfilled or complied with by it.

     The Stock Purchase Agreement provides that no claim may be made by Variety and no amounts will be paid by the Company in respect of the breach by the Company of its representations and warranties with respect to certain matters, unless the Damages resulting from each instance or series of related instances exceed certain specified minimum amounts (so long as the Company had no knowledge that such breach existed prior to the Effective Time) and that such claim must be made prior to the expiration date of the applicable survival period for such representation or warranty. See "Representations and Warranties" above in this section. The Stock Purchase Agreement further provides that the Company will not be obligated to indemnify Variety for Damages to Variety in respect of such breaches unless and until the aggregate amount of Damages attributable to such breaches exceeds $500,000. The Stock Purchase Agreement further provides that the Company shall pay to Variety all Damages in excess of $500,000 incurred by Variety as a result of the Company's breach of the representations and warranties contained in the Stock Purchase Agreement, up to a maximum aggregate payout of $13.2 million, except in the case of actual fraud by the Company.

     The Stock Purchase Agreement provides that, of the $19.2 million consideration to be paid by Variety to the Company (approximately $15.3 million after the payment by the Company of estimated closing, transaction and other costs), $1.92 million (the "Escrow Amount") will be placed in escrow pursuant to an escrow agreement to be entered into as of the Effective Time among the Company, Variety and First Union National Bank, N.A. (the "Escrow Agreement"). The Escrow Agreement provides that, during the one-year period following the Effective Time, losses to which Variety or its representatives are entitled to indemnification under the Stock Purchase Agreement will first be paid out of the Escrow Amount. If the aggregate indemnifiable losses of Variety as of the first anniversary of the Effective Time (or claims therefor) are less than the Escrow Amount, the balance of the Escrow Amount will be paid over to the Company. If there are further indemnifiable claims by Variety pursuant to the Stock Purchase Agreement, the Stock Purchase Agreement provides that such claims will be satisfied directly by the Company.

TERMINATION

     The Stock Purchase Agreement may be terminated by either party if it is not approved by the stockholders of the Company and may be terminated prior to the Effective Time, whether before or after the approval by the stockholders of the Company by: (a) mutual written consent of the Company and Variety; (b) either the Company or Variety, if there has been a material breach in any representation or warranty, which breach or failure has not been cured within the time provided by the Stock Purchase Agreement or the other party has failed to comply with its covenants or agreements in the Stock Purchase Agreement; (c) either the Company or Variety, if the Sale has not been effected on or prior to February 16, 1998; (d) either the Company or Variety, if the Board of Directors of the Company determines that a Takeover Proposal, if consummated, would constitute a Superior Company Acquisition Transaction (as defined below); or (e) Variety if the Board of Directors of the Company has modified or withdrawn its recommendation of the Sale or its declaration that the Sale is advisable and fair to and in the interest of the Company and the Company's stockholders.

     For purposes of the Stock Purchase Agreement, a "Superior Company Acquisition Transaction" means the Company or Stores entering into, or announcing that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Stores or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Stores (other than the transactions contemplated by the Stock Purchase Agreement), provided that the value of the consideration to be received by the Company or Stores in the transaction is reasonably determined by the Company's Board of Directors (in the good faith exercise of its fiduciary responsibilities based on the advice of a financial advisor of nationally recognized standing) to be more favorable to the Company's stockholders than the Sale, taking into consideration the termination fee that the Company would be required to pay Variety pursuant to the Stock Purchase Agreement.

FEES AND EXPENSES

     Regardless of whether the Sale is consummated, except as described below, all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, provided that certain filing fees will be divided equally between the Company and Variety. Notwithstanding the foregoing, the Company will be responsible for (i) all fees and expenses associated with the termination of its credit facility; (ii) all investment banking fees and disbursements payable prior to and upon the Sale, including the cost of the fairness opinion; (iii) all compensation, benefits, severance payments and other amounts due R. Edward Anderson, Chairman of the Board, President and chief executive officer of the Company, on or prior to the Effective Time; (iv) all Commission filing fees and expenses relating to the Sale; (v) all costs and expenses arising out of the solicitation and procurement of the approval of the Company's stockholders to the Sale and the Stock Purchase Agreement; and (vi) all costs and expenses arising out of the solicitation and procurement of any required consent of third parties to the consummation of the Sale. The Company estimates that its fees and expenses in connection with the Sale will aggregate approximately $3.9 million, including $2.4 million payable in connection with the termination of its credit facility and $1.0 million payable to Mr. Anderson.

     The Stock Purchase Agreement provides that the Company will reimburse Variety for its actual expenses incurred in connection with the Sale (up to $500,000) if the Stock Purchase Agreement is terminated by (i) Variety as a result of the failure by Rose's to comply with its covenants in the Stock Purchase Agreement or the material breach by Rose's of a representation or warranty or (ii) by either party pursuant to clauses (d) or (e) under "Termination" (as it relates to the Company's actions), or if the Company's stockholders fail to approve the Stock Purchase Agreement. If within 12 months after a termination under circumstances requiring the reimbursement by the Company of Variety's expenses, the Company or Stores closes or enters into an agreement to close a Superior Company Acquisition Transaction, the Company will pay to Variety an additional amount equal to 25% of the excess of the consideration in the Superior Company Acquisition Transaction over the amount of the consideration to be paid by Variety to the Company in connection with the proposed Sale (the "Topping Fee"). Additionally, Variety is entitled to a Topping Fee (but not reimbursement of expenses) if the Stock Purchase Agreement is terminated because the Sale has not been consummated prior to February 16, 1998 (and such failure is not the result of the action or inaction of either party) and, prior to the date of the first anniversary of the Stock Purchase Agreement, the Company or Stores closes or enters into an agreement to close a Superior Company Acquisition Transaction.

FEDERAL INCOME TAX CONSEQUENCES

     The Sale will be a taxable transaction to the Company for federal income tax purposes and the Company expects to realize a loss of approximately $36.9 million. The Company will not be able to deduct that loss because of certain Treasury Regulations applicable to affiliated groups that file consolidated returns. However, the Company intends to make an election under those regulations that will allow it to reattribute approximately $36.9 million of Stores' approximately $79.4 million of NOLs to the Company. The other $42.5 million of Stores' NOLs (which were included in the Company's consolidated NOLs prior to the Sale) will remain with Stores after the Sale. The Company is thus expected to have approximately $36.9 million of NOLs after the Sale.

     The benefit of the Company's NOLs can be reduced or eliminated under
Section 382 of the Internal Revenue Code if the Company undergoes an "ownership change," as defined in Section 382. The Company recently adopted transfer restrictions in its certificate of incorporation (the "Transfer Restrictions") that are intended to prevent an "ownership change." The Company believes that the Transfer Restrictions are enforceable. The Internal Revenue Service (the "IRS") has issued several private letter rulings that indicate that to the extent the Transfer Restrictions are enforceable and enforced by the Company, they will be respected for purposes of applying Section 382. However, private letter rulings cannot be relied upon as legal precedent. There can be no assurance, therefore, that if transfers in violation of the Transfer Restrictions are attempted, the IRS will not assert that such transfers have federal income tax significance. Furthermore, there still remains a risk that certain changes in relationships among stockholders or other events will cause an "ownership change."

NO CHANGES IN THE RIGHTS OF STOCKHOLDERS

     Because the Sale involves the sale of Stores' stock for cash, the stockholders of the Company will retain their equity interests in the Company following the consummation of the Sale. There will not be any differences in the rights of security holders of the Company as a result of the Sale.

NO RIGHTS OF DISSENTING STOCKHOLDERS

     Stockholders of the Company are not entitled to dissenters rights of appraisal under applicable provisions of Delaware law, even if they vote against the Sale.

                              BUSINESS OF VARIETY

     Variety is a private, family-held retail company that owns and operates over 500 retail stores in 13 southeastern states in the United States. Variety's stores do business under the names Maxway, Bargain Town, Super Saver, Super 10, Super Dollar, Value-Mart, Pope's and Allied. Variety operates office and distribution facilities in Raleigh and Fuquay-Varina, North Carolina and in Savannah, Georgia.

     John W. Pope of Raleigh, North Carolina is the Chairman of the Board, President and chief executive officer. James Arthur Pope, also of Raleigh and the son of John Pope, is Executive Vice President, chief financial officer and Treasurer. The Pope family has been in the retail business since 1932, with Variety having been incorporated in 1957. Variety maintains its principal executive offices at 3401 Gresham Lake Road, Raleigh, North Carolina 27615. Variety's telephone number is (919) 876-6000.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 1998 must submit the same in writing so as to be received at the executive office of the Company on or prior to February 14, 1998. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals.

                                              By order of the Board of Directors
                                            G. Templeton Blackburn, II Secretary
                                                               November 10, 1997

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements of the Company give effect to the proposed Sale and to the incorporation of Rose's Holdings, Inc. and the reorganization on August 7, 1997 pursuant to which Stores became a wholly-owned subsidiary of Rose's Holdings, Inc. as though such transactions had occurred as of the date of the unaudited pro forma balance sheet or, with respect to the unaudited pro forma income statements, as of the beginning of the applicable period.

     The unaudited pro forma income statements do not reflect the effects of potential revenues from the investment of the net proceeds to be received from the Company from the Sale. These pro forma financial statements are presented for illustrative purposes only, and therefore, are not necessarily indicative of the operative results and financial position that might have been achieved if the Sale occurred as of an earlier date, nor are they necessarily indicative of the operating results and financial position which may occur in the future.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto incorporated by reference herein.

                     PRO FORMA INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED JANUARY 25, 1997
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                        ADJUSTMENTS
                                                                                     ROSE'S           RESULTING FROM
                                                                                 HOLDINGS, INC.       DISPOSITION OF
                                                                                (HISTORICAL) (1)    ROSE'S STORES, INC.
                                                                                ----------------    -------------------
Revenue:
  Gross sales................................................................       $661,684             $(661,684)
  Leased department sales....................................................         19,800               (19,800)
                                                                                ----------------    -------------------
  Net sales..................................................................        641,884              (641,884)
  Leased department income...................................................          4,647                (4,647)
                                                                                ----------------    -------------------
                                                                                     646,531              (646,531)
                                                                                ----------------    -------------------
Costs and expenses:
  Cost of sales..............................................................        489,450              (489,450)
  Selling, general and administrative........................................        150,143              (149,227)
  Depreciation and amortization..............................................         (2,378)                2,378
  Interest...................................................................          7,946                (7,946)
                                                                                ----------------    -------------------
       Total costs and expenses..............................................        645,161              (644,245)
                                                                                ----------------    -------------------
Earnings (loss) before income taxes and extraordinary items..................          1,370                (2,286)
Income taxes.................................................................             76                   (76)
                                                                                ----------------    -------------------
Earnings (loss) before extraordinary items...................................          1,294                (2,210)

Extraordinary items:
  Loss on early extinguishment of debt.......................................           (914)                  914
                                                                                ----------------    -------------------
Net earnings (loss)..........................................................       $    380             $  (1,296)
                                                                                ----------------    -------------------
                                                                                ----------------    -------------------
Net earnings (loss) per share................................................       $   0.04
                                                                                ----------------
                                                                                ----------------
Weighted average shares......................................................          8,667
                                                                                ----------------
                                                                                ----------------


                                                                                   ROSE'S
                                                                               HOLDINGS, INC.
                                                                                (PRO FORMA)
                                                                               --------------
Revenue:
  Gross sales................................................................      $    0
  Leased department sales....................................................           0
                                                                               --------------
  Net sales..................................................................           0
  Leased department income...................................................           0
                                                                               --------------
                                                                                        0
                                                                               --------------
Costs and expenses:
  Cost of sales..............................................................           0
  Selling, general and administrative........................................         916(2)
  Depreciation and amortization..............................................           0
  Interest...................................................................           0
                                                                               --------------
       Total costs and expenses..............................................         916
                                                                               --------------
Earnings (loss) before income taxes and extraordinary items..................        (916)
Income taxes.................................................................           0
                                                                               --------------
Earnings (loss) before extraordinary items...................................        (916)
Extraordinary items:
  Loss on early extinguishment of debt.......................................           0
                                                                               --------------
Net earnings (loss)..........................................................      $ (916)
                                                                               --------------
                                                                               --------------
Net earnings (loss) per share................................................      $(0.11)
                                                                               --------------
                                                                               --------------
Weighted average shares......................................................       8,667
                                                                               --------------
                                                                               --------------

---------------

(1) Gives effect to the incorporation of Holdings and the reorganization on August 7, 1997 pursuant to which Stores became a wholly-owned subsidiary of Holdings as though such transactions had occurred at the beginning of the period.

(2) Represents the actual costs incurred by Stores for the Board of Directors, directors and officers liability insurance and professional fees. These costs are shown as cost incurred by Holdings for illustrative purposes only and may not necessarily represent the costs that would have been incurred by Holdings if the Sale had occurred at the beginning of the period.

                     PRO FORMA INCOME STATEMENT (UNAUDITED)
                      TWENTY-SIX WEEKS ENDED JULY 26, 1997
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                        ADJUSTMENTS
                                                                                     ROSE'S           RESULTING FROM
                                                                                 HOLDINGS, INC.       DISPOSITION OF
                                                                                (HISTORICAL) (1)    ROSE'S STORES, INC.
                                                                                ----------------    -------------------
Revenue:
  Gross sales................................................................       $294,003             $(294,003)
  Leased department sales....................................................          9,070                (9,070)
                                                                                ----------------    -------------------
  Net sales..................................................................        284,933              (284,933)
  Leased department income...................................................          2,358                (2,358)
                                                                                ----------------    -------------------
                                                                                     287,291              (287,291)
                                                                                ----------------    -------------------
Cost and expenses:
  Cost of sales..............................................................        217,664              (217,664)
  Selling, general and administrative........................................         72,660               (72,205)
  Depreciation and amortization..............................................         (1,012)                1,012
  Interest...................................................................          3,273                (3,273)
                                                                                ----------------    -------------------
     Total costs and expense.................................................        292,585              (292,130)
Earnings (loss) before income taxes..........................................         (5,294)                4,839
Income taxes.................................................................             --                    --
                                                                                ----------------    -------------------
Net earnings (loss)..........................................................       $ (5,294)            $   4,839
                                                                                ----------------    -------------------
                                                                                ----------------    -------------------
Net earnings (loss) per share................................................       $  (0.61)
                                                                                ----------------
                                                                                ----------------
Weighted average shares......................................................          8,667
                                                                                ----------------
                                                                                ----------------


                                                                                   ROSE'S
                                                                               HOLDINGS, INC.
                                                                                (PRO FORMA)
                                                                               --------------
Revenue:
  Gross sales................................................................      $    0
  Leased department sales....................................................           0
                                                                               --------------
  Net sales..................................................................           0
  Leased department income...................................................           0
                                                                               --------------
                                                                                        0
                                                                               --------------
Cost and expenses:
  Cost of sales..............................................................           0
  Selling, general and administrative........................................         455(2)
  Depreciation and amortization..............................................           0
  Interest...................................................................           0
                                                                               --------------
     Total costs and expense.................................................         455
Earnings (loss) before income taxes..........................................        (455)
Income taxes.................................................................           0
                                                                               --------------
Net earnings (loss)..........................................................      $ (455)
                                                                               --------------
                                                                               --------------
Net earnings (loss) per share................................................      $(0.05)
                                                                               --------------
                                                                               --------------
Weighted average shares......................................................       8,667
                                                                               --------------
                                                                               --------------

---------------

(1) Gives effect to the incorporation of Holdings and the reorganization on August 7, 1997 pursuant to which Stores became a wholly-owned subsidiary of Holdings as though such transactions had occurred at the beginning of the period.

(2) Represents the actual costs incurred by Stores for the Board of Directors, directors and officers liability insurance and professional fees. These costs are shown as costs incurred by Holdings for illustrative purposes only and may not necessarily represent the costs that would have been incurred by Holdings if the Sale had occurred at the beginning of the period.

                      PRO FORMA BALANCE SHEET (UNAUDITED)
                                 JULY 26, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                                        ADJUSTMENTS
                                                                                     ROSE'S           RESULTING FROM
                                                                                 HOLDINGS, INC.       DISPOSITION OF
                                                                                (HISTORICAL) (1)    ROSE'S STORES, INC.
                                                                                ----------------    -------------------
Assets
  Current assets
     Cash and cash equivalents...............................................       $    595             $  12,785
     Accounts receivable.....................................................         11,320               (11,320)
     Inventories.............................................................        156,442              (156,442)
     Other current assets....................................................          3,041                (3,041)
                                                                                ----------------    -------------------
       Total current assets..................................................        171,398              (158,018)
                                                                                ----------------    -------------------
Property and equipment, at cost, less accumulated depreciation and
  amortization...............................................................          8,692                (8,692)
Other Assets -- Escrow Fund..................................................              0                 1,920
Other Assets.................................................................            644                  (644)
                                                                                ----------------    -------------------
                                                                                    $180,734             $(165,434)
                                                                                ----------------    -------------------
                                                                                ----------------    -------------------
Liabilities and stockholders' equity
  Current liabilities
     Short-term debt.........................................................       $ 59,408             $ (59,408)
     Bank drafts outstanding.................................................          2,729                (2,729)
     Accounts payable........................................................         29,644               (29,644)
     Accrued salaries and wages..............................................          6,124                (6,124)
     Pre-petition liabilities................................................          1,079                (1,079)
     Other current liabilities...............................................         11,533               (11,533)
                                                                                ----------------    -------------------
       Total current liabilities.............................................        110,517              (110,517)
                                                                                ----------------    -------------------
Excess of net assets over reorganization value, net of amortization..........         20,122               (20,122)
Reserve for income taxes.....................................................         13,033               (13,033)
Deferred income..............................................................             34                   (34)
Other liabilities............................................................          1,382                (1,382)
Stockholders' equity.........................................................         35,646               (20,346)(2)
                                                                                ----------------    -------------------
                                                                                    $180,734             $(165,434)
                                                                                ----------------    -------------------
                                                                                ----------------    -------------------


                                                                                   ROSE'S
                                                                               HOLDINGS, INC.
                                                                                (PRO FORMA)
                                                                               --------------
Assets
  Current assets
     Cash and cash equivalents...............................................     $ 13,380
     Accounts receivable.....................................................            0
     Inventories.............................................................            0
     Other current assets....................................................            0
                                                                               --------------
       Total current assets..................................................       13,380
                                                                               --------------
Property and equipment, at cost, less accumulated depreciation and
  amortization...............................................................            0
Other Assets -- Escrow Fund..................................................        1,920
Other Assets.................................................................            0
                                                                               --------------
                                                                                  $ 15,300
                                                                               --------------
                                                                               --------------
Liabilities and stockholders' equity
  Current liabilities
     Short-term debt.........................................................     $      0
     Bank drafts outstanding.................................................            0
     Accounts payable........................................................            0
     Accrued salaries and wages..............................................            0
     Pre-petition liabilities................................................            0
     Other current liabilities...............................................            0
                                                                               --------------
       Total current liabilities.............................................            0
                                                                               --------------
Excess of net assets over reorganization value, net of amortization..........            0
Reserve for income taxes.....................................................            0
Deferred income..............................................................            0
Other liabilities............................................................            0
Stockholders' equity.........................................................       15,300
                                                                               --------------
                                                                                  $ 15,300
                                                                               --------------
                                                                               --------------

---------------

(1) Gives effect to the incorporation of Holdings and the reorganization on August 7, 1997 pursuant to which Stores become a wholly-owned subsidiary of Holdings as though such transactions had occurred on the balance sheet date.

(2) The estimated loss resulting from the Sale was determined as follows:

Cash proceeds..............................................................................   $ 19,200
Expenses of the Sale.......................................................................     (3,900)
                                                                                              --------
                                                                                                15,300
Investment in Stores.......................................................................    (35,646)
                                                                                              --------
Loss on disposition........................................................................   $(20,346)
                                                                                              --------
                                                                                              --------

                            ANNEX I










                    STOCK PURCHASE AGREEMENT

                  DATED AS OF OCTOBER 24, 1997

                         BY AND BETWEEN

                   VARIETY WHOLESALERS, INC.,

                              AND

                     ROSE'S HOLDINGS, INC.

PAGE

                        TABLE OF CONTENTS

                                                           Page



ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
 THE SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
   Section 1.1   The Sale. . . . . . . . . . . . . . . . . . . .1
   Section 1.2   Payments at Closing . . . . . . . . . . . . . .1
   Section 1.3   Closing Date Deliveries . . . . . . . . . . . .2
ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . .2
 REPRESENTATIONS AND WARRANTS OF VARIETY . . . . . . . . . . . .2
   Section 2.1   Organization, Standing and Power. . . . . . . .3
   Section 2.2   Authority . . . . . . . . . . . . . . . . . . .3
   Section 2.3   Consents and Approvals; No Violation. . . . . .3
   Section 2.4   Actions and Proceedings . . . . . . . . . . . .4
   Section 2.5   Brokers . . . . . . . . . . . . . . . . . . . .4
   Section 2.6   Proxy Statement . . . . . . . . . . . . . . . .4
   Section 2.7   Financing . . . . . . . . . . . . . . . . . . .4
   Section 2.8   Federal Consolidated Tax Returns. . . . . . . .4
ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . .5
 REPRESENTATIONS AND WARRANTIES OF ROSE'S. . . . . . . . . . . .5
   Section 3.1   Organization, Standing and Power. . . . . . . .5
   Section 3.2   Capital Structure . . . . . . . . . . . . . . .5
   Section 3.3   Authority . . . . . . . . . . . . . . . . . . .6
   Section 3.5   SEC Documents and Other Reports . . . . . . . .7
   Section 3.6   Absence of Certain Changes or Events. . . . . .8
   Section 3.7   Permits, Agreements and Compliance. . . . . . .9
   Section 3.8   Tax Matters . . . . . . . . . . . . . . . . . 11
   Section 3.9   Actions and Proceedings . . . . . . . . . . . 11
   Section 3.10  Certain Agreements. . . . . . . . . . . . . . 11
   Section 3.11  ERISA . . . . . . . . . . . . . . . . . . . . 12
   Section 3.12  Compliance with Environmental Laws. . . . . . 13
   Section 3.13  Liabilities . . . . . . . . . . . . . . . . . 14
   Section 3.14  Labor Matters . . . . . . . . . . . . . . . . 14
   Section 3.15  Intellectual Property . . . . . . . . . . . . 14
   Section 3.16  Required Vote of Rose's Stockholders. . . . . 14
   Section 3.17  Brokers . . . . . . . . . . . . . . . . . . . 14
   Section 3.18  Purchase Orders . . . . . . . . . . . . . . . 14
   Section 3.19  Good Title to Assets. . . . . . . . . . . . . 15
   Section 3.20  Books and Records . . . . . . . . . . . . . . 15
   Section 3.21  Powers of Attorney. . . . . . . . . . . . . . 15
   Section 3.22  Restrictions on Business Activities . . . . . 15
   Section 3.23  Condition of Properties . . . . . . . . . . . 15
   Section 3.24  Inventory . . . . . . . . . . . . . . . . . . 15
   Section 3.25  Bankruptcy. . . . . . . . . . . . . . . . . . 16
   Section 3.26  Disclosure. . . . . . . . . . . . . . . . . . 17
ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . 17
   Section 4.1   Conduct of Business Pending the Sale. . . . . 17
   Section 4.2   No Solicitation . . . . . . . . . . . . . . . 20
ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . 20
   Section 5.1   Stockholder Meetings; Proxy Statement . . . . 21
   Section 5.2   Access to Information; Confidentiality. . . . 21
   Section 5.3   Fees and Expenses . . . . . . . . . . . . . . 22
   Section 5.4   Reasonable Best Efforts . . . . . . . . . . . 24
   Section 5.5   Public Announcements. . . . . . . . . . . . . 25
   Section 5.6   Notification of Certain Matters . . . . . . . 25
   Section 5.7   Election Pursuant to Treasury Regulation
                 Section 1.1502-20(g)(1) . . . . . . . . . . . 26
   Section 5.8   Amended Tax Returns . . . . . . . . . . . . . 26
   Section 5.9   Tax Refunds . . . . . . . . . . . . . . . . . 26
   Section 5.10  Termination of Employment Agreement . . . . . 26
ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 CONDITIONS PRECEDENT TO THE SALE. . . . . . . . . . . . . . . 27
   Section 6.1   Conditions to Each Party's Obligation to
                 Consummate the Sale . . . . . . . . . . . . . 27
   Section 6.2   Conditions to Obligation of Rose's to
                 Consummate the Sale . . . . . . . . . . . . . 27
   Section 6.3   Conditions to Obligations of Variety to
                 Consummate the Sale . . . . . . . . . . . . . 28
ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . 29
 TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . 29
   Section 7.1   Termination . . . . . . . . . . . . . . . . . 29
   Section 7.2   Effect of Termination . . . . . . . . . . . . 31
   Section 7.3   Liquidated Damages. . . . . . . . . . . . . . 31
ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . 32
 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 32
   Section 8.1   Indemnification of Variety. . . . . . . . . . 32
   Section 8.2   Indemnification of Rose's . . . . . . . . . . 33
   Section 8.3   Remedies. . . . . . . . . . . . . . . . . . . 34
ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . 35
   Section 9.1   Survival of Representations and Warranties. . 35
   Section 9.2   Notices . . . . . . . . . . . . . . . . . . . 35
   Section 9.3   Interpretation. . . . . . . . . . . . . . . . 36
   Section 9.4   Counterparts. . . . . . . . . . . . . . . . . 36
   Section 9.5   Entire Agreement;No Third-Party Beneficiaries.36
   Section 9.6   Governing Law . . . . . . . . . . . . . . . . 36
   Section 9.7   Assignment. . . . . . . . . . . . . . . . . . 37

   Section 9.8   Severability. . . . . . . . . . . . . . . . . 37
   Section 9.9   Enforcement of this Agreement . . . . . . . . 37
   Section 9.10  Further Assurances. . . . . . . . . . . . . . 37

Exhibit A  Escrow Agreement
Exhibit B  Confidentiality Agreement
Exhibit C  Form of Legal Opinion (Wyrick Robbins Yates & Ponton LLP)
Exhibit D  Form of Legal Opinion (Proskauer Rose LLP)
Exhibit E  Form of Legal Opinion (G. Templeton Blackburn, II, Vice President and
           General Counsel of Rose's)
Exhibit F  Form of Officer and Director Release
PAGE

                    STOCK PURCHASE AGREEMENT



     STOCK PURCHASE AGREEMENT, dated as of October 24, 1997 (this
"Agreement"), by and between VARIETY WHOLESALERS, INC., a North Carolina corporation ("Variety"), and ROSE'S HOLDINGS, INC., a Delaware corporation ("Rose's").

                            RECITALS

     A. The respective Boards of Directors of Variety and Rose's have approved and declared advisable the sale by Rose's to Variety of all of the outstanding capital stock of Rose's Stores, Inc. ("Stores"), a Delaware corporation and wholly-owned subsidiary of Rose's (the "Sale"); and

     B. Rose's Board of Directors has determined that the Sale is in the best interests of its stockholders (the "Rose's Stockholders").

                           AGREEMENTS

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:


                           ARTICLE I

                            THE SALE

     Section 1.1 The Sale. Upon the terms and subject to the conditions here-of, at the closing of the transactions contemplated by this Agreement (the "Closing") on a date mutually agreed to by Rose's and Variety, which date shall be as soon as reasonably practicable following the receipt of all approvals necessary for the consummation of the Sale and the satisfaction of all other conditions to Closing set forth in Article VI hereof (the "Closing Date"), Rose's shall sell and Variety shall purchase all of the issued and outstanding shares of capital stock of Stores (the "Stock") for the total purchase price of Nineteen Million Two Hundred Thousand Dollars ($19,200,000) (the "Purchase Price").

     Section 1.2 Payments at Closing. At the Closing, Variety will pay Rose's the Purchase Price for the Stock as follows:

          (i) Seventeen Million Two Hundred Eighty Thousand Dollars ($17,280,000) of the Purchase Price shall be paid to Rose's by wire transfer of immediately available funds; and

          (ii) One Million Nine Hundred Twenty Thousand Dollars ($1,920,000) of the Purchase Price (the "Escrow Indemnity Amount") shall be deposited by Variety with First Union National Bank, N.A. (the "Escrow Agent"), to be disbursed pur-suant to the terms of an Escrow Agreement substantially in the form of Exhibit A attached hereto and made a part hereof. The Escrow

Indemnity Amount shall be available to satisfy the indemnity obligations of Rose's set forth in Article VIII hereof.

     Additionally, Variety shall cause to be refinanced or otherwise paid at the Closing all outstanding principal and accrued but unpaid interest that is not past due and the related outstanding letters of credit, together with the current, monthly (i) unused line fee, (ii) letter of credit fee and (iii) agency fee, as to which no waiver or forbearance has been obtained (collectively, the "Variety Foothill Payment"), under the Loan and Security Agreement, dated as of May 21, 1996, as amended, among Stores, the financial institutions named therein and Foothill Capital, Inc. and PPM Finance, Inc., as Co-agents (the "Foothill Capital Credit Facility").

     Section 1.3    Closing Date Deliveries.

          (a) At the Closing on the Closing Date, Rose's shall deliver, or cause to be delivered, to Variety (i) properly executed stock certificates representing all of the Stock accompanied by stock powers duly endorsed to Variety in blank, in each case in proper form for transfer, and with stock transfer, and any other required documentary stamps, affixed thereto; (ii) the resignation of all members of the Board of Directors of Stores; (iii) the stock books, stock ledgers, minute books, corporate seals and all other corporate records of Stores; and (iv) such certificates, instruments and documents required to be delivered by Rose's pursuant to Article VI.

          (b) At the Closing on the Closing Date, Variety shall deliver or cause to be delivered, in addition to the payments described in Section 1.2, such certificates, instruments and documents required to be delivered by Variety pursuant to Article VI.


                           ARTICLE II

            REPRESENTATIONS AND WARRANTS OF VARIETY

     Variety represents and warrants to Rose's as follows:

     Section 2.1 Organization, Standing and Power. Variety is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has the requisite corporate power and authority to carry on its business as now being conducted. Variety is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Variety. The terms "Material Adverse Effect" and "Material Adverse Change" as used in this Agreement with respect to an entity or entities mean any effect or change that is materially adverse to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of such entity or entities.

     Section 2.2 Authority. Variety has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Variety and the consummation by Variety of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Variety. This Agreement has been duly executed and delivered by Variety and (assuming the valid authorization, execution and delivery of this Agreement by Rose's) constitutes the valid and binding obligation of Variety enforceable against Variety in accordance with its terms, subject only to bank-ruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

     Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained, and all filings and obligations described in this
Section 2.3 have been made or fulfilled, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Variety under, any provision of (i) the Articles of Incorporation or by-laws of Variety, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Variety, (iii) any statute, law, ordinance, rule or regulation applicable to Variety or any of its respective properties or assets, or (iv) any order, decree, writ, injunction or judgment applicable to Variety or any of its respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Variety, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authoriza-tion, consent or approval of, any domestic (federal, state and local) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or on behalf of Variety in connection with the execution and delivery of this Agreement by Variety or, with respect to Variety, is necessary for the transactions contemplated by this Agreement, except for in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the trans-actions contemplated by this Agreement.

     Section 2.4 Actions and Proceedings. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Variety, threatened against or affecting Variety or any of its present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its properties, assets or business relating to the transactions contemplated by this Agreement. "Knowledge of Variety" means those facts that are actually known by the Executive Vice President and Chief Financial Officer of Variety.

     Section 2.5 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connec-tion with the transactions contemplated by this Agreement based upon arrange-ments made by or on behalf of Variety.

     Section 2.6 Proxy Statement. None of the information relating to Variety or any of its affiliates supplied by Variety specifically for inclusion in the Proxy Statement (as defined below) will, at the time the Proxy Statement is mailed, or at the time of the Rose's Stockholders Meeting (as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The letter to stockholders, notice of meeting, proxy statement and form of proxy (and any amendment or supplement thereto) to be distributed to Rose's Stockholders in connection with the Rose's Stockholders Meeting described in Section 5.1, and any schedules and exhibits distributed or required to be filed with the Securities and Exchange Commission (the "SEC") in connection therewith, are collectively referred to herein as the "Proxy State-ment."

     Section 2.7 Financing. Variety has sufficient working capital or avail-able resources to enable Variety to satisfy its obligation to pay the Purchase Price at the Closing, to pay related fees and expenses incurred by Variety in connection with the Sale and the other transactions contemplated hereby and otherwise to satisfy its obligations hereunder.

     Section 2.8 Federal Consolidated Tax Returns. Variety is the parent corporation of an affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), that files a U.S. con-solidated federal income tax return. The employer tax identification number of
 Variety is 56-0653322.


                          ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ROSE'S

     Rose's represents and warrants to Variety as follows:

     Section 3.1 Organization, Standing and Power. Each of Rose's and Stores is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and author-ity to carry on its business as now being conducted. Stores is duly qualified to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Stores. The reorganization contemplated by the Agreement and Plan of Merger dated August 6, 1997 among Rose's, Rose's Transitory, Inc. and Stores (the "Rose's Reorganization") was consummated in compliance in all material respects with applicable law, and all required consents and approvals of Governmental Entities, lenders, lessors, other third parties, the Rose's Stockholders, the stockholders of Rose's, Rose's Transitory, Inc. and Stores, if required, and the respective Boards of Directors of Rose's, Rose's Transitory, Inc. and Stores were duly obtained. The former stockholders of

Stores became entitled to receive common stock of Rose's as a result of the Reorganization and such former stockholders of Stores, as such, have no current claims or rights to any interest in or property of Stores including, without limitation, the capital stock of Stores.

     Section 3.2 Capital Structure. The authorized capital stock of Stores consists of 500 shares of Common Stock, no par value ("Stores Common Stock"), and 500 shares of Preferred Stock, no par value ("Stores Preferred Stock"). One hundred shares of Stores Common Stock are issued and outstanding, and no shares of Stores Preferred Stock are outstanding. Except for the Sale contemplated by this Agreement, there are no options, warrants, calls, rights or agreements to which Rose's or Stores is a party or by which either of them is bound obligating Rose's or Stores to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Stores or obligating Rose's or Stores to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of Stores Common Stock is duly authorized, validly issued, fully paid and nonassessable and, except that all of the issued and outstanding shares of Stores Common Stock are pledged as security under the Foothill Capital Credit Facility, each such share is owned by Rose's free and clear of all security interests, liens, claims and other defects in title, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Rose's does not own capital stock or other equity or debt interests in any corporation, partnership or other entity other than Stores.

     Section 3.3 Authority. The Board of Directors of Rose's has (a) de-clared the Sale advisable, fair to and in the best interest of Rose's and Rose's Stockholders (subject to the satisfaction of the conditions to Closing contained herein, including receipt by Rose's of the fairness opinion of its investment banker), (b) approved this Agreement in accordance with the Delaware General Corporation Law, (c) resolved to recommend the approval of this Agreement and the authorization of the Sale by Rose's Stockholders and (d) directed that this Agreement and the authorization of the Sale be submitted to Rose's Stockholders for approval. Rose's has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the Rose's Stockholders of this Agreement and the authorization of the Sale, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rose's and the consummation by Rose's of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rose's, subject to approval of this Agreement and authorization of the Sale by Rose's Stockholders. This Agreement has been duly executed and delivered by Rose's and (assuming the valid authorization, execution and delivery of this Agreement by Variety) constitutes the valid and binding obligation of Rose's enforceable against Rose's in accordance with its terms, subject to the approval of this Agreement and the authorization of the Sale by Rose's Stockholders and subject to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

     Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 or on Schedule 3.4 have been obtained, the conditions set forth in Sections 6.1(a), 6.2(d) and 6.3(h) are satisfied and all filings and obligations de-scribed in this Section 3.4 have been made or fulfilled, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice of lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Rose's or Stores under, any provision of (i) the Certificate of Incorporation or by-laws of Rose's or Stores, (ii) any loan or credit agreement, note, bond, mort-gage, indenture, lease or other agreement, instrument, permit, concession, fran-chise or license applicable to Rose's or Stores, (iii) any statute, law, ordinance, rule or regulation applicable to Rose's or Stores or any of their respective properties or assets, or (iv) any order, decree, writ, injunction or judgment applicable to Rose's or Stores or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's or Stores, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Rose's or Stores in connection with the execution and delivery of this Agreement by Rose's or is necessary for the consummation of the Sale and the other trans-actions contemplated by this Agreement, except for (x) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act of 1933
(the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), (y) applicable requirements of the NASDAQ Stock Market ("NASDAQ"), and (z) such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Rose's or Stores or pre-vent the consummation of the transactions contemplated hereby.

     Section 3.5    SEC Documents and Other Reports.

          (a) SEC Documents. Rose's, and Stores as its predecessor, have filed all required documents with the SEC since January 25, 1997 (the "Rose's SEC Documents"). As of their respective dates, Rose's SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the regulations promulgated thereunder, and, at the respective times they were filed, none of Rose's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Other Reports. Rose's has furnished to Variety unaudited consol-idated balance sheets, and related unaudited statements of income and retained earnings and cash flows for each month and year-to-date period subsequent to the last month and period most recently reflected in Rose's SEC Documents and un-audited unconsolidated balance sheets and related unaudited statements of income and retained earnings and cash flows for Stores in respect of its current fiscal year (the "Period Reports").

          (c) Compliance, Presentation and Absence of Changes in Preparation. The consolidated financial statements (including, in each case, any notes there-to) of Rose's, and Stores as its predecessor, included in Rose's Annual Report (as defined below), Rose's SEC Documents and in the Period Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited consolidated statements contained in Rose's SEC Documents with respect to the absence of footnotes or as permitted by the Securities Act or the Exchange Act, and in the case of the unaudited unconsolidated statements in the Period Reports with respect to the absence of footnotes and the classifica-tion of certain items) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present-ed in all material respects the consolidated financial position of Rose's and Stores as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjust-ments and to any other adjustments described therein). The unconsolidated financial statements (including in each case, any notes thereto) of Stores for its current fiscal year included within the Period Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except for the absence of footnotes and with respect to the classification of certain items) and fairly presented in all material respects the financial position of Stores as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited state-ments, to normal year-end audit adjustments and to any other adjustments de-scribed therein). Except as disclosed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, Rose's has not, since January 25, 1997, made any change in the accounting practices or policies applied in the preparation of financial statements. As used herein, the term "Rose's Annual Report" refers to Rose's Annual Report on Form 10-K for the year ended January 25, 1997. As to Rose's SEC Documents, Audited Financial State-ments (as defined herein), Period Reports, Management Correspondence (as defined herein) and financial statements which have been or are to be filed with the SEC, prepared by Rose's, or delivered to Variety by Rose's, all representations and warranties of Rose's in this Agreement relating to such as have been filed, prepared or delivered prior to the date hereof (i.e., as to periods already ended) are hereby made by Rose's as to all such SEC Documents to be filed on or after the date hereof (i.e., as to periods subsequent to the periods reflected in the documents already filed, prepared or delivered) as of the date such documents are filed, prepared or delivered in the future.

          (d) Management Correspondence. Rose's has furnished to Variety true and complete copies of the letters of KPMG Peat Marwick, LLP ("Rose's Auditors") to the management of Rose's, and Stores as its predecessor, relating to the audited financial statements certified by Rose's Auditors contained in Rose's SEC Documents for the fiscal years ended January 28, 1995, January 29, 1996 and January 25, 1997 (the "Audited Financial Statements") and Rose's written responses thereto (collectively, the "Management Correspondence").

     Section 3.6 Absence of Certain Changes or Events. Except as disclosed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or on Schedule 3.6, since January 25, 1997, (A) neither Rose's nor Stores has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has had or would reason-ably be foreseen to result in a Material Adverse Effect on Stores, excluding any changes and effects resulting from changes in economic, regulatory or poli-tical conditions or changes in conditions generally applicable to the industries in which Stores is involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, (B) Stores has not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or would reasonably be foreseen to have a Material Adverse Effect on Stores; (C) other than any indebtedness incurred by Stores after the date hereof as permit-ted by Section 4.1(a)(xi), there has been no material change in the indebtedness of Stores, and no dividend or distribution of any kind declared, paid or made by Stores on any class of its stock; and (D) there has been no event having a Material Adverse Effect on Stores, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Stores is involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

     Section 3.7 Permits, Agreements and Compliance. Stores is in possession of all franchises, grants, authorizations, licenses, permits, easements, vari-ances, exceptions, consents, certificates, approvals and orders of any Govern-mental Entity necessary for Stores to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Stores Permits"), except where the failure to have any of the Stores Permits would not, indivi-dually or in the aggregate, have a Material Adverse Effect on Stores, and, as of the date of this Agreement, no suspension or cancellation of any of the Stores Permits is pending or, to the Knowledge of Rose's (as defined herein), threaten-ed, except where the suspension or cancellation of any of the Stores Permits would not, individually or in the aggregate, have a Material Adverse Effect on Stores. Stores is not in violation of its charter, by-laws or other organi-zational documents, and neither Rose's nor Stores is in violation of (A) any applicable law, ordinance, administrative or governmental rule or regulation including, without limitation, those relating to (i) consumer credit and (ii) wages, hours, Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Family Medical Leave Act, collective bargaining, discrimination, civil rights, sexual harassment, safety and health, workers' compensation, employment security and the collection and payment of withholding and/or social security taxes and any similar tax or (B) any order, decree, writ, injunction or judgment of any Governmental Entity having jurisdiction over Stores, except, in the case of clause (A), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Stores. Except as filed as an exhibit to Rose's SEC Documents filed with the SEC prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of Stores that is required to be filed as an exhibit to the Rose's SEC Documents which is not so filed. Except as set forth in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or on Schedule 3.7, and assuming the conditions set forth in Sections 6.2(d) and 6.3(h) are satisfied, no event of default or event that, but for the giving of notice or the lapse of time or both would constitute an event of default exists or, upon the consummation by Rose's of the transactions contemplated by this Agreement, will exist under any inden-ture, mortgage, loan agreement, note or other agreement or instrument for bor-rowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Rose's or Stores is a party or by which Rose's or Stores is bound or to which any of the properties, assets or operations of Rose's or Stores is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Stores. Set forth on Schedule 3.7 to this Agreement is a description of the following items to which Stores is a party or by which Stores is bound or to which any of the properties, assets or operations of Stores is subject and all amendments thereto:

               (i) all real property leases (oral or written) by street ad-dress, city or township, county and state;

               (ii) all other leases (oral or written) except for those which
(x) may be cancelled by Stores without penalty on 30 days' or less notice or
(y) provide for annual lease payments by Stores of less than $12,000 (the leases included in clauses (i) and (ii) are collectively referred to herein as the "Leases");

               (iii) all contracts, agreements and instruments (oral or written) including, but not limited to, security agreements and evidences of indebtedness (the "Contracts") except for those which (x) may be cancelled by Stores without penalty on 30 days' or less notice or (y) provide for annual payments by Stores of less than $12,000;

               (iv) to the Knowledge of Rose's, all licenses;

               (v)  all powers of attorney;

               (vi) all other commitments (oral or written), other than any commitments made by or on behalf of Rose's or Stores in the ordinary course of business consistent with past practice and commitments relating to the closing of the Nine Stores (as defined herein); and

               (vii) all life, fire, casualty, liability, products liabili-ty, directors' and officers' liability insurance and all other insurance cover-ages maintained by or on behalf of Stores or relating to the operation of Stores.

     Set forth on Schedule 3.7 to this Agreement is a description of any mate-rial changes to the amount or terms of the indebtedness for borrowed money of Stores as described in Rose's Annual Report.

     Rose's has delivered or made available to Variety copies of all Leases and Contracts, which copies are true and complete in all material respects. Assum-ing the Leases and Contracts are legally binding and enforceable by and against the other parties thereto, the Leases and Contracts are in full force and effect and are legally binding and enforceable by and against Stores, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the rights of creditors generally and by general principles which may limit the right to obtain equitable remedies. To the Knowledge of Rose's and except as set forth on Schedule 3.7: (i) no default of any landlord or lessor under any of such Leases after applicable grace periods, if any, exists or is alleged to exist nor does any event exist which with the passing of time or giving of notice, or both, constitute an event of default by Stores or any landlord or lessor under any Lease; (ii) Stores has not received any written notices alleging a default by Stores under the Leases, which default has not been remedied; and (iii) no waiver, indulgence or postponement of Rose's obligations under any such Leases has been granted by any landlord or lessor. There are no leasing commissions that are payable whether or not yet due by Stores in connection with any Leases. For purposes of this Agreement, "Know-ledge of Rose's" means those facts that are actually known by the Chief Execu-tive Officer, the Chief Financial

Officer, the Vice President of Stores Operations, the Vice President of Manage-ment Information Systems, the Vice President of Merchandising and the Vice Pres-ident, General Counsel of Rose's and Stores.

     Section 3.8 Tax Matters. (a) Each of Rose's and Stores has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggre-gate, have a Material Adverse Effect on Rose's or Stores or as set forth on
Schedule 3.8. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax. Stores is not a party to or bound by, and has no obligation under, any Tax allocation, sharing or similar agreement (except for the election described in Section 5.7).

          (b) The Reorganization qualified as a tax-free transaction under Sec-tion 351 of the Code, as well as a tax-free reorganization consummated in ac-cordance with Section 368(a)(2)(E) or Section (a)(1)(B) of the Code.

     Section 3.9 Actions and Proceedings. Except as set forth in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or on Schedule 3.9, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Stores, or against or involving any of its present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its properties, assets or business or any Rose's Plan (as defined herein). Except as set forth in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or on Schedule 3.9, to the Knowledge of Rose's, there are no actions, labor disputes, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or threatened against or involving Stores or any of its present or former direct-ors, officers, employees, consultants, agents or stockholders, as such, or any of its properties, assets or business or any Rose's Plan.

     Section 3.10 Certain Agreements. Except as set forth on Schedule 3.10, Stores is not a party to, or bound by, any oral or written benefits agreement or plan, including any stock option plan, stock or capital appreciation rights plan, phantom stock plan, restricted stock plan or stock purchase plan (other than pursuant to Rose's employee stock option plans), any of the benefits of which will be increased, or the vesting of the benefits of which will be accel-erated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Stores is not a party to, or bound by, any termination benefits agreement or severance agreement or employ-ment agreement, one trigger of which would be the consummation of the transac-tions contemplated by this Agreement, except as set forth on Schedule 3.10.

     Section 3.11   ERISA.

          (a) With respect to each Rose's Plan, Rose's has made (or as soon as practicable will make) available to Variety a true and correct copy (to the ex-tent applicable) of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Rose's Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Rose's Plan, (iv) the most recent summary plan description of each Rose's Plan for which a summary plan description is required and (v) the most recent deter-mination letter, if any, issued by the IRS with respect with any Rose's Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on Stores or except as set forth on Schedule 3.11(a), each Rose's Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable states and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) neither Rose's nor any of its ERISA Affiliates (as defined herein) is or, within the past six years has been, a contributing employer to a Rose's Multiemployer Plan (as defined herein), (ii) no Rose's Plan is, or has ever been, subject to Title IV of ERISA, and (iii) Rose's and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. All Rose's Plans have been funded in accordance with applicable minimum funding standards and there are no unfunded accrued liabilities under any Rose's Plans. Except as set forth on Schedule 3.11(a), neither Rose's nor Stores nor any plan fiduciary has engaged in any "prohibited transaction," as defined in Section 406 of ERISA or the Code with respect to any Rose's Plans.

          (b) With respect to Rose's Plans, except as set forth on Schedule 3.11(b) no event has occurred in connection with which Rose's or any of its ERISA Affiliates would be subject to any liability under the terms of such Rose's Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Stores. All Rose's Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application (under Revenue Procedure 93-39 or any subsequent Revenue Procedure with respect to ruling and determination letters) for such determination is now pending, and to the Knowledge of Rose's, no event has occurred and no fact exists that would adversely affect such determination. Except as set forth on Schedule 3.11(b) or as disclosed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement, neither Rose's nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in Rose's Annual Report. As used herein, (i) "Rose's Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Rose's Multiemployer Plan)) or a "welfare plan"
(as defined in Section 3(1) of ERISA) established or maintained by Rose's or any of its ERISA Affiliates or as to which Rose's or any of its ERISA Affiliates has contributed or otherwise could reasonably be expected to have any liability,
(ii) "Rose's Multiemployer Plan" means a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) to which Rose's or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and
(iii) "ERISA Affiliate" means any trade or business (whether or not incorpo-rated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (c) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock or capital ap-preciation rights, stock bonus, stock purchase, restricted stock, phantom stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, direc-tors, former employees or former directors of Rose's and Stores (the "Compensa-tion and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been provided or made avail-able to Variety prior to the date hereof. Rose's has no current plans to modify or terminate any of the Compensation and Benefit Plans, except as set forth on
Schedule 3.11(c); the effect of any such modification or termination is also set forth on Schedule 3.11(c).

     Section 3.12   Compliance with Environmental Laws.  Except as set forth on
Schedule 3.12, to the Knowledge of Rose's (a) the properties, assets and opera-tions of Stores are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and/or the protection and clean-up of the environment and activities or conditions relating thereto, including, without limitation, those relating to the generation, handling, dis-posal, transportation or release of hazardous materials (collectively, "Environ-mental Laws"), (b) neither Rose's nor Stores is a party to any litigation or administrative proceeding and there is no litigation or administrative proceed-ing threatened against Rose's or Stores which either asserts or alleges that Rose's or Stores violated any Environmental Laws, or asserts or alleges that Rose's or Stores is required to clean up, remove or take remedial or other response action under the Environmental Laws, or asserts or alleges that Rose's or Stores is required to pay all or a portion of the cost of any such action,
(c) there are not now, nor have there previously been, tanks or other facilities on, under, or at stores owned, leased, used or occupied by Rose's or Stores which contain materials which, if known to be present in soils or groundwater, would require action under Environmental Laws, (d) with respect to such proper-ties, assets and operations including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Rose's or Stores that interfere with or prevent compliance or continued compliance, in all material respects, with applicable Environmental Laws and (e) neither Rose's nor Stores is subject to any judgment, order or citation related to or arising out of any Environmental Laws. To the Knowledge of Rose's, neither Rose's nor Stores has been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws.

     Section 3.13 Liabilities. Except as fully reflected or reserved against in the financial statements included in Rose's Annual Report, Rose's most recent SEC Document filed with the SEC prior to the date of this Agreement or in the most recent Period Report for the period ended September 27, 1997, or disclosed in the footnotes thereto, and except as set forth on Schedule 3.13, Rose's and Stores had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, liquidated or unliquidated, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Stores, and had no liabilities (including, without limitation, Tax liabilities) that were not incurred in the ordinary course of business.

     Section 3.14 Labor Matters. Neither Rose's nor Stores is a party to any collective bargaining agreement or labor contract, except as set forth on Sched-ule 3.14. Neither Rose's nor Stores has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primar-ily for Rose's or Stores (the "Stores Business Personnel"), and there is no unfair labor practice complaint or grievance against Rose's or Stores by the National Labor Relations Board or any comparable state agency pending or threat-ened in writing with respect to Stores Business Personnel. Except as set forth on Schedule 3.14, there is no labor strike, or organized dispute, slowdown or stoppage, pending or, to the Knowledge of Rose's, threatened against or affect-ing Rose's or Stores which may interfere with the business activities of Stores.

     Section 3.15 Intellectual Property. Stores has all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary to conduct the business of Stores as presently conducted, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Stores. To the Knowledge of Rose's, Stores has not infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Stores.

     Section 3.16 Required Vote of Rose's Stockholders. Other than the af-firmative vote of the holders of a majority of the outstanding shares of common stock, no par value, of Rose's ("Rose's Common Stock"), no vote of the Rose's Stockholders is required by law, the Certificate of Incorporation or Bylaws of Rose's or otherwise for Rose's to consummate the Sale and the transactions contemplated hereby.

     Section 3.17 Brokers. No broker, investment banker or other person, other than Winton Associates, Inc., the fees and expenses of which will be paid by Rose's, is entitled to any broker's, finder's or other similar fee or commis-sion in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rose's.

     Section 3.18 Purchase Orders. Stores has delivered to Variety a true and correct copy of Stores' merchandising plan prepared in June 1997, as updated through September 1997 (the "Merchandising Plan"). All purchase orders out-standing as of the date hereof have been entered into by Stores in the ordinary course of its business consistent in all material respects with the Merchandis-ing Plan.

     Section 3.19 Good Title to Assets. Stores has good and indefeasible title, and in the case of real property insurable title, to all material pro-perties (real, personal and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the balance sheet of Stores included in the latest Period Report delivered to Variety prior to the date hereof, other than those disposed of after the date of such balance sheet in the ordinary course of business consist-ent with past practice and other than the nine stores planned to be closed as listed on Schedule 3.19 (the "Nine Stores"), free and clear of all liens, claims and other encumbrances, except (i) as dis-closed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or Period Reports for the period ended September 27, 1997, (ii) liens for Taxes not yet due and payable, (iii) as disclosed on Schedule 3.19, and (iv) for such defects in title, liens, claims and other encumbrances as would not have a Material Adverse Effect on Stores.

     Section 3.20 Books and Records. Except as set forth on Schedule 3.20, Stores does not have any of its respective records, systems, controls, data or information, the only copy or version of which is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computer-ized or not), which (including all means of access thereto and therefrom) is not under the exclusive ownership and direct control of Stores (and which will be transferred to Variety at Closing), except for such items transferred to profes-sionals or agents used by Stores.

     Section 3.21 Powers of Attorney. Except as set forth on Schedule 3.21, neither Rose's nor Stores has granted any power of attorney (revocable or ir-revocable) to any person, firm or corporation for any purpose whatsoever.

     Section 3.22   Restrictions on Business Activities.  Except as set forth on
Schedule 3.22, there is no (a) judgment, injunction, order or decree binding upon Stores or any of its assets or operations which has the effect of prohibit-ing or materially restricting any current business practice of Stores or future business practice of Stores as currently proposed to be conducted by Stores, any acquisition of property by Stores or the conduct of business by Stores as cur-rently conducted by Stores, (b) agreement preventing or restricting Stores from competing with a third party or soliciting the employment of a third party's employees, or (c) exclusive purchasing or leasing arrangement or agreement with vendors for goods or services.

     Section 3.23 Condition of Properties. The properties owned, leased or used by Stores are (i) in the case of tangible properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used and (iii) adequate and sufficient for the normal operation of Stores' business, as presently conducted, except to the extent that would not, individ-ually or in the aggregate, have a Material Adverse Effect on Stores.

     Section 3.24 Inventory. The inventory of Stores has been purchased in the ordinary course of business, is adequate for the normal operation of Stores' business consistent with past practice and does not include unsaleable, shop-worn, spoiled or damaged merchandise in excess of that which is customary and ordinary for the business in which Stores is engaged, except to the extent that would not, individually or in the aggregate, have a Material Adverse Effect on Stores.

     Section 3.25 Bankruptcy. (a) By order of the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court") dated July 9, 1997, Stores' Modified and Restated First Amended Joint Plan of Reorgan-ization (the "Modified Plan"), which Plan was approved by the Bankruptcy Court by order dated April 24, 1995, was found to have been substantially consummated as provided in 11 U.S.C. 1101(2) and Stores' bankruptcy case was closed, subject to the Bankruptcy Court's continuing jurisdiction over the following three (3) pending adversary proceedings: 95-00048-AP, 95-00062-5-AP and 95-00047-5-AP (collectively, the "Adversary Proceedings").

          (b) To the Knowledge of Rose's, all administrative expense claims were filed and determined within Stores' bankruptcy proceeding. All allowed administrative claims therein have been paid in full, including but not limited to professional fees and retiree claims arising on or prior to April 28, 1995 (i.e., the "Effective Date"), and there are presently no remaining outstanding administrative claims against Stores of any type or in any amount.

          (c) To the Knowledge of Rose's, all GE Obligations, as defined in the Modified Plan, have been satisfied in full, and all liens and security interests in favor of General Electric Capital Corporation pursuant to the Modified Plan and/or otherwise in connection with Stores' bankruptcy proceeding have been re-leased and/or terminated in their entirety.

          (d) To the Knowledge of Rose's, all Class 2B Claims, as defined in the Modified Plan, have been satisfied in full, and all liens and security interests in favor of the Pre-Petition Lenders, as defined in the Modified Plan, pursuant to the Modified Plan and/or otherwise in connection with Stores' bankruptcy proceeding have been released and/or terminated in their entirety.

          (e) To the Knowledge of Rose's, all priority claims were determined within Stores' bankruptcy proceeding. All allowed priority claims therein have been paid in full, except as set forth on Schedule 3.25, and there are no re-maining outstanding priority claims against Stores of any type or in any amount, except as set forth on Schedule 3.25.

          (f) To the Knowledge of Rose's, all general secured claims were filed and determined within Stores' bankruptcy proceeding. All allowed general secur-ed claims therein have been paid in full, except as set forth on Schedule 3.25, and there are no remaining outstanding general secured claims against Stores of any type or in any amount, except as set forth on Schedule 3.25.

          (g) To the Knowledge of Rose's, all known general unsecured claims were filed and determined within Stores' bankruptcy proceeding with the excep-tion of the pre-petition lease claims under the Adversary Proceedings and a pre-petition lease claim (#93-01365) involving Utica Realty, as landlord. A suffi-cient number of shares of common stock of Rose's remain in reserve for payment of those claims once finally determined. To the Knowledge of Rose's, all other allowed general unsecured claims existing as of September 5, 1993 have received the full pro rata distribution of Stores common stock (which Stores common stock has been converted to the right to receive an equivalent number of Rose's common stock pursuant to the Rose's Reorganization) as called for under the Modified Plan, and there are presently no remaining outstanding general unsecured claims existing as of September 5, 1993 against Stores of any type or in any amount, including but not limited to any pre-petition damages claims against Stores which were subject to the Alternative Dispute Resolution procedures approved by the Bankruptcy Court on April 26, 1994.

          (h) Other than as set forth in this Section 3.25 or on Schedule 3.25, to the Knowledge of Rose's, there are no outstanding claims of any nature, direct or indirect, liquidated or contingent, against Stores which were, or properly could have been, included in Stores' bankruptcy proceeding.

     Section 3.26 Disclosure. No representation or warranty by Rose's con-tained in this Agreement and no written statement, certificate, or document furnished by or on behalf of Rose's pursuant to this Agreement including, without limitation, the Rose's SEC Documents, the Audited Financial Statements, the Period Reports and any schedule, exhibit or certificate delivered in connec-tion with this Agreement, contains any untrue statement of a material fact or omits, to state a material fact necessary in order to make the statements con-tained herein or therein, in light of the circumstances under which such statements were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to the Rose's Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact re-quired to be stated therein or necessary in order to make the statements there-in, in the light of the circumstances under which they were made, not mislead-ing; provided, that Rose's makes no representation or warranty as to any infor-mation included in the Proxy Statement which was provided by Variety.


                           ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1    Conduct of Business Pending the Sale.

          (a) Except as expressly permitted by this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date or the date of termination of this Agreement, Rose's, subject to Section 4.2, shall cause Stores to, in all material respects, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organiza-tion, promote and advertise its stores in all material respects consistent with past practice, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having busi-ness dealings with it to the end that its goodwill and business shall be unim-paired at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Rose's, sub-ject to Sections 4.1(b) and 4.2 hereof, shall not permit Stores to, without the prior written consent of Variety:

               (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, whether in cash or in kind, (x) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securi-ties in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, pledge, dispose of or otherwise encum-ber any shares of its capital stock, any other voting securities or equity equi-valent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities;

               (iii)     amend its charter or by-laws;

               (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

               (v) acquire or agree to acquire any assets other than transac-tions that are in the ordinary course of business consistent with past practice and that are not material;

               (vi) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not mate-rial to Stores or (B) as may be required by any Governmental Entity, except for the Nine Stores;

               (vii) transfer fixtures, inventory or supplies to or from the store locations or sell or dispose of any other assets located at the store locations, except in the ordinary course of business consistent with past practice and except for the Nine Stores;

               (viii) terminate, negotiate or amend any Lease or renew or fail to renew any Lease, except in the ordinary course of business consistent with past practice and except for the Nine Stores;

               (ix) conduct any going out of business sale, liquidation sale, or similar sale of assets between the date of this Agreement and the Closing Date, except with respect to the Nine Stores;

               (x) mark up, mark down or alter prices of merchandise except in the ordinary course of business consistent with past practice and except with respect to the Nine Stores;

               (xi) (A) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice,
(B) make any payment to any lender to Stores other than regularly scheduled pay-ments of principal and interest or (C) enter into any instrument of waiver or forbearance with any lender to Stores, except a waiver for the closings of the Nine Stores required under the Foothill Capital Credit Facility;

               (xii) mortgage, pledge or otherwise encumber the assets of Stores, except under the Foothill Capital Credit Facility and the Rose's Trade Vendors Facility (as defined herein);

               (xiii) alter (through merger, liquidation, reorganization, re-structuring or in any other fashion) the corporate structure or ownership of Stores;

               (xiv) enter into or adopt or amend any existing severance plan, agreement or arrangement or enter into or amend any Rose's Plan or employ-ment or consulting agreement, other than as required by law or this Agreement or change the employment status of any officer of Stores or make any material change in personnel policies;

               (xv) increase the compensation payable or to become payable to its officers or employees, or pay or promise to pay any bonuses or other extra remuneration to such persons, except for customary annual merit increases and i ncreases effected in connection with promotions consistent with past practice or grant any severance or termination pay to, or enter into any employment or sev-erance agreement with, any director, officer, employee or agent of Stores, or establish, adopt, enter into, or, except as may be required to comply with ap-plicable law, amend, terminate or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retire-ment, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, or agent;

               (xvi) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon Stores by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

               (xvii) take any action, other than reasonable and usual ac-tions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP);

               (xviii)   make any tax election or settle or compromise any mate-
rial federal, state, local or foreign income tax liability;

               (xix) engage in any related party transactions other than pursuant to the management services agreement between Rose's and Stores, the terms of which are set forth on Schedule 4.1(a)(xix);

               (xx) permit any lapse in coverage under the life, fire, casualty, liability, products liability and other insurance coverage maintained for the benefit of Stores;

               (xxi) make any capital expenditures in excess of those con-templated in the Rose's Current Capital Expenditure Plan, a copy of which has been delivered to Variety; or

               (xxii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (b) Interim Reporting Committee. Upon the execution and delivery of this Agreement by each of the parties, the parties jointly shall establish a committee (the "Interim Reporting Committee") for the purpose of being notified, as and to the extent provided in Schedule 4.1(b) [Certain Rose's Actions Requir-ing Notice], of certain actions by Rose's and Stores after the date hereof and prior to the Closing Date or the earlier termination of this Agreement in ac-cordance with Article VII. The members of the Interim Reporting Committee shall be John W. Pope and James Arthur Pope (or such other natural person as may here-after be designated to replace John W. Pope and James Arthur Pope [or their suc-cessors] from time to time by Variety's Board of Directors), R. Edward Anderson and Jeanette Peters (or such other natural person as may hereafter be designated to replace R. Edward Anderson and Jeanette Peters [or their successors] from time to time by Rose's Board of Directors).

     Section 4.2 No Solicitation. From and after the date hereof, Rose's will not, and will use its best efforts to cause its officers, directors, employees, attorneys, investment bankers, agents and other representatives and those of Stores not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as defined herein) from any person, or engage in or continue discussions or negotiations relating thereto, or recommend, or fail to recommend against, the same to Rose's Stockholders; provided, however, that Rose's may engage in discussions or negotiations with, or, pursuant to confidentiality agreements, furnish informa-tion concerning itself and Stores, and their respective businesses, properties or assets to, any third party which makes an unsolicited Takeover Proposal if the Board of Directors of Rose's concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Rose's will promptly (but in no case later than 24 hours) notify Variety of any Takeover Proposal, including the identity of the prospective offeror and material terms and conditions thereof. As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Rose's willingness or ability to receive or discuss a proposal or offer (other than a proposal or offer by Variety or its subsidiaries) relating to the acquisition, by purchase, merger, consolidation, tender or exchange offer or otherwise of Stores or any or all of the assets of Stores or any other mate-rial corporate transaction relating to Stores.


                           ARTICLE V

                     ADDITIONAL AGREEMENTS

     Section 5.1 Stockholder Meetings; Proxy Statement. (a) Subject to the fiduciary obligations of the Board of Directors of Rose's, Rose's shall call a meeting of its stockholders (the "Rose's Stockholders Meeting") to be held as promptly as practicable for the purpose of considering the approval of this Agreement and the authorization of the Sale. Rose's will, through its Board of Directors, recommend to the Rose's Stockholders approval of this Agreement and the authorization of the Sale and shall not withdraw such recommendation; pro-vided, however, that the Board of Directors of Rose's shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board con-cludes in good faith on the basis of the advice of Proskauer Rose LLP ("Rose's Counsel"), that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Board of Directors of Rose's will not rescind its declarations that the Sale is advisable, fair to and in the best interest of Rose's and the Rose's Stockholders unless, in any such case, the Board concludes in good faith on the basis of the advice of Rose's Counsel that the failure to rescind such determination would violate the fidu-ciary obligations of the Board under applicable law.

          (b) Rose's will, as soon as practicable following the date of this Agreement, prepare and file the Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. Variety shall provide such information concerning Variety and its affiliates as shall be necessary for inclusion in the Proxy Statement or for submission to the SEC and shall cooperate with Rose's in preparing and filing the Proxy Statement. Rose's will notify Variety of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Variety with copies of all correspondence between Rose's or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Sale. Rose's shall give Variety and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Variety and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Rose's and Variety agrees to use its reasonable best efforts, after consulta-tion with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Rose's shall mail the Proxy Statement to the Rose's Stockholders. If at any time prior to the approval of this Agreement by the Rose's Stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Rose's will prepare and mail to the Rose's Stockholders such an amndment or supplement.

     Section 5.2    Access to Information; Confidentiality.

          (a) Subject to currently existing contractual and legal restrictions applicable to Rose's or Stores, and subject to the terms of the Confidentiality Agreement between Variety and Rose's dated March 13, 1996 attached hereto as Exhibit B and made a part hereof (the "Confidentiality Agreement"), Rose's shall, and shall cause Stores to, afford to the accountants, counsel, invest-ment bankers and other representatives of Variety reasonable access to key members of management of Rose's and to permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the earlier of the Closing Date and the date of termination of this Agreement, of all Stores' properties, books, contracts, commitments and records (including, without limitation, the work papers of Rose's independent auditors, if available and subject to the consent of such auditors) and, during such period, Rose's shall, and shall cause Stores to, furnish promptly to Variety (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Variety may reasonably request, provided that the investigation of the properties for environmental purposes shall not involve any intrusive sampling or testing and shall be limited to a Phase I environmental assessment, except for such additional testing as may be recom-mended by the environmental consultant performing the Phase I in his profession-al opinion. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condi-tion to the obligations of the parties hereto.

          (b) Rose's shall also furnish to Variety all Period Reports and Rose's SEC Documents for all months during the period from the date of this Agreement until the earlier of the Closing Date and the date of termination of this Agreement, as well as all Management Correspondence generated during such period.

     Section 5.3    Fees and Expenses.

          (a) Except as provided in this Section 5.3, whether or not the Sale is consummated, all costs and expenses incurred in connection with this Agree-ment and the transactions contemplated hereby including, without limitation, those related to Board of Directors meetings, proxy solicitations, stockholder meetings, the fees and disbursements of counsel, investment bankers, accountants and appraisers, and printing expenses, shall be paid by the party incurring such costs and expenses, provided that the filing fees for the Notification and Report Form under the HSR Act shall be divided equally between Variety and Rose's. Without limitation of the foregoing and notwithstanding Stores' agree-ment to reimburse Rose's for certain items set forth in Schedule 4.1(a)(xix), Rose's shall be solely responsible for (i) all processing, administrative, review, anniversary, non-utilization, termination and/or other fees and costs relating to the termination of the Foothill Capital Credit Facility, (ii) all investment banker fees payable by Rose's or Stores prior to, and upon consumma-tion of, the Sale, (iii) all compensation, fees, benefits, severance payments and/or other amounts payable as a result of the Sale earned and/or accrued for the benefit of R. Edward Anderson on or prior to the Closing Date, (iv) all costs of fairness opinions relating to the Sale, (v) all SEC filing fees and expenses relating to the Sale, (vi) all processing, administrative, review or similar fees and costs arising out of the solicitation and procurement of the consent of secured parties, including the Rose's Trade Vendors Facility, to the Sale and/or the renegotiation of secured debt of Stores, (vii) all costs arising out of the solicitation and procurement of approval of the Rose's Stockholders to this Agreement and the Sale, (viii) all costs arising out of the solicitation and procurement of the consent of third parties, including landlords and lessors under Leases, if any, to the consummation of the Sale, (ix) all legal and ac-counting fees and expenses relating to the Sale, and (x) all costs and expenses related to Stores' Board of Directors and committee meetings from and after June 1, 1997.

          (b)  (i)  If this Agreement is terminated:

                    (A)  by Variety pursuant to Section 7.1(b) or (c);

                    (B)  by Rose's or Variety pursuant to Section 7.1(e);

                    (C)  by Rose's or Variety pursuant to Section 7.1(f); or

                    (D)  by Variety pursuant to Section 7.1(g);

then, in each case, Rose's shall pay to Variety a Termination Fee (as defined below) in cash.

               (ii) Subject to the provisions of Section 5.3(c)(iii), if this Agreement is terminated pursuant to Section 7.1(d), then Rose's shall pay to Variety a "topping payment" (as defined below) in cash if, prior to the first anniversary date of this Agreement, either Stores, Rose's or Rose's Stockholders close or enter into an agreement to close (which, whether or not amended or renegotiated, is in fact subsequently closed) a Superior Rose's Acquisition Transaction (as defined below), equal to the sum of 25% of the excess of any consideration in the Superior Rose's Acquisition Transaction over the Purchase Price to be paid by Variety to Rose's for the Stock. Payment of the topping fee under this Section 5.3(b)(ii) shall be made at the closing of the Superior Rose's Acquisition Transaction.

          (c) (i) A "Termination Fee" consists of (x) a "reimbursement amount" equal to Variety's actual expenses in connection with the proposed Sale (i.e., the actual out-of-pocket expenses Variety incurs in connection with negotiating and preparing this Agreement and related documents, conducting due diligence of Rose's and Stores, Variety's portion of the filing fee under the HSR Act, any commitment or other fees and costs paid to Variety's lenders in connection with the proposed Sale, preparing for the Closing, and resolving issues relating to same, which expenses shall be documented by the submission by Variety to Rose's of the vendors' invoices therefor) up to a maximum amount of $500,000, plus (y) if, prior to the first anniversary of such termination (subject to Section 5.3(c)(iii)), either Stores, Rose's or Rose's Stockholders close or enter into an agreement to close (which, whether or not amended or renegotiated, is in fact subsequently closed) a Superior Rose's Acquisition Transaction (as defined here-
in), a "topping payment", equal to the sum of 25% of the excess of any consider-ation in the Superior Rose's Acquisition Transaction over the Purchase Price to be paid by Variety to Rose's for the Stock. The Termination Fee shall be in-creased in amount if a termination requiring payment of the reimbursement amount portion of a Termination Fee is later followed, prior to the first anni-versary thereof, by a Superior Rose's Acquisition Transaction. Payment of any Termination Fee shall be made promptly, but in no event later than, in the case of the reimbursement amount, ten (10) business days following the termination giving rise to such payment and the submission by Variety to Rose's of the aforesaid invoices, or, in the case of a topping payment, the closing of the Superior Rose's Acquisition Transaction.

               (ii) A "Superior Rose's Acquisition Transaction" means Rose's or Stores entering into, or announcing that it proposes to enter into, an agree-ment, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Stores or the acquisition of a substantial interest in, or a substantial portion of the capital stock, assets, business or operations of, Stores (other than the transactions contem-plated by this Agreement), provided that the value of the consideration to be received by Rose's or Stores in such transaction is reasonably determined by Rose's Board of Directors (in the good faith exercise of its fiduciary respons-ibilities based on the advice of a financial advisor of nationally recognized standing (a summary of which financial advice shall be provided to Variety) to be more favorable to the Rose's Stockholders than the Sale (taking into consid-eration the Termination Fee that Rose's would be required to pay Variety pur-suant to this Section 5.3).

               (iii) Notwithstanding the foregoing, no topping payment shall be payable in the event that the Sale is not consummated by February 16, 1998 because Variety has failed to perform its obligations under this Agreement. If Rose's determines that it is not required to make any topping payment based on this provision, it shall so represent to Variety in writing by February 27, 1998.

          (d) If this Agreement is terminated by Rose's pursuant to Section 7.1(b) or (c) then, in each case, Variety shall pay to Rose's an amount equal to Rose's actual expenses in connection with the proposed Sale (i.e., the actual out-of-pocket expenses Rose's incurs in connection with negotiating and prepar-ing this Agreement and related documents, Rose's portion of the filing fee under the HSR Act, SEC filing fees, preparation of the Proxy Statement, fees paid to investment bankers and Rose's lenders, all in connection with the transactions contemplated hereby, preparing for the Closing, and resolving issues relating to same, which expenses shall be documented by the submission by Rose's to Variety of the vendors' invoices therefor), but specifically excluding expenses related to Rose's and Stores' recent corporate reorganization which was effect-ive August 7, 1997, up to a maximum of $500,000. Payment of all amounts due to Rose's hereunder shall be made promptly, but in no event later than ten (10) business days following the termination giving rise to such payment and the sub-mission by Rose's to Variety of the aforesaid invoices.

          (e) Each party acknowledges that the agreements contained in Sections 5.3(b), 5.3(c) and 5.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if a party fails promptly to pay the amount due pursuant to Sections 5.3(b), 5.3(c) or 5.3(d), as the case may be, and, to obtain such payment, the other party commences a suit which results in a judg-ment for the fee set forth in Sections 5.3(b), 5.3(c) or 5.3(d), as the case may be, the party required to pay such fee shall in addition pay the other party's costs and expenses (including attorneys' fees) in connection with such suit together with interest thereon at the prime rate of First Union National Bank, N.A., Raleigh, North Carolina in effect on the date such payment was required to be made.

     Section 5.4    Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Sale and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals of all Governmental Entities and the making of all necessary registrations and filings and the exercising of reasonable best efforts to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Sale at the behest of any Governmental Entity without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representa-tions or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agree-ment, (i) Rose's shall not be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.4 if the Board of Directors of Rose's shall conclude in good faith on the basis of the advice of Rose's Counsel that such action would violate the fiduciary obligations of such Board under applic-able law, and (ii) in connection with any filing or submission required or action to be taken by Rose's to effect the Sale and to consummate the other transactions contemplated hereby, Rose's shall not, without Variety's prior written consent, commit to any material divestiture transaction and neither Variety nor any of its affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Stores or any of the assets or loca-tions of Stores or any of the businesses or assets of Variety or any of its affiliates or that otherwise would have a Material Adverse Effect on Variety.

     Section 5.5 Public Announcements. Rose's and Variety each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Sale and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obliga-tions pursuant to any listing agreement with or rules of NASDAQ.

     Section 5.6 Notification of Certain Matters. Variety shall use its rea-sonable best efforts to give prompt notice to Rose's, and Rose's shall use its reasonable best efforts to give prompt notice to Variety, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Variety or Rose's, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Stores; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.7 Election Pursuant to Treasury Regulation Section 1.1502 -20(g)(1). Variety acknowledges that Rose's will make an election (the "Elec-tion") under Treasury Regulation Section 1.1502-20(g)(1) to reattribute net operating losses from Stores to Rose's, and Variety agrees to prepare its tax returns in a manner that is consistent with and reflects the Election (in-cluding, without limitation, the amount and identity of the net operating losses of Stores reattributed to Rose's). Schedule 5.7 hereto sets forth the estimated amount of the disallowed loss pursuant to Treasury Regulation Section 1.1502-20 that Rose's will derive from the sale of the Stock to Variety; the net operating losses (by year) that Rose's will reattribute from Stores to it, and the additional net operating losses that Rose's will reattribute from Stores to it for any of the reasons set forth on the attached schedule. Variety shall reasonably cooperate with Rose's Election (including, without limitation, attaching to its income tax return, as provided in Treasury Regulation Section 1.1502-20(g)(5), a copy of the Election prepared by Rose's and delivered to Variety), and Variety shall not take any action, and shall not allow any affiliate to take any action, that is inconsistent with the Election.

     Section 5.8 Amended Tax Returns. Variety shall not file, and it will cause Stores and its other affiliates not to file, any amended Tax Return or claim or suit for refund for Stores with respect to any taxable period ending at or prior to the close of the Closing Date without Rose's prior written con-sent, which shall not be unreasonably withheld.

     Section 5.9 Tax Refunds. If Rose's or any of Rose's other affiliates shall receive a refund (whether directly or indirectly through a right of offset or credit) of Taxes paid by Stores for any taxable period ending at or prior to the close of the Closing Date, Rose's shall pay to Stores the amount of such refund at the time that any of the foregoing receives it (or receives the bene-fit of the refund through a right of offset or credit) net of any amount which Rose's is obligated to pay to Deloitte & Touche pursuant to the agreement set forth on Schedule 5.9. This provision shall not apply to any benefit received by Rose's relating to or arising out of net operating loss carryforwards retain-ed by Rose's.

     Section 5.10 Termination of Employment Agreement. If requested by Variety, Rose's shall exercise commercially reasonable efforts to terminate, effective as of the Closing, the Employment Agreement dated as of May 29, 1995 with R. Edward Anderson, as amended by that certain resolution of the Board of Directors of Stores, dated September 7, 1995 and as further amended and restated as of October 23, 1997 (collectively, the "Employment Agreement"); provided, however, in no event shall Rose's be required to pay amounts to Mr. Anderson in excess of the amounts otherwise payable pursuant to Section 5.3(a)(iii) to effect any such termination.


                           ARTICLE VI

                CONDITIONS PRECEDENT TO THE SALE

     Section 6.1 Conditions to Each Party's Obligation to Consummate the Sale. The respective obligations of each party to consummate the Sale shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Rose's Stockholder Approval. This Agreement shall have been duly approved and the Sale duly authorized by the requisite vote of Rose's Stock-holders in accordance with applicable law and the Restated Certificate of In-corporation and Bylaws of Rose's.

          (b)  HSR and Other Approvals.  The following shall have transpired:

               (i) The waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or been termi-nated.

               (ii) All authorizations, consents, orders, declarations or ap-provals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Sale or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Variety or Stores (assuming the Sale had taken place), shall have been obtained, shall have been made or shall have occurred.

          (c) No Order. No court or other Governmental Entity having jurisdic-tion over Rose's or Variety shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Sale or any of the transactions contemplated hereby illegal.

     Section 6.2 Conditions to Obligation of Rose's to Consummate the Sale. The obligation of Rose's to consummate the Sale shall be subject to the ful-fillment at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Variety shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Variety contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement, and Rose's shall have received a certificate signed on behalf of Variety by its Executive Vice-President and Chief Financial Officer to such effect.

          (b) Legal Opinion. Rose's shall have received an opinion, in form and substance reasonably satisfactory to Rose's, dated the Closing Date, of Wyrick Robbins Yates & Ponton LLP, legal counsel to Variety, substantially as to the matters set forth in Exhibit C attached hereto and made a part hereof.

          (c) Fairness Opinion. Rose's shall have received a fairness opinion of its investment banker to the effect that the consideration to be received by Rose's in the Sale is fair to the Rose's Stockholders from a financial point of view and such opinion shall not have been withdrawn.

          (d) Foothill Capital Credit Facility. Provided Rose's has paid all past due interest thereunder (including any interest as to which a waiver or forbearance was obtained), and the fees and expenses described in Section 5.3(a)(i), the Foothill Capital Credit Facility shall have been paid in full as contemplated by Section 1.2 and Rose's shall have been released from any obligation with respect thereto.

          (e) Other. Variety shall have provided Rose's and its counsel such other information and documents and assurances as they may reasonably request.

     Section 6.3 Conditions to Obligations of Variety to Consummate the Sale. The obligations of Variety to consummate the Sale shall be subject to the ful-fillment at or prior to the Closing Date of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Rose's shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Rose's contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement and Variety shall have received a certificate signed on behalf of Rose's by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Legal Opinions. Variety shall have received an opinion, in form and substance reasonably satisfactory to Variety, dated the Closing Date, of Proskauer Rose LLP, legal counsel to Rose's, substantially as to the matters set forth in Exhibit D attached hereto and made a part hereof, and an opinion, in form and substance reasonably satisfactory to Variety, dated the Closing Date, of G. Templeton Blackburn, II, Vice President and General Counsel of Rose's, substantially as to the matters set forth in Exhibit E attached hereto and made a part hereof.

          (c) Indebtedness. The Foothill Capital Credit Facility shall have been terminated by Rose's in connection with Variety's refinancing or making the Variety Foothill Payment thereunder as contemplated by Section 1.2 and all liens on the Stock to secure indebtedness under the Foothill Capital Credit Facility shall have been released.

          (d) Payment of Certain Fees. Rose's shall have paid those fees and expenses described in Sections 5.3(a)(i), (ii), (iii), (iv) and (vi) or, in lieu thereof, shall have secured a general release in favor of Stores and Variety from the parties to whom such fees and expenses may be owed.

          (e) Material Adverse Change. There shall not have occurred any Material Adverse Change as to Stores since the date of this Agreement.

          (f) No Dividends. There shall have been no dividends or other distributions paid or declared on the capital stock of Stores or any other change in the capitalization of Stores since August 7, 1997, except payments by Stores to Rose's for reimbursement of certain expenses through the Closing Date as described on Schedule 6.3(f).

          (g) Releases from Officers and Directors. Variety shall have re-ceived releases substantially in the form of Exhibit F attached hereto and made a part hereof from each of the current officers and directors of Stores with respect to certain claims which such officers and directors may have against Stores.

          (h) Secured Party Consents. If required by Rose's Second Lien on Personal Property and Second Mortgage in Favor of Rose's Trade Vendors, dated as of April 29, 1997 (the "Rose's Trade Vendors Facility"), Variety shall have received the consent of secured parties of Stores, including the Vendor Secured Committee, to the Sale and/or the renegotiation of Stores' secured debt, all in form and substance reasonably satisfactory to Variety.

          (i) Other Consents. Variety shall have received all other required third party consents and approvals for consummation of the Sale, including required consents, if any, from landlords and lessors under Leases.

          (j) Other. Rose's shall have provided Variety and its counsel such other information, documents and assurances as they may reasonably request.


                          ARTICLE VII

               TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after any approval of the matters pre-sented in connection with the Sale by the Rose's Stockholders:

          (a)  by mutual written consent of Variety and Rose's;

          (b) by either Variety or Rose's if the other party shall have failed to comply in any material respect with any of its covenants or agreements con-tained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this Sec-tion 7.1(b);

          (c) by either Variety or Rose's if there has been (i) a breach by the other party of any representation or warranty that is not qualified as to mate-riality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

          (d) by Variety or Rose's if the Sale has not been consummated on or prior to the close of business on February 16, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Sale to have occurred on or prior to the aforesaid date;

          (e) by Variety or Rose's if the Rose's Stockholders do not approve this Agreement and authorize the Sale at the Rose's Stockholder Meeting or any adjournment or postponement thereof;

          (f) by Variety or Rose's if the Board of Directors of Rose's reason-ably determines that a Takeover Proposal, if consummated, would constitute a Superior Rose's Acquisition Transaction; provided, however, that Rose's may not terminate this Agreement pursuant to this Section 7.1(f) unless and until three business days have elapsed following delivery to Variety of a written notice of such determination by the Board of Directors of Rose's (which written notice shall inform Variety of all material terms and conditions of the Takeover Proposal, including the identity of such third party); or

          (g) by Variety if the Board of Directors of Rose's shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Sale or declaration that the Sale is advis-able and fair to and in the best interest of Rose's and the Rose's Stockholders, or shall have resolved to do so;

The right of any party hereto to terminate this Agreement pursuant to this Sec-tion 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after this Agreement.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Variety or Rose's as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of Rose's, Variety, or their respective officers or directors (except for obli-gations provided for under the Confidentiality Agreement and except for the entirety of Sections 5.3 and 7.3, which shall survive the termination).

     Section 7.3    Liquidated Damages.  Subject to the last sentence of this
Section 7.3, the parties hereto agree that if this Agreement is terminated by Variety pursuant to Section 7.1(b), 7.1(c), 7.1(e), 7.1(f) or 7.1(g), Variety's sole and exclusive remedy shall be the payment by Rose's of the "reimbursement amount" up to a maximum of $500,000 and the "topping payment," if applicable, pursuant to Sections 5.3(b), 5.3(c) and 5.3(e) to Variety as full and complete liquidated damages. Subject to the last sentence of this Section 7.3, the parties hereto agree that if this Agreement is terminated by Rose's pursuant to
Section 7.1(b) or (c), Rose's sole and exclusive remedy shall be the payment by Variety of Rose's actual expenses in connection with the proposed Sale pursuant to Section 5.3(d) up to a maximum of $500,000 as full and complete liquidated damages. The parties acknowledge and agree that the liquidated damages provided in this Section 7.3 are intended to limit the claims which either party may have against the other party in the circumstances described in this Section 7.3. The parties further acknowledge and agree that (i) the liquidated damages provided in this Section 7.3 bear a reasonable relationship to the anticipated harm which would be caused by either party's breach or nonfulfillment of this Agreement and (ii) the amount of actual loss caused by either party's breach or nonfulfillment of this Agreement is in-capable and difficult of precise estimation and that the nonbreaching party would not have a convenient and adequate alternative to liquidated damages here-under. Notwithstanding any provision to the contrary in the Agreement, the provisions of this Section 7.3 shall survive the termination of this Agreement by any party for any reason. Nothing contained in this Section 7.3 shall re-lieve either party hereto from any willful breach of a representation or war-ranty contained in this Agreement or the willful breach of any covenant contain-ed in this Agreement.


                          ARTICLE VIII

                        INDEMNIFICATION

     Section 8.1 Indemnification of Variety. Subject to the consummation of the Sale, Rose's agrees to defend, indemnify and hold harmless Variety and its successors and assigns (individually a "Variety Indemnitee," and collectively the "Variety Indemnitees") from, against, and in respect of any and all actions, suits, proceedings, claims, losses, damages, deficiencies, liabilities, demands, assessments, judgments, interest, penalties, costs and expenses, including rea-sonable attorneys' fees and the costs and expenses of enforcing the indemnifica-tion (whether or not incurred by the Variety Indemnitees in connection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Variety hereunder) incident to any of the items referred to herein or such indemnification (each, a "Variety Claim" and collectively "Variety Claims"), caused by, resulting or arising from, or otherwise relating to: (a) any breach of the representations and warranties of Rose's contained in this Agreement or in any instrument, certificate or affidavit delivered by or on behalf of Rose's at the Closing in accordance with this Agreement, provided that Variety gives notice of such breach (stating with particularity the nature and extent of such breach, if known by Variety) during the Survival Period (as herein defined) applicable to such representation and warranty, (b) any failure by Rose's to perform or otherwise fulfill or comply with any covenant, under-taking, agreement or obligation to be performed, fulfilled or complied with by Rose's prior to or in connection with the Closing or, if the Closing shall occur, any covenant, undertaking or other agreement or obligation under this Agreement to be performed, fulfilled or otherwise complied with by Rose's after the Closing, and (c) (i) item 2 of Schedule 3.9 and item 4 on Exhibit 1 to
Schedule 3.9, (ii) item 1 of Schedule 3.11(b), (iii) Schedule 3.11(c), and
(iv) items 3 and 5 of Schedule 3.13, to the extent such items relate to the items set forth in Sections 8.1(c)(i), (ii) and (iii), above;

provided, however, that if any Variety Claims shall be asserted against any Variety Indemnitee in respect of which such Variety Indemnitee proposes to demand indemnification, such Variety Indemnitee shall notify Rose's thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Variety Indemnitee, and an expla-nation of the Variety Indemnitee's contentions and defenses with as much speci-ficity and particularity as the circumstances permit, provided that the failure of the Variety Indemnitee to give such notice shall not relieve Rose's of its obligations under this Section 8.1 (except as provided in Section 8.1(a)), if Rose's shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third person having liability therefor, Rose's shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own ex-pense, employment of counsel; provided further, however, that if Rose's shall have exercised its right to assume such control, the Variety Indemnitee may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by Rose's) in any such matter, and in such event counsel selected by Rose's shall be required to cooperate with such counsel of the Variety Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Variety Indemnitee. So long as Rose's is defending in good faith any such claim or demand asserted by a third person against the Variety Indemnitee, the Variety Indemnitee shall not settle or compromise such claim, or demand. If Rose's has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Variety Indemnitee. The Variety Indemnitee shall make available to Rose's or its agents all records and other materials in the Variety Indemnitee's possession reason-ably required by it for its use in contesting any third party claim or demand.

Solely for the purposes of this Section 8.1, whether a representation, warranty or covenant has been breached shall be determined without regard to any know-ledge, Knowledge of Rose's, materiality, Material Adverse Effect or Material Adverse Change qualifiers contained in such representation, warranty or cove-nant, which qualifiers shall be totally disregarded and the representation, warranty or covenant read as if such qualifier were not included in the text. Any provision of Section 8.1 to the contrary notwithstanding, Rose's shall have no obligation to indemnify any Variety Indemnitee for any losses suffered or incurred by such Variety Indemnitee on account of Rose's breach of its represen-tations and warranties hereunder unless (a) with respect to the breach of the representations and warranties set forth on Schedule 8.1, the loss resulting therefrom exceeds the threshold amount as set forth on Schedule 8.1 for each instance or series of related instances; (provided, however, if to the Knowledge of Rose's any such breach existed at the time of Closing, there shall be no dollar threshold for indemnification in respect thereof), (b) the aggregate cumulative indemnifiable losses of the Variety Indemnitees under this Agreement is in excess of $500,000, and then only to the extent such aggregate cumulative indemnifiable losses exceed $500,000, (c) the aggregate losses for which the Variety Indemnitees are entitled to indemnification hereunder shall not exceed the sum of Thirteen Million Two Hundred Thousand Dollars ($13,200,000), except in the case of actual fraud by Rose's; and (d) Variety's claim for indemnifica-tion shall have been given on or prior to the expiration date of the applicable Survival Period for such breach of a representation and warranty. Notwithstand-ing the foregoing, there shall be no dollar thresholds applicable to any breach by Rose's of the representations and warranties set forth in Section 3.1(Organi-zation, Standing and Power), Section 3.2 (Capital Structure) and Section 3.3 (Authority).

     During the one year period following the Closing Date, the Variety Indemni-tees shall be entitled to payment of their indemnified losses hereunder out of the Escrow Indemnity Amount held by the Escrow Agent. If the aggregate cumula-tive indemnifiable losses of the Variety Indemnitees as of the first anniversary of the Closing Date are less than the Escrow Indemnity Amount, the balance of the Escrow Indemnity Amount shall be disbursed to Rose's at such time and any further claims for indemnification by the Variety Indemnitees shall be satisfied directly by Rose's.

     Section 8.2 Indemnification of Rose's. Subject to the consummation of the Sale, Variety agrees to defend, indemnify and hold harmless Rose's and its respective successors and assigns (individually a "Rose's Indemnitee," and collectively the "Rose's Indemnitees") from, against and in respect of any and all actions, suits, proceedings, claims, losses, damages, deficiencies, liabil-ities, demands, assessments, judgments, interest, penalties, costs and expenses, including reasonable attorneys' fees and the costs and expenses of enforcing the indemnification (whether or not incurred by the Rose's Indemnitees in con-nection with investigating, defending, settling or prosecuting any action, suit, proceeding or claim against Rose's hereunder), incident to any of the items referred to herein or such indemnification (each, a "Rose's Claim" and collect-ively "Rose's Claims") caused by, resulting or arising from, or otherwise relat-ing to: (a) any breach of the representations and warranties of Variety contained in this Agreement or in any instrument, certificate or affidavit de-livered by or on behalf of Variety at the Closing in accordance with this Agree-ment, and (b) any failure by Variety to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation to be performed, ful-filled or complied with by Variety prior to or in connection with the Closing or, if the Closing shall occur, any covenant, undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Variety after the Closing; and (c) any obligation or liability with respect to the $16,900,000 federal tax refund previously received by Stores as described in
Note 14 of Rose's audited financial statements for the year ended January 25, 1997;

provided, however, that if any Rose's Claims, assessment shall be asserted against any Rose's Indemnitee in respect of which such Rose's Indemnitee proposes to demand indemnification, such Rose's Indemnitee shall notify Variety thereof within a reasonable period of time after assertion thereof, and such notice shall include copies of all suit, service and claim documents, all other relevant documents in the possession of the Rose's Indemnitee, and an explana-tion of the Rose's Indemnitee's contentions and defenses with as much specific-ity and particularity as the circumstances permit, provided that the failure of the Rose's Indemnitee to give such notice shall not relieve Variety of its obligations under this Section 8.2, if Variety shall not have been prejudiced thereby. Subject to rights of or duties to any insurer or other third person having liability therefor, Variety shall have the right within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand, or assessment, including, at its own expense, employment of counsel; provided further, however, that if Variety shall have exercised its right to assume such control, the Rose's Indemnitee may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by Variety) in any such matter, and in such event counsel selected by Variety shall be required to co-operate with such counsel of the Rose's Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Rose's Indemnitee. So long as Variety is defending in good faith any such claim or demand asserted by a third person against the Rose's Indemnitee, the Rose's Indemnitee shall not settle or compromise such claim, or demand. If Variety has assumed the defense of any such claim or demand, then it shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Rose's Indemnitee. The Rose's Indemnitee shall make available to Variety or its agents all records and other materials in the Rose's Indemni-tee's possession reasonably required by it for its use in contesting any third party claim or demand.

     Section 8.3 Remedies. Subsequent to Closing, the indemnification pro-visions of this Article VIII are the exclusive remedies either party may have under this Agreement or at law or in equity for a breach of any representations, warranties or covenants contained herein.

                           ARTICLE IX

                       GENERAL PROVISIONS

     Section 9.1 Survival of Representations and Warranties. Subsequent to the Closing Date, the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall termi-nate upon the expiration of the Survival Period, as hereinafter defined. Each of the representations and warranties of Rose's set forth in this Agreement or in any certificate or instrument delivered pursuant thereto shall survive the Closing for a period of thirteen (13) months (the "Survival Period"); provided, however, with respect to the representations and warranties set forth in Section
3.1 or in any certificate or instrument delivered pursuant thereto (Organiza-tion, Standing and Power), Section 3.2 or in any certificate or instrument de-livered pursuant thereto (Capital Structure), Section 3.3 or in any certificate or instrument delivered pursuant thereto (Authority), Section 3.8 or in any certificate or instrument delivered pursuant thereto (Tax Matters), Section 3.11 or in any certificate or instrument delivered pursuant thereto (ERISA) and Sec-tion 3.12(b) or in any certificate or instrument delivered pursuant thereto (Environmental), the Survival Period shall be for the applicable statute of limitations period. No claim may be asserted by Variety against Rose's arising out of or related to a breach of any such representation or warranty unless written notice setting forth the basis of such claim in reasonable detail has been furnished to Rose's before the expiration of the Survival Period.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



     if to Rose's to:

                    R. Edward Anderson
                    Rose's Stores, Inc.
                    P.H. Rose Building
                    218 South Garnett Street
                    Henderson, North Carolina 27536
                    Facsimile: 919-430-2600
     with a copy to:

                    Henry O. Smith III, Esq.
                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York 10036
                    Facsimile: 212-969-2900

     if to Variety to:

                    James Arthur Pope
                    Executive Vice President and CFO
                    Variety Wholesalers, Inc.
                    3401 Lake Gresham Road
                    Raleigh, North Carolina 27615
                    Facsimile:  919-790-9526

     with a copy to:

                    James M. Yates, Jr.
                    Wyrick Robbins Yates & Ponton LLP
                    4101 Lake Boone Trail, Suite 300
                    Raleigh, North Carolina 27607
                    Facsimile: 919-781-4865

     Section 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, headings and list of defined terms contained in his Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 9.4 Counterparts. This Agreement may be executed in counter-parts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agree-ment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as pro-vided by Article VIII.

     Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, regard-less of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF VARIETY OR ROSE'S IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Variety may assign this Agree-ment and its rights, interests or obligations hereunder to a wholly owned sub-sidiary or affiliate of Variety, provided Variety shall remain liable for its obligations hereunder in the event of any such assignment.

     Section 9.8 Severability. If any term or other provision of this Agree-ment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 9.9 Enforcement of this Agreement. Each party hereto hereby ir-revocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the Eastern District of the State of North Carolina (unless such courts assert no jurisdiction, in which case Rose's consents to the exclusive jurisdiction of the courts of the State of North Carolina) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party here-to agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the Eastern District of the State of North Carolina (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of North Carolina). Each party hereby further irrevocably and uncondi-tionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 9.10 Further Assurances. At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement. From time to time after the Closing, the parties shall deliver to each other such information and data as any party may reasonably request, including that required in order to enable such party to complete and file all Federal, state and local forms and tax returns which may be required to be filed by it and to complete all customary tax and accounting procedures and otherwise to enable such party to satisfy its internal accounting, tax and other require-ments, including responding to audit inquiries.

              [THE NEXT PAGE IS THE SIGNATURE PAGE]
PAGE

     IN WITNESS WHEREOF, Variety and Rose's have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                            VARIETY WHOLESALERS, INC.



                       By:  /s/ James Arthur Pope  ____________________________
                            James Arthur Pope
                            Executive Vice President and Chief Financial Officer



                            ROSE'S HOLDINGS, INC.




                       By:  /s/ R. Edward Anderson_____________________________
                            R. Edward Anderson,
                            Chairman, President and
                            Chief Executive Officer
PAGE

                             LIST OF SCHEDULES


Schedule 3.4        Stores Consents and Approvals
Schedule 3.6             Stores Changes or Events Since January 25, 1997
Schedule 3.7             Stores Permits, Agreements and Compliance
Schedule 3.8             Stores Tax Matters
Schedule 3.9             Stores Actions and Proceedings
Schedule 3.10            Stores Certain Agreement
Schedule 3.11(a)         Stores ERISA Matters   Compliance
Schedule 3.11(b)         Stores ERISA Matters   Liability Events
Schedule 3.11(c)         Stores ERISA Matters   Modifications
Schedule 3.12            Stores Compliance with Environmental Laws
Schedule 3.13            Stores Liabilities
Schedule 3.14            Stores Labor Matters
Schedule 3.19            Stores Good Title to Assets
Schedule 3.20            Stores Books and Records
Schedule 3.21            Stores Powers of Attorney
Schedule 3.22            Stores Restrictions on Business Activities
Schedule 3.25            Stores Bankruptcy Obligations
Schedule 4.1(a)(xix)     Stores Management Services Obligations to Rose's
Schedule 4.1(b)          Certain Rose's Actions Requiring Notice
Schedule 5.7             Estimated Disallowed Loss
Schedule 5.9             Stores Tax Refund Fee Obligations
Schedule 6.3(f)          Reimbursable Expenses
Schedule 8.1             Rose's Indemnification Obligation Threshold Amounts
PAGE

                      TABLE OF DEFINITIONS

                                                           Page

Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Variety . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Rose's. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Stores. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Rose's Stockholders . . . . . . . . . . . . . . . . . . . . . 1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . 1
Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . 1
Escrow Indemnity Amount . . . . . . . . . . . . . . . . . . . 2
Escrow Agent. . . . . . . . . . . . . . . . . . . . . . . . . 2
Variety Foothill Payment. . . . . . . . . . . . . . . . . . . 2
Foothill Capital Credit Facility. . . . . . . . . . . . . . . 2
Material Adverse Effect . . . . . . . . . . . . . . . . . . . 3
Material Adverse Change . . . . . . . . . . . . . . . . . . . 3
Governmental Entity . . . . . . . . . . . . . . . . . . . . . 3
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Knowledge of Variety. . . . . . . . . . . . . . . . . . . . . 4
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . 4
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Rose's Reorganization . . . . . . . . . . . . . . . . . . . . 5
Stores Common Stock . . . . . . . . . . . . . . . . . . . . . 5
Stores Preferred Stock. . . . . . . . . . . . . . . . . . . . 5
Securities Act. . . . . . . . . . . . . . . . . . . . . . . . 7
Exchange Act. . . . . . . . . . . . . . . . . . . . . . . . . 7
NASDAQ. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Rose's SEC Documents. . . . . . . . . . . . . . . . . . . . . 7
Period Reports. . . . . . . . . . . . . . . . . . . . . . . . 7
GAAP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Rose's Annual Report. . . . . . . . . . . . . . . . . . . . . 8
Rose's Auditors . . . . . . . . . . . . . . . . . . . . . . . 8
Audited Financial Statements. . . . . . . . . . . . . . . . . 8
Management Correspondence . . . . . . . . . . . . . . . . . . 8
Stores Permits. . . . . . . . . . . . . . . . . . . . . . . . 9
Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .10
Knowledge of Rose's . . . . . . . . . . . . . . . . . . . . .10
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Tax Return. . . . . . . . . . . . . . . . . . . . . . . . . .11
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
prohibited transaction, . . . . . . . . . . . . . . . . . . .12
Rose's Plan . . . . . . . . . . . . . . . . . . . . . . . . .12
pension plan. . . . . . . . . . . . . . . . . . . . . . . . .12 welfare plan. . . . . . . . . . . . . . . . . . . . . . . . .12
Rose's Multiemployer Plan . . . . . . . . . . . . . . . . . .13
multiemployer plan. . . . . . . . . . . . . . . . . . . . . .13
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . .13
Compensation and Benefit Plans. . . . . . . . . .  . . . . . 13
Environmental Laws. . . . . . . . . . . . .  . . . . . . . . 13
Stores Business Personnel . . . . . . . . . . . . . . . . . .14
Intellectual Property Rights. . . . . . . . . . . . . . . . .14
Rose's Common Stock . . . . . . . . . . . . . . . . . . . . .14
Merchandising Plan. . . . . . . . . . . . .  . . . . . . . . 14
Nine Stores . . . . . . . . . . . . . . . . . . . . . . . . .15
Bankruptcy Court. . . . . . . . . . . . . . . . . . . . . . .16
Modified Plan". . . . . . . . . . . . . . . . . . . . . . . .16
Effective Date. . . . . . . . . . . . . . . . . . . . . . . .16
Interim Reporting Committee . . . . . . . . . . . . . . . . .20
Takeover Proposal . . . . . . . . . . . . . . . . . . . . . .20
Rose's Stockholders Meeting . . . . . . . . . . . . . . . . .21
Rose's Counsel. . . . . . . . . . . . . . . . . . . . . . . .21
Confidentiality Agreement . . . . . . . . . . . . . . . . . .21
topping payment . . . . . . . . . . . . . . . . . . . . . . .23
Termination Fee . . . . . . . . . . . . . . . . . . . . . . .23
Superior Rose's Acquisition Transaction . . . . . . . . . . .24
Election. . . . . . . . . . . . . . . . . . . . . . . . . . .26
Employment Agreement. . . . . . . . . . . . . . . . . . . . .26
Rose's Trade Vendors Facility . . . . . . . . . . . . . . . .29
Termination Date. . . . . . . . . . . . . . . . . . . . . . .30
reimbursement amount. . . . . . . . . . . . . . . . . . . . .31
Variety Indemnitee, . . . . . . . . . . . . . . . . . . . . .32
Variety Indemnitees . . . . . . . . . . . . . . . . . . . . .32
Variety Claim . . . . . . . . . . . . . . . . . . . . . . . .32
Variety Claims. . . . . . . . . . . . . . . . . . . . . . . .32
Rose's Indemnitee,. . . . . . . . . . . . . . . . . . . . . .33
Rose's Indemnitees. . . . . . . . . . . . . . . . . . . . . .33
Rose's Claim. . . . . . . . . . . . . . . . . . . . . . . . .34
Rose's Claims . . . . . . . . . . . . . . . . . . . . . . . .34
Survival Period . . . . . . . . . . . . . . . . . . . . . . .35
include . . . . . . . . . . . . . . . . . . . . . . . . . . .36
includes. . . . . . . . . . . . . . . . . . . . . . . . . . .36
including . . . . . . . . . . . . . . . . . . . . . . . . . .36
without limitation. . . . . . . . . . . . . . . . . . . . . .36

                             ANNEX II



                                                           October 27, 1997


Board of Directors
Rose's Holdings, Inc.
218 South Garnett Street
Henderson, NC 27536

Dear Sirs:

     You have asked us to provide our opinion as to the fairness, from a financial point of view, to Rose's Holdings, Inc. ("Holdings") and the stock-holders of Holdings of the consideration proposed to be paid by Variety Whole-salers, Inc. ("Variety") for the purchase (the "Transaction") of all of the outstanding shares of common stock of Holdings' wholly-owned subsidiary, Rose's Stores, Inc. ("Stores") (Holdings and Stores are referred to collectively as "Rose's"), pursuant to the terms of the Stock Purchase Agreement dated as of October 24, 1997 (the "Stock Purchase Agreement") between Variety and Holdings. We understand that the Stock Purchase Agreement provides for the payment by Variety of $19,200,000 cash to Holdings (including $1,920,000 to be placed in escrow), the payment or retention by Holdings of certain liabilities of Stores, aggregating approximately $3,400,000; and the making of certain Federal income tax elections by Holdings which will result in Holdings retaining a net operat-ing loss for Federal income tax purposes of approximately $35,000,000.

     In connection with our opinion, we have:

     (1) reviewed certain publicly available financial statements and other information of Holdings and of Stores;

     (2) reviewed certain internal financial statements, operating reports and other information of Holdings and of Stores;

     (3)  reviewed financial projections prepared by Rose's management;

     (4)  reviewed certain business plans prepared by Rose's management;

     (5) reviewed certain asset and liability liquidation and valuation estimates prepared by or for Rose's management;

     (6) discussed past, current and projected operations, financial re-sults, financial position, market conditions, competition, business plans and asset and liability liquidation and valuation analyses and other relevant matters with Rose's management and legal counsel;

     (7) reviewed the reported trading activity and prices for Rose's common stock;

     (8) reviewed publicly available information with respect to other pub-licly traded companies that we believe are comparable to Rose's;

     (9) reviewed publicly available information with respect to certain acquisition transactions;

     (10) participated in certain negotiations between representatives of Rose's and Variety and discussed with Rose's management, directors and legal counsel the course of other negotiations between Rose's and Variety and discussions between Rose's and other interested or poten-tially interested parties;

     (11) reviewed the Stock Purchase Agreement and related Schedules and Exhibits; and

     (12) performed such other reviews, analyses and investigations as we deemed appropriate.

     In conducting our review, analysis and investigation and in formulating our opinion, we have assumed and relied upon, without independent verification or investigation, the accuracy and completeness of the information provided to us or publicly available. With respect to the projections and estimates provid-ed by Rose's management, we assumed that the projections and estimates were prepared based on assumptions and bases which were reasonable and reflected management's best estimates and judgments as of the date such projections were prepared. We have not made any independent valuation or appraisal of the assets or liabilities of Rose's, nor have we been furnished with any such valuation or appraisal. We have assumed that the conditions contained in the Stock Purchase Agreement would be satisfied or waived and that the Transaction would be consummated as contemplated by the Stock Purchase Agreement. Our opinion is based upon analyses performed in light of our assessment of current general economic, competitive, financial and market conditions as they exist as of the date hereof and in light of our assessment of the information made available to us as of the date hereof. We were not authorized to solicit, and did not solic-it, interest from any party with respect to an acquisition or business combina-tion involving Rose's or its assets. We express no opinion as to the price at which Holdings common stock will trade either prior to or upon consummation of the Transaction, and we express no opinion and make no recommendation as to how the holders of Holdings common stock should vote at the meeting of Holdings stockholders to be held in connection with the Transaction.

     Winton Associates, Inc. and its parent company, Pacholder Associates, Inc., have provided financial advisory services to Rose's in the past and received fees for such services.

     This opinion is for the use of the Board of Directors of Holdings and may not be used for any other purpose without our prior written consent, except that this opinion may be included and summarized in any filing with the Securities and Exchange Commission made by Holdings in connection with the Transaction.

     Based on and subject to the foregoing, it is our opinion that the consideration to be received by Holdings pursuant to the Stock Purchase Agreement is fair, from a financial point of view, to Holdings and the stock-holders of Holdings.

                                                  Very truly yours,

                                                  WINTON ASSOCIATES, INC.



                                                  By: /s/ James P. Shanahan, Jr.
                                                          James P. Shanahan, Jr.
                                                          Vice President

                                                     Annex III

                                          SECURITIES AND EXCHANGE COMMISSION

                                               WASHINGTON, D. C. 20549

                                                       FORM 10-K

                          (X)   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                                     THE SECURITIES EXCHANGE ACT OF 1934

                                 For the fiscal year ended January 25, 1997


                                                      OR

                         ( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                                    OF THE SECURITIES EXCHANGE ACT OF 1934

                                           Commission File No 0-631

                                              ROSE'S STORES, INC.
                         (Exact name of registrant as specified in its charter)

                   Delaware                                     56-0382475
           (State or other jurisdiction of                (I.R.S. Employer
           incorporation or organization)                 Identification Number)

                                             218 S. Garnett Street
                                             Henderson, NC  27536
                           (Address and zip code of principal executive offices)

Registrant's telephone number, including area code: (919) 430-2600

Securities registered pursuant to Section 12(b) of the Act:  NONE

Securities registered pursuant to Section 12(g) of the Act:

           Common Stock, No Par Value

           Stock Warrants (to purchase Common Stock)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   X          No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( X )

                              (continued on following page)
PAGE

                              (continued from previous page)

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

    Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan
confirmed by a court.  Yes   X         No

    As of March 12, 1997, of the 10,000,000 shares of common stock delivered to First Union National Bank of North Carolina ("FUNB"), as Escrow Agent, pursuant to the Modified and Restated First Amended Joint Plan of Reorganization, the Company has 8,571,964 shares of common stock outstanding. The remaining 430,909 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved. If all pending claims are resolved adversely to the Company, approximately 8,660,179 shares of common stock will be outstanding. If all pending claims are resolved in accordance with the Company's records, approximately 8,613,609 shares of common stock will be outstanding. To the extent that escrowed shares of common stock are not used to satisfy claims, they will revert to the Company and will be retired or held in the treasury of the Company.

    As of March 31, 1997, the aggregate market value of common stock held by non-affiliates of the Company (assuming all pending claims are resolved adverse-ly to the Company) was approximately $15,300,000.


                           DOCUMENTS INCORPORATED BY REFERENCE

       Incorporated Document                        Location in Form 10-K

Portions of Registrant's definitive                 Part III, Items 10, 11,
Proxy Statement to be filed in                      12 and 13
connection with the Annual Meeting
of Shareholders to be held June 26,
1997.
PAGE

PART I

ITEM 1:  BUSINESS

         (a)  General Development of Business

    Rose's* was organized in 1915 as a family partnership consisting of Paul H. Rose and his wife, Emma M. Rose, who together opened a "5-10-25 cent" store in Henderson, North Carolina. By 1927, when there were 28 stores, the business was incorporated in the state of Delaware under the name of "Rose's 5, 10 & 25 cent Stores, Inc." In 1962, the name was changed to "Rose's Stores, Inc." Over the years, Rose's has opened stores of a larger size. As a result, Registrant's business has evolved from a chain of 5, 10 & 25 cent stores to a chain of general merchandise discount stores.

    On September 5, 1993, Rose's filed a voluntary petition for Relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). The Company's Modified and Restated First Amended Joint Plan of Reorganization (the "Plan") was approved by Order of the Bankruptcy Court on April 24, 1995. On April 28, 1995, the Plan became effec-tive. Details of the bankruptcy proceedings are discussed in Note 1 to the Company's Financial Statements included elsewhere herein.

         (b) Industry Segments Registrant's business does not include industry segments as defined under the Act.

         (c)  Narrative Description of Business

    At the end of its last fiscal year, Registrant was operating 105 retail stores in a region extending from Delaware to Georgia and westward to the Mississippi Valley. All store buildings are leased. The stores range in size from 24,000 square feet to 72,000 square feet. During the year, Rose's did not open or close any stores. Rose's has closed one store subsequent to year-end and plans to open two new stores in 1997. The new stores will average 26,000 square feet.

    Registrant currently operates one class of stores, known as "ROSES". The stores carry a wide range of general merchandise and popularly priced consumer goods, such as clothing, shoes, household furnishings, small appliances, toiletries, cosmetics, sporting goods, automobile accessories, food, yard and garden products, electronics and occasional furniture. Registrant operates all of the departments in its stores including the leased shoe departments.


* Reference in this Annual Report on Form 10-K to "Rose's," the "Registrant," or the "Company" shall mean Rose's Stores, Inc.

PAGE

    Sales are primarily for cash, although credit cards such as MASTERCARD, VISA and DISCOVER are honored. During the past fiscal year, credit card sales amounted to approximately 14% of gross sales. Store sales are directly affected by general economic conditions in the areas where the stores are located, as well as by consumer spending and disposable income.

    Merchandising Inventories are purchased in two principal ways. The Company's buyers purchase and distribute merchandise to the various stores, and to a lesser extent the store managers purchase merchandise for their individual stores from listings and sources approved by the Company's buyers. Rose's purchases from a large number of suppliers and sells to a large number of customers and does not believe that the loss of any one customer or supplier would have a material adverse effect on the Company. Rose's does not engage in any material research activities and has no plans for new product lines.

    The Company has an agreement with an independent contractor to sell shoes within the Company's stores. The Company receives a percentage of the sales under the agreement which expires July 30, 1998.

    Distribution Approximately 15% of the Company's merchandise is shipped directly to stores from suppliers, and 85% is shipped to stores from Rose's distribution and consolidating facilities located in Henderson, North Carolina. The majority of trailers used in shipping are owned by Rose's; the majority of tractors are leased.

    Seasonal Aspects of Operations Rose's business is highly seasonal and directly influenced by general economic conditions in its operating area. The Christmas season is the period of highest sales volume. During the past fiscal year, a total of approximately 23% of the year's gross sales were made in the months of November and December combined.

    Competition Rose's business is intensely competitive. Rose's Stores com-pete directly with chains such as Wal-Mart, Kmart, Target, and Hills, and with independently owned stores. At the end of the fiscal year, 91% of Rose's Stores faced competition from these stores. Wal-Mart and Kmart and more recently Target and Hills have been opening or expanding stores in the areas in which Rose's stores are located. Of the Company's 105 stores, 14 faced new competi-tors' openings or expansions in 1996, compared to 28 stores in 1995 and 10 stores in 1994. In 1997, the Company expects to have 5 stores facing new com-petition. There is also competition from grocery stores, drug chains and home improvement centers. In addition, other distribution channels, such as telemar-keting and catalogs also compete with the Registrant's stores.

    Associates* Rose's employed, on a full-time or part-time basis, approximately 8,800 persons at fiscal year-end. Rose's considers its relations with its associates to be good.



* Persons employed by Rose's Stores, Inc.
PAGE

ITEM 2:  PROPERTIES

    The following table shows the geographical distribution of the 105 Rose's stores in operation on January 25, 1997:

    State                                                Number of Stores
North Carolina                                                      47
Virginia                                                            27
Georgia                                                              8
South Carolina                                                       6
Maryland                                                             4
Mississippi                                                          4
Kentucky                                                             3
Delaware                                                             3
Tennessee                                                            2
West Virginia                                                        1

                   TOTAL                                           105

    During the fiscal year which ended January 25, 1997, Rose's opened no new stores and closed no stores. The Registrant occupies approximately 5,437,000 total square feet of store space (including office, stockroom, and other non-selling areas), or an average of 51,780 per store. The Registrant has closed one store subsequent to year-end and plans to open two new stores in 1997. The new stores will average 26,000 square feet. Rose's currently leases all store space under long-term leases which are normally for initial terms of 15 to 20 years with one or more five-year renewal options. (See Leased Assets and Lease Commitments, Note 15, to the Financial Statements for additional information about the Registrant's commitments under the terms of its long-term leases.)
The two new stores will operate under three year leases with renewal options.

    Following is a table of the number of stores opened, closed and remodeled in the last five years:

                                                     1996             1995            1994            1993           1992

Number of stores at the
  beginning of year                                   105              113             172             217            232
Stores opened                                          -                -               -               -              -
Stores closed                                          -                (8)            (59)            (45)           (15)
Number of stores at the
  end of year                                         105              105             113             172            217

Remodeled stores                                       19               15              -               21              7

    Most of the stores' fixtures are owned by the Registrant. The remaining fixtures are manufacturers' racks that are supplied by vendors. Most of the electronic equipment located in the stores, including point of sale equipment, is owned by the Registrant.

    The Registrant owns its Executive and Buying Offices, its 860,300 square foot central warehouse, an additional warehouse containing 134,400 square feet, a 31,000 square foot graphic productions building and a 30,000 square foot data center, all of which are located in Vance County, North Carolina. The Registrant also leases facilities in Henderson, North Carolina for offices (approximately 30,000 square feet). The Registrant also owns a 78,000 square foot warehouse in Henderson, North Carolina, which is leased to a third party. Subsequent to year-end, the Registrant terminated the lease with respect to approximately 6,000 square feet of office space.

    On May 21, 1996, the Company entered into a new financing arrangement with Foothill Capital, Inc. and PPM Finance, Inc. as co-agents. The financing is a $120,000,000 three-year revolving credit facility (the "Credit Facility") with a letter of credit sublimit in the aggregate principal amount of $40,000,000. The Credit Facility is secured by a perfected first priority lien and security interest in all of the assets of the Company and replaced the Company's former revolving credit agreement which would have expired in two years. Under the Credit Facility, trade suppliers which extend credit to the Company are support-ed by a $5,000,000 letter of credit and a subordinated lien of $15,000,000 in the real estate properties of the Company, which letter of credit and subordina-ted lien expire April 29, 1997. The Company plans to extend or replace this security package. The Credit Facility includes certain restrictive covenants which the Company was in compliance with at January 25, 1997. (See Debt, Note 7, to the Financial Statements for additional information about the Regis-trant's financing agreement.)

ITEM 3:  LEGAL PROCEEDINGS

    The Registrant's business ordinarily results in a number of negligence and tort actions, most of which arise from injuries on store premises, injuries from a product, or false arrest and detainer arising from apprehending suspected shoplifters. General damages are covered by insurance, subject to specified self-retention amounts, and are adjusted and managed by a third party claims management service which also manages defense of the claims.

ITEM 4:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    No matters were submitted to stockholders during the fourth quarter of the fiscal year.
PAGE

PART II

ITEM 5: MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

INVESTOR INFORMATION

    Rose's new common stock was delivered to First Union National Bank of North Carolina as Escrow Agent on April 28, 1995, pursuant to the Modified and Restat-ed First Amended Joint Plan of Reorganization (the "Plan") for distribution on allowed claims of unsecured creditors and to officers of the Company pursuant to a consummation bonus plan approved by order of the Bankruptcy Court on February 14, 1995. Rose's stock is listed on the Nasdaq National Market System ("NASDAQ"; symbol "RSTO"). Rose's had 2,846 stockholders of record of common stock on April 3, 1997. High and low prices of the Company's common stock, as reported on NASDAQ, are shown in the table below:

                                     Fiscal Year                                        Thirty-Nine Weeks
                                Ended January 25, 1997                                Ended January 27, 1996
                                 High                     Low                          High                    Low
1st Quarter                      2  3/32                 1  5/16                        NA                     NA
2nd Quarter                      2  1/8                  1 11/16                       3 3/8                  1 57/64
3rd Quarter                      1 27/32                 1  1/2                        3 1/4                  1  5/8
4th Quarter                      1 31/32                 1  1/2                        2 5/16                 1  1/2

    On the effective date of the Plan, all shares of the Company's pre-emergence Voting Common Stock and Non-voting Class B Stock were canceled pursuant to the Plan. The stockholders of record of such stock as of such date became entitled to receive their prorata share of 4,285,714 warrants to purchase the newly issued common stock of the Company. One warrant was issued for every 4.377 shares of pre-emergence Voting Common Stock or Non-voting Class B Stock and allows the holder to purchase one share of the new common stock. See Stock-holders' Equity, Note 11, to the Financial Statements for additional informa-tion. The warrants are listed on NASDAQ (symbol "RSTOW"). High and low prices of the warrants from the first day listed (October 31, 1995), as reported on NASDAQ, are shown on the table below:

                                     Fiscal Year                                        Thirty-Nine Weeks
                                Ended January 25, 1997                                Ended January 27, 1996
                                 High                     Low                          High                    Low

1st Quarter                        1/4                      1/32                        NA                     NA
2nd Quarter                        1/4                      1/8                         NA                     NA
3rd Quarter                        1/8                      1/32                         5/16                   3/16
4th Quarter                        3/32                     1/32                         1/4                    1/16

    There were no dividends paid in 1996 and 1995. The Registrant is restricted from paying dividends under the terms of its financing facility.
PAGE

ITEM 6: SELECTED FINANCIAL DATA

(Dollars in thousands except per share amounts)
(Not covered by Independent Auditors' Report)

                                                 Thirty-Nine  |    Thirteen
                                                 Weeks Ended  |   Weeks Ended
                                Fiscal Year      January 27,  |    April 29,                 Fiscal Years
                                    1996             1996     |       1995            1994          1993            1992
                                                              |
Net sales                       $  641,884          524,397   |      154,290         731,926     1,203,223       1,362,243
Leased department income             4,647            3,784   |        1,114           5,288         8,707           9,816
Earnings (loss) before                                        |
  reorganization expense,                                     |
  fresh-start revaluation,                                    |
  income taxes, and                                           |
  extraordinary items                1,370            5,484   |          542           6,617       (27,069)        (59,509)
Reorganization expense(b)             -                -      |       (3,847)        (57,899)      (39,138)           -
Fresh-Start revaluation(c)            -                -      |      (17,432)           -             -               -
Earnings (loss) before                                        |
  cumulative effect of                                        |
  accounting change and                                       |
  extraordinary items                1,294            4,401   |      (20,737)        (51,282)      (66,207)        (58,560)
Cumulative effect of                                          |
  accounting change(d)                -                -      |         -               -             -             (5,031)
Extraordinary items                                           |
  Gain on debt                                                |
    discharge(e)                      -                -      |       90,924            -             -               -
  Loss on early extinguishment                                |
    of debt(f)                        (914)            -      |         -               -             -               -
Net earnings (loss)(g)                 380            4,401   |       70,187         (51,282)      (66,207)        (63,591)
Per Share Results                                             |
  Earnings (loss) before                                      |
    cumulative effect of                                      |
    accounting change and                                     |
    extraordinary items               0.15             0.51   |        (1.11)          (2.73)        (3.53)          (3.14)
  Net earnings (loss)                 0.04             0.51   |         3.74           (2.73)        (3.53)          (3.41)
Cash dividends                        -                -      |         -               -             -               -
Total assets                       160,322          171,244   |      204,561         183,186       308,105         337,040
Excess of net assets over                                     |
  reorganization value              21,872           25,371   |       32,201            -             -               -
Reserve for income                                            |
  taxes(h)                          12,996           12,673   |         -               -             -               -
Long-term obligations                1,079            2,108   |        (i)             (i)           (i)            83,433

(a) In accordance with Fresh-Start Reporting, the Company adjusted its assets and liabilities to reflect their estimated fair market value at the Effective Date, and made certain reclassifications between gross margin and expenses and changed the method of accruing certain expenses between periods (See Note 2 to the Financial Statements). Accordingly, the selected financial data above for the thirty-nine weeks ended January 27, 1996 is not comparable in material respects to such data for prior periods. Furthermore, the Company's results of operations for the period prior to reorganization are not necessarily indicative of results of operations that may be achieved in the future.

PAGE

(b) Reorganization costs include the DIP facility fee amortization and expenses, professional fees and other reorganization costs. Additionally, included in the reorganization expense for 1994 is a provision of $43,000 for the costs of closing 59 stores in May 1994 and realigning corporate and administrative costs. Included in the reorganization expense for 1993 is a provision of $39,500 for the costs of closing 43 stores in January 1994. Offsetting the 1993 expense is a reversal of prior reserves for closings due to the anticipated rejections of closed store leases.

(c) The Fresh-Start revaluation of $17,432 reflects the net expense to record assets at their fair values and liabilities at their present values in accord-ance with the provisions of SOP 90-7 and to reduce noncurrent assets below their fair values for the excess of the fair values of assets over the reorganization value.

(d) In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postre-tirement Benefits Other Than Pensions," requiring the Company to accrue health insurance benefits over the period in which associates become eligible for such benefits. The cumulative effect of adopting SFAS 106 was a one-time charge of $5,031.

(e) The extraordinary item - gain on debt discharge represents the extinguish-ment of liabilities subject to settlement under reorganization proceedings in accordance with the Plan.

(f) The extraordinary item - loss on early extinguishment of debt represents the deferred financing costs of the previous facility which were written off as a result of the Company obtaining a new financing facility.

(g) Included in 1996 net earnings is a charge of $657 related to a merger agree-ment which was terminated on August 20, 1996, a charge of $207 for the reserve for a store closing in 1997 and income of $1,397 resulting from the settlement of pre-petition liabilities. Included in 1995 earnings is a gain of $4,701 which represents the effect of canceling a postretirement healthcare benefit, a charge of $1,170 for severance costs, and a gain of $586 on the sale of a store lease.

(h) During 1995, the Company filed for and received a federal refund of $16,898 to carry back losses described in Section 172(f) of the Internal Revenue Code. Additionally, during 1996 the Company filed a $10,620 refund claim under Section 172(f), which is currently being evaluated by the IRS. Section 172(f) is an area of tax law without substantial legal precedent or guidance. The IRS may challenge the Company's ability to carry back such a substantial portion of losses under this provision. Accordingly, assurances cannot be made as to the Company's entitlement to all of these claims. Consequently, an income tax re-serve has been set up in the amount of the refund already received net of the collection expenses which will be reimbursed if the Company's position does not withstand any such challenge and the refund is reversed.

(i) Not comparable for the thirteen weeks ended April 29, 1995, and the fiscal years 1994 and 1993, the majority of the amounts comprising this item have been reclassed to liabilities subject to settlement under reorganization proceedings. PAGE

ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS FROM OPERATIONS

(Dollars in thousands except per share amounts)

Results of Operations

    The following table sets forth for the periods indicated the percentage which each item listed relates to net sales:

                                                                        Fiscal Years
                                                     % to Net         1995(a)        % to Net                      % to Net
                                      1996             Sales          Pro forma        Sales           1994          Sales
Revenue:
  Gross sales                        $661,684           103.1%         700,325(b)       103.2%         756,356        103.3%
  Leased department sales              19,800             3.1           21,638(b)         3.2           24,430          3.3
  Net sales                           641,884           100.0          678,687(b)       100.0          731,926        100.0
  Leased department income              4,647             0.7            4,898(b)         0.7            5,288          0.7
    Total revenue                     646,531           100.7          683,585          100.7          737,214        100.7
Costs and Expenses:
  Cost of sales                       489,450            76.3          519,727           76.6          555,087         75.8
  Selling, general and
    administrative                    150,143            23.4          153,900           22.7          160,346         21.9
  Depreciation and
    amortization                       (2,378)           (0.4)          (3,349)          (0.5)           9,257          1.3
  Interest                              7,946             1.2            6,927            1.0            5,907          0.8
    Total costs and expenses          645,161           100.5          677,205           99.8          730,597         99.8
Earnings (loss) before
  reorganization expense,
  income taxes, and
  extraordinary item                    1,370             0.2            6,380            0.9            6,617          0.9
Reorganization expense (a)               -                 -              -                -           (57,899)        (7.9)
Earnings (loss) before income
 taxes and extraordinary item           1,370             0.2            6,380            0.9          (51,282)        (7.0)
Income taxes                               76             0.0            1,272            0.2             -              -
Earnings (loss) before
  extraordinary item                    1,294             0.2            5,108            0.7          (51,282)        (7.0)
Extraordinary item - loss on early
  extinguishment of debt                 (914)            0.1             -                -              -              -
Net earnings (loss)                  $    380             0.1%           5,108            0.7%         (51,282)        (7.0)%

(a) On September 5, 1993, the Company filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under Chapter 11 of the Bankruptcy Code. The Company emerged from Chapter 11 on April 28, 1995. Beginning in May 1995, the income statements re-flect the application of Fresh-Start Reporting as described in Fresh-Start Re-porting, Note 2 to the Financial Statements, and are therefore not comparable to prior years. The 1995 year-to-date results are presented on a pro forma basis to reflect the results as if the Company had adopted Fresh-Start Reporting at the beginning of the year. The adjustments are related to interest expense, reorganization costs, depreciation and amortization, advertising accrual, LIFO shrinkage and income taxes.

(b) The Successor's proforma amounts represent the combination of the Succes-sor's historical amounts with the Predecessor's historical amounts. See State-ments of Operations included in the historical financial statements.
PAGE

Chapter 11 Proceedings

   On September 5, 1993, the Company filed a voluntary Petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court") Case No. 93-01365-5-ATS.

   Technical modifications to the Company's First Amended Joint Plan of Reorgan-ization (which was confirmed by the Bankruptcy Court on December 14, 1994) were approved by orders of the Bankruptcy Court dated February 3, 1995 and February 13, 1995 and a Modified and Restated First Amended Joint Plan of Reorganization (the "Plan") was approved by order of the Bankruptcy Court on April 24, 1995. On May 1, 1995, the Company announced that it had satisfied all conditions required under its plan of reorganization and had emerged from Chap-ter 11 of the United States Bankruptcy Code on April 28, 1995 (the "Effective Date").

    For a further discussion of the Chapter 11 proceedings, see Item 3: Legal Proceedings and Note 1 to the Financial Statements.

    In accordance with SOP 90-7, the Company adopted fresh-start reporting. Under fresh-start reporting, a new reporting entity is created, and the Company was required to adjust its assets and liabilities to reflect their estimated fair market value at the Effective Date, which reduced depreciation and amorti-zation related to property and equipment; and created a deferred credit, excess of net assets over reorganization value, which is being amortized over 8 years.

    At the same time, the Company made certain reclassifications between gross margin and expenses and changed the method of accruing certain expenses between periods. In addition, as a result of the Company's emergence, reorganization expense and income taxes recognized by the Company prior to April 28, 1995, are not comparable to amounts, if any, recognized subsequent to the Effective Date. For further information, see Note 2 to the Financial Statements.

    To facilitate a better comparison of the Company's operating results for the periods presented, the following discussion is based on the results of opera-tions which are presented on a pro forma basis (as described below) for 1995. The combined historical statements of operations for the thirteen weeks ended April 29, 1995 (Predecessor) and thirty-nine weeks ended January 27, 1996 (Successor), are not included in the discussion due to the lack of comparability caused by the adoption of fresh-start reporting at the end of the first quarter. Certain items in the Successor's pro forma statements of operations are not affected by fresh-start adjustments and are comparable to the historical com-bined results of the Predecessor and the Successor.

    The pro forma statements of operations combine the results of operations of the Predecessor and Successor for 1995 and give effect to the transactions occurring in conjunction with the Plan as if the Effective Date had occurred, and such transactions had been consummated, on January 29, 1995. The statements of operations have been adjusted to reflect: the reduction in depreciation and amortization expense due to the write-off of property and equipment and property under capital leases; reclassification of DIP interest from reorganization costs to interest expense; the elimination of all other reorganization costs; amortization of excess net assets over reorganization value; the effects of changing to the accrual method for advertising; the reversal of LIFO credits; accrual of additional shrinkage; and the recording of an appropriate income tax expense.
Revenue

    The Company reported sales in 1996 of $661,684, a decrease of $38,641 or
5.5% from 1995.   The decline in sales was due primarily to a decline in sales on a comparable store basis of 5.0%. Same store sales were negatively affected by the Company's program in the fourth quarter of running less intensive promotions thereby improving the gross margin rate.

    In 1995, the Company reported sales of $700,325, a decrease of $56,031 or 7.4% from fiscal 1994. The closings of 7 stores in May 1995 and 1 store in October 1995 were the reasons for a significant portion of the sales decrease. Same store sales for 1995 decreased 1.5% from 1994. Same store sales in 1995 were negatively affected by poor weather at the beginning of the year, a change in layaway promotions, and by a poor Christmas selling season for retailers in general.

    In 1994, the Company reported sales of $756,356, a decrease of $489,341 or 39.3% from fiscal 1993. The closing of 43 stores in January 1994 and 59 stores in May 1994 were the reasons for the sales decrease. Same store sales for 1994 increased 1.2% from 1993.

    Sales have been adversely affected over the last three years as a result of new competition. Wal-Mart and Kmart and more recently Target and Hills have been opening or expanding stores in the areas in which Rose's stores are located. Of the 105 stores open in 1996, 14 faced new competitors' openings or expansions, compared to 28 in 1995 and 10 in 1994. In 1997, the Company expects to have 5 stores facing new competition.

    Inflation has had little effect on the Company's operations in the last three years.

Costs and Expenses

    In 1996, the cost of sales as a percent of sales decreased .3% from the 1995 pro forma percent to sales. This was due primarily to (i) lower shrinkage resulting in a decrease of the cost of sales rate by .1%, (ii) decreased markdowns resulting in a decrease in the rate by .2%, and (iii) an increase in the initial markon resulting in a decrease in the rate by .1%. These decreases in the cost of sales were offset somewhat by a decrease in advertising co-op income resulting in an increase of .1% in the 1996 cost of sales.

   In 1995, the pro forma cost of sales as a percent of sales increased .8% from the 1994 percent to sales. This was due primarily to (i) higher shrinkage resulting in an increase of the cost of sales rate by .8%, (ii) increased markdowns resulting in an increase in the rate by .5%, and (iii) no LIFO credit was recorded in 1995 resulting in an increase in the cost of sales rate by .7%. These increases in the cost of sales were offset somewhat by the reclassifica-tion of advertising co-op income and cash discounts to cost of sales resulting in a decrease of 1.1% in the 1995 cost of sales.

    In 1994, the cost of sales as a percent of sales decreased 1.7% from the 1993 percent to sales. This was due to (i) higher markup decreasing the cost of sales rate by .7%, (ii) lower shrinkage resulting in a decrease of the rate by 1.1%, and (iii) LIFO credit decreasing the rate by .6%. These improvements were offset by higher markdowns and increases in freight costs.

    Selling, general and administrative (SG&A) expenses as a percent of sales were 23.4% in 1996, 22.7% in 1995 (pro forma), and 21.9% in 1994. The 1996 SG&A included a charge of $657 related to a merger agreement with Fred's, Inc., which was terminated on August 20, 1996, and a $207 charge for the reserve for a store closing in 1997. Also included in 1996 SG&A, is income of $1,397 resulting from the settlement of pre-petition tax claims (See "Other") and some pre-petition workers' compensation insurance claims.

    The 1995 pro forma SG&A increase as a percentage of sales was due in part to the reclassification of advertising co-op and cash discounts from SG&A to gross margin and to the decline in 1995 sales. Included in 1995 SG&A, is a gain of $4,701 which represents the effect of canceling a postretirement healthcare benefit, a charge of $1,170 for severance costs related to a downsizing on February 23, 1996, of approximately 175 positions in the home office, distribution and store operations support staff, and a gain of $586 on the sale of a store lease.

    The decrease in 1994 SG&A is due in part to the realignment of corporate and administrative costs as well as a reduction in store expenses.

   The Company made the decision in the first quarter of 1994 to close 59 stores and realign corporate and administrative costs accordingly. A charge of $43,000 relating to these closings is included in the 1994 reorganization expenses of $57,899. The reserve remaining at the end of 1994 was adequate to cover the costs of closing an additional seven stores in May 1995.

    Interest expense for 1996 was $7,946. Interest for 1995 pro forma and 1994 including the interest on the DIP facility was $6,927 and $9,352, respectively. Interest expense increased 14.7% in 1996 due primarily to increased amortization of deferred financing costs and other interest. Interest expense decreased 25.9% in 1995 (pro forma), and 29.6% in 1994 (including DIP interest), primarily due to payments made to pre-petition secured lenders. Generally, under the Bankruptcy Code, interest on pre-petition claims ceases accruing upon the filing of a petition unless the claims are collateralized by an interest in property with value exceeding the amount of debt. The Bankruptcy Court ordered the Company to make monthly adequate protection payments to its Pre-petition Secured lenders which were booked as interest.

Other

    The Internal Revenue Service has examined the Company's federal income tax returns for the years 1988 through 1991, and claims arising from those examinations have been settled. The provision for these claims made in prior years was reduced by $397 during 1996 to the amount of the settled claim. Federal net operating loss carryovers for fiscal years subsequent to January 1992 are subject to future adjustments, if any, by the IRS. All state income and franchise tax returns for taxable years ending prior to fiscal 1993 are not subject to adjustment, primarily because of the application of certain facets of bankruptcy law.

    During 1995, the Company filed for and received a federal refund of $16,898 to carry back losses described in Section 172(f) of the Internal Revenue Code. Additionally, during 1996 the Company filed a $10,620 refund claim under Section 172(f), which is currently being evaluated by the IRS. Section 172(f) is an area of tax law without substantial legal precedent or guidance. The IRS may challenge the Company's ability to carry back such a substantial portion of losses under this provision. Accordingly, assurances cannot be made as to the Company's entitlement to all of these claims. Consequently, an income tax reserve has been set up in the amount of the refund already received net of the collection expenses which will be reimbursed if the Company's position does not withstand any such challenge and the refund is reversed.

Liquidity and Capital Resources

    On May 21, 1996, the Company entered into a new financing arrangement with Foothill Capital, Inc. and PPM Finance, Inc., as co-agents. The financing is a $120,000 three-year revolving credit facility (the "Credit Facility") with a letter of credit sublimit in the aggregate principal amount of $40,000. The Credit Facility is secured by a perfected first priority lien and security interest in all of the assets of the Company and replaced the Company's former revolving credit agreement which would have expired in two years. As a result of closing the Credit Facility, a loss on early extinguishment of debt of $914 in prepaid bank fees related to the former facility was recognized as an extraordinary item.

    The interest rate on the direct borrowings under the Credit Facility is the prime rate plus 1.375% (9.625% at January 25, 1997), with a minimum rate of 7% payable monthly. The fee on outstanding letters of credit is 1.5% payable monthly. Although there are no compensating balances required, the Company is required to pay a fee of .375% per annum on the average unused portion of the Credit Facility. Borrowing availability is based upon certain eligible inventory times a borrowing base percentage that varies by month. Under the Credit Facility, trade suppliers which extend credit to the Company are support-ed by a $5,000 letter of credit and a subordinated lien of $15,000 in the real estate properties of the Company which expire April 29, 1997. The Company plans to extend or replace this security package.

    The Credit Facility includes certain financial covenants and financial maintenance tests, including those related to minimum working capital and cur-rent ratios, capital expenditures limitations, maximum total liabilities to tangible net worth, and minimum tangible net worth which are measured quarterly. In addition, there is a requirement that cumulative net losses after May 31, 1996 shall not exceed $10,000. The Credit Facility also includes restrictions on the incurrence of additional liens and indebtedness, a prohibition on paying dividends, and, except under certain conditions, prepayment penalties. The Company is in compliance with these covenants as of January 25, 1997. The Company's management believes that the Company's current financing arrangement is adequate to meet its liquidity needs.

    On April 28, 1995 (the "Effective Date"), the Company closed on its exit financing loan (which was replaced on May 21, 1996, see above), thereby satisfying the last condition of the Plan and emerged from bankruptcy. The exit financing was a $125,000 (subsequently amended to $110,000, see below) three-year revolving credit facility (the "Facility") with a letter of credit sublimit in the aggregate principal amount of $40,000 with the First National Bank of Boston and The CIT Group/Business Credit, Inc., (the "Banks") as facility agents. The Facility was secured by a perfected first priority lien and securi-ty interest in all of the assets of the Company. The interest rate on the Fa-cility was either (a) the Banks' base rate plus 1.5% payable monthly or (b) a LIBOR rate plus 3.75% payable at the expiration of the LIBOR loan, depending on which option the Company chose. Although there were no compensating balances required, the Company was required to pay a fee of .5% per annum on the average unused portion of the Facility. Borrowing availability was based upon certain eligible inventory times a borrowing base percentage that varied by month. Under the Facility, trade suppliers which extended credit to the Company were support-ed by a $5,000 letter of credit and subordinated lien of $15,000 in the real estate properties of the Company which expired April 30, 1996 (extended to April 29, 1997).

    The Facility included certain financial covenants and financial maintenance tests, including those relating to earnings before interest, taxes, depreciation and amortization (EBITDA), debt service coverage, capital expenditures limitations, minimum stockholders' equity, and minimum/maximum inventory levels, which were measured quarterly. The Facility also included restrictions on the incurrence of additional liens and indebtedness; a requirement that the Facility be paid down to certain levels for 30 consecutive days between December 1st and February 15th each year; and a prohibition on paying dividends.

    On January 31, 1996, the Company and the Banks agreed to an amendment to the Facility that reduced the Facility size to $110,000. The covenants for the end of fiscal 1995 and the remaining life of the Facility were amended and certain covenants were added, including those related to days on hand inventory, maximum borrowings exposure, and an interest coverage ratio. Also, the measurement period for most covenants was changed from quarterly to monthly. In addition, the LIBOR option was eliminated and the Banks agreed to extend the trade letter of credit and subordinated lien until April 29, 1997.

    The Company's current ratio for 1996 is 1.82 compared to 1.83 in 1995, and
2.73 in 1994. In 1996, cash and cash equivalents increased $648, compared to a decrease of $757 in 1995 (combined Successor and Predecessor) and a decrease of $10,605 in 1994. The Company's working capital was $68,697 in 1996, $75,166 in 1995, and $92,009 in 1994. The decrease in 1996 of $6,469 was due in part to a decrease in inventory and an increase in borrowings on the financing facility. The decrease in 1995 of $16,843 was due in part to the increased inventories as a result of the write-off of $25,831 in LIFO reserves as part of Fresh-Start Reporting, and an increase in investment in inventory, increased borrowings on the line of credit, reclassification of pre-petition liabilities from liabilities subject to settlement under reorganization proceedings and increased bank drafts outstanding.

    The fixed charge coverage ratio was .93 in 1996, 1.11 in 1995 (pro forma), and (0.65) in 1994. The fixed charge coverage ratio is defined as the sum of net income before taxes, LIFO provision, interest, depreciation, and minimum rent divided by the sum of interest and minimum rent. The ratio, excluding items that are typically non-recurring such as reorganization costs, reserves for store closings and remerchandising, was .93 in 1996, 1.11 in 1995 (pro forma), and 1.39 in 1994.

    In 1996, $5,521 of cash was provided by operating activities, while $3,248 was used in 1995 (combined Successor and Predecessor) and $58,884 was provided in 1994. The increase in cash from operating activities in 1996 is due primarily to lower inventory levels. The decrease in cash from operating activities in 1995 is due primarily to increased investments in inventory. The increase in cash from operating activities in 1994 is due to a decrease in inventory related to closed stores and reductions of inventory prepayments.

    Investing activities used cash of $3,608 in 1996, $5,381 in 1995 (combined Successor and Predecessor), and $1,281 in 1994. The Company invested cash in property and equipment totaling $3,644 in 1996, $5,431 (combined Successor and Predecessor) in 1995, and $2,015 in 1994. The 1996 expenditures were primarily for store remodeling, and new computer software. The 1995 expenditures were primarily for store improvements and new computer software. The Company closed no stores in 1996, closed 8 stores in 1995, and closed 59 stores in 1994. The Company plans to invest $2,000 in 1997 primarily for store improvements, new computer software, and improvements to the Company's distribution center. The Company does plan to open two stores and has closed one store in 1997.

    Financing activities used cash of $1,265 in 1996, provided cash of $7,872 (combined Successor and Predecessor) in 1995, and used cash of $68,208 in 1994. The Company had net borrowings on its line of credit of $10,465 in 1996 and $33,673 in 1995 (combined Successor and Predecessor). The Predecessor made $26,423 of payments on long-term debt in 1995, and $65,437 in 1994. The Company's debt agreements include a restriction on the payment of cash dividends and the repurchase of stock.

ITEM 8:  FINANCIAL STATEMENTS

    See Financial Statements contained elsewhere herein.


ITEM 9: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None
PAGE

PART III

ITEM 10:  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    Registrant will file a definitive proxy statement with the SEC within 120 days after the close of its fiscal year. The information on the Directors required by this Item is disclosed in Registrant's Proxy Statement to Stockholders for the Annual Meeting to be held June 26, 1997 under the caption "Proposal 2. Election of Board of Directors" and is incorporated herein by reference. The information required with respect to Executive Officers is set forth in Part III, Item 10 below. Information with regard to family relationships among Directors and Executive Officers is contained in the Proxy Statement under the caption "Family Relationships".

    The following information is furnished with respect to each of the executive officers of the Registrant as of April 3, 1997:

Name, Age, Position              Business Experience During Past Five Years

R. Edward Anderson (47)          Appointed August 22, 1994; Executive Vice
Chairman of the Board,           President, Chief Financial Officer,
President and Chief              October 19, 1992 to August 21, 1994;
Executive Officer                Senior Vice President, Chief Financial
                                 Officer, January 12, 1990 to October 18, 1992.

Howard Parge (50)                Appointed February 9, 1995; Vice President,
Senior Vice President,           Operations, March 1992 to February 1995;
Operations                       Target Stores, District Manager, 1989
                                 through 1991.

Jeanette R. Peters (41)          Appointed Treasurer September 7, 1995;
Senior Vice President,           Appointed Senior Vice President, Chief
Chief Financial Officer          Financial Officer November 2, 1994; Vice
and Treasurer                    President and Controller April 24, 1991
                                 through November 1994.

A. Len Priode (52)               Appointed November 20, 1996;
Senior Vice President,           Stirling Douglas, Vice President, U.S.
Distribution and                 Customer Services, December 1995 through
Information Services             November 1996; Michael's Stores, Vice
                                 President, Information Services, March 1994 through December 1995; Rose's Stores, Inc.,
                                 Vice President, Information Services, May
                                 1988 through March 1994.

Bob L. Sasser (44)               Appointed December 16, 1996; Michael's
Senior Vice President,           Stores, Vice President, General Merchandise
Merchandising and                Manager, March 1994 through November 1996;
Marketing                        Rose's Stores, Inc., Vice President, GMM
                                 Hardlines, January 1990 through March 1994.

PAGE

G. Templeton Blackburn, II       Appointed Vice President, Real Estate
(46)                             November 2, 1994; Elected Secretary
Vice President, Real             February 17, 1993; Appointed Vice President,
Estate, General Counsel          General Counsel April 19, 1991.
and Secretary

Barry L. Gouge (49)              Appointed January 16, 1997; Divisional
Vice President, General          Merchandise Manager, Toys and Electronics,
Merchandise Manager              September 1996 through January 1997;
Hardlines                        Variety Wholesalers, Senior Vice President,
                                 Merchandising and Distribution, July 1994 through August 1996; Rose's Stores, Vice
                                 President, Marketing, January 1992 through
                                 July 1994.

Robert A. Greenwald (49)         Appointed January 16, 1997; Rich's
Vice President, General          Department Stores, Executive Vice President,
Merchandise Manager              Merchandising and Advertising, February
Softlines                        1996 through December 1996; Senior Vice
                                 President, GMM Softlines, April 1995 through
                                 January 1996; Jamesway Stores, Inc., Senior
                                 Vice President, GMM, July 1992 through
                                 January 1995.

     Officers of the Registrant are elected each year at the Annual Meeting of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

Section 16(a) Reporting

     The Registrant believes that all executive officers and directors of the Registrant and all other persons known by the Registrant to be subject to Sec-tion 16 of the Securities Exchange Act of 1934, filed all reports required to be filed during fiscal year 1996 under Section 16(a) of that Act on a timely basis. The Registrant's belief is based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Registrant during, and with respect to, its most recent fiscal year by persons known to be subject to Section 16.

ITEM 11:  EXECUTIVE COMPENSATION

    The information required by this Item is disclosed in Registrant's Proxy Statement to Stockholders for the Annual Meeting to be held June 26, 1997, under the caption "Executive Compensation and Other Information" and said information is incorporated herein by reference.

ITEM 12:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information required by this Item is disclosed in Registrant's Proxy Statement (as referenced above) under the captions "Principal Holders of Voting Securities" and "Stock Ownership of Management" and said information is incorporated herein by reference.

PAGE

ITEM 13:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information required by this Item is disclosed in Registrant's Proxy Statement (as referenced above) under the headings "Certain Relationships and Related Transactions" and said information is incorporated herein by reference.

PART IV

ITEM 14:  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)  1.  FINANCIAL STATEMENTS

                 Independent Auditors' Report

                 Statements of Operations for the year ended
                 January 25, 1997, for the thirty-nine weeks ended January 27, 1996, thirteen weeks ended April 29, 1995, and the year ended January 28, 1995

                 Balance Sheets - January 25, 1997 and
                 January 27, 1996

                 Statements of Stockholders' Equity for the year ended January 25, 1997, for the thirty-nine weeks ended January 27, 1996, thirteen weeks ended April 29, 1995, and the year ended January 28, 1995

                 Statements of Cash Flows for the year ended
                 January 25, 1997, for the thirty-nine weeks ended January 27, 1996, thirteen weeks ended April 29, 1995, and the year ended January 28, 1995

                 Notes to the Financial Statements

     2.  FINANCIAL STATEMENT SCHEDULES

                 All schedules are omitted because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

PAGE

     3.  EXHIBITS

             Exhibit
               No.
             10.1  Agreement and Plan of Merger dated as of         Incorporated
                   May 7, 1996, by and among Fred's Inc.,           by reference
                   FR Acquisition Corp. and the Registrant.
                   (Incorporated by reference to Exhibit 10.1 to Registrant's Form 10-Q for the quarter ended April 27, 1996).

             10.2  Loan and Security Agreement among the            Incorporated
                   Registrant, as Borrower, the Financial           by reference
                   Institutions as listed on the signature
                   pages, as the Lenders, PPM Finance, Inc., as Co-Agent, and Foothill Capital Corporation, as Agent, dated as of May 21, 1996.
                   (Incorporated by reference to Exhibit 10.2 to Registrant's Form 10-Q for the quarter ended April 27, 1996).

             10.3  Deed of Trust, Assignment of Rents and           Incorporated
                   Security Agreement for the headquarters          by reference
                   property, dated as of May 21, 1996, by and among Registrant, Foothill Capital
                   Corporation, and David L. Huffstetler,
                   pursuant to the Loan and Security Agreement.
                   (Incorporated by reference to Exhibit 10.3 to Registrant's Form 10-Q for the quarter ended April 27, 1996).

             10.4  Deed of Trust, Assignment of Rents and           Incorporated
                   Security Agreement for the warehouse             by reference
                   property, dated as of May 21, 1996, by and among Registrant, Foothill Capital
                   Corporation, and David L. Huffstetler,
                   pursuant to the Loan and Security Agreement.
                   (Incorporated by reference to Exhibit 10.4 to Registrant's Form 10-Q for the quarter ended April 27, 1996).

             10.5  Subordination Agreement dated as of May 21,      Incorporated
                   1996, among Registrant, Foothill Capital         by reference
                   Corporation, M.J. Sherman & Associates,
                   Inc., and Alan H. Peterson. (Incorporated by reference to Exhibit 10.5 to Registrant's
                   Form 10-Q for the quarter ended April 27,
                   1996).

             10.6  Intellectual Property Security Agreement         Incorporated
                   dated as of May 21, 1996, among Registrant       by reference
                   and Foothill Capital Corporation, pursuant to the Loan and Security Agreement.
                   (Incorporated by reference to Exhibit 10.6 to Registrant's Form 10-Q for the quarter ended April 27, 1996).

             10.7  Termination Agreement dated as of August 20,     Incorporated
                   1996 between the Company, Fred's, Inc., and      by reference
                   FR Acquisition Corp.  (Incorporated by
                   reference to Exhibit 10.1 to Registrant's
                   Form 10-Q for the quarter ended July 27,
                   1996).

             27.   Financial Data Schedule


(b)      REPORTS ON FORM 8-K

         The Registrant filed no reports on Form 8-K during the last quarter of the period covered by this report.

PAGE

                                 SIGNATURES

    Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, Rose's Stores, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                 ROSE'S STORES, INC.


                               By:   /s/ R. Edward Anderson
                                     R. Edward Anderson, President and
                                     Chief Executive Officer


                               By:   /s/ Jeanette R. Peters
                                     Jeanette R. Peters, Senior Vice President,
                                     Chief Financial Officer and Treasurer




Date:  April 24, 1997


       Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Regis-trant and on the dates indicated:



/s/ R. Edward Anderson                          /s/ J. David Rosenberg
R. Edward Anderson, Director                    J. David Rosenberg, Director


/s/ Jack Howard                                 /s/ Harold Smith
Jack Howard, Director                           Harold Smith, Director


/s/ Warren Lichtenstein                         /s/ N. Hunter Wyche, Jr.
Warren Lichtenstein, Director                   N. Hunter Wyche, Jr., Director


/s/ Joseph L. Mullen
Joseph L. Mullen, Director

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

January 25, 1997

     The financial statements on the following pages have been prepared by management in conformity with generally accepted accounting principles. Management is responsible for the reliability and fairness of the financial statements and other financial information included herein.
     To meet its responsibilities with respect to financial information, management maintains and enforces internal accounting policies, procedures and controls which are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Management believes that the Company's accounting controls provide reasonable, but not absolute, assurance that errors or irregularities which could be material to the financial state-ments are prevented or would be detected within a timely period by Company personnel in the normal course of performing their assigned functions. The con-cept of reasonable assurance is based on the recognition that the cost of con-trols should not exceed the expected benefits. Management maintains an internal audit function and an internal control function which are responsible for eval-uating the adequacy and application of financial and operating controls and for testing compliance with Company policies and procedures.
     The responsibility of our independent auditors, KPMG Peat Marwick LLP, is limited to an expression of their opinion on the fairness of the financial statements presented. Their opinion is based on procedures, described in the second paragraph of their report, which include evaluation and testing of controls and procedures sufficient to provide reasonable assurance that the financial statements neither are materially misleading nor contain material errors.
     The Audit Committee of the Board of Directors meets periodically with management, internal auditors and independent auditors to discuss auditing and financial matters and to assure that each is carrying out its responsibilities. The independent auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss the results of their audit and their opinions on the quality of financial reporting.




                                                       /s/ R. Edward Anderson
                                                       R. Edward Anderson
                                                       President and
                                                       Chief Executive Officer


                                                       /s/ Jeanette R. Peters
                                                       Jeanette R. Peters
                                                       Senior Vice President,
                                                       Chief Financial Officer
                                                       and Treasurer
PAGE

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rose's Stores, Inc.:

     We have audited the accompanying balance sheets of Rose's Stores, Inc. (the "Successor"), as of January 25, 1997 and January 27, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended January 25, 1997 and the thirty-nine weeks ended January 27, 1996. We also have audited the accompanying statements of operations, stockholders' equity and cash flows for the thirteen weeks ended April 29, 1995, and the year ended January 28, 1995 of Rose's Stores, Inc. (the "Predecessor"). These financial statements are the responsibility of the Company's management. Our responsibi-lity is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of January 25, 1997 and January 27, 1996, and the Successor's results of operations and cash flows for the year ended January 25, 1997 and the thirty-nine weeks ended January 27, 1996, and the Predecessor's results of operations and cash flows for the thirteen weeks ended April 29, 1995, and the year ended January 28, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the financial statements, effective April 29, 1995, the Company was required to adopt "Fresh-Start" reporting principles in accordance with the American Institute of Certified Public Accountant's State-ment of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As a result, the financial information for the period subsequent to the adoption of Fresh-Start reporting are presented on a different cost basis than for prior periods and therefore, are not comparable.





                                                       /s/ KPMG Peat Marwick LLP
Raleigh, North Carolina                                KPMG Peat Marwick LLP
March 19, 1997
STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

                                                       Successor                     |           Predecessor
                                                                    Thirty-Nine      |       Thirteen
                                            Year Ended              Weeks Ended      |      Weeks Ended            Year Ended
                                            January 25,             January 27,      |        April 29,            January 28,
                                                1997                    1996         |           1995                   1995
                                                                                     |
Revenue:                                                                             |
  Gross sales                              $   661,684                 540,918       |         159,407                756,356
  Leased department sales                       19,800                  16,521       |           5,117                 24,430
  Net sales                                    641,884                 524,397       |         154,290                731,926
  Leased department income                       4,647                   3,784       |           1,114                  5,288
    Total revenue                              646,531                 528,181       |         155,404                737,214
Costs and Expenses:                                                                  |
  Cost of sales                                489,450                 404,120       |         116,838                555,087
  Selling, general and administrative          150,143                 115,895       |          35,486                160,346
  Depreciation and amortization                 (2,378)                 (2,549)      |           1,812                  9,257
  Interest                                       7,946                   5,231       |             726                  5,907
    Total costs and expenses                   645,161                 522,697       |         154,862                730,597
Earnings Before Reorganization Expense,                                              |
  Fresh-Start Revaluation, Income Taxes,                                             |
  and Extraordinary Items                        1,370                   5,484       |             542                  6,617
Reorganization Expense                            -                       -          |          (3,847)               (57,899)
Fresh-Start Revaluation                           -                       -          |         (17,432)                  -
Earnings (Loss) Before Income Taxes                                                  |
  and Extraordinary Items                        1,370                   5,484       |         (20,737)               (51,282)
Income Taxes (Benefits):                                                             |
  Current                                         -                      1,159       |            -                      -
  Deferred                                          76                     (76)      |            -                      -
    Total                                           76                   1,083       |            -                      -
Earnings (Loss) Before Extraordinary                                                 |
  Items                                          1,294                   4,401       |         (20,737)               (51,282)
Extraordinary Items:                                                                 |
  Gain on debt discharge                          -                       -          |          90,924                   -
  Loss on early extinguishment                                                       |
  of debt                                         (914)                   -          |            -                      -
Net Earnings (Loss)                        $       380                   4,401       |          70,187                (51,282)
                                                                                     |
Earnings (Loss) Per Share Before                                                     |
  Extraordinary Items                      $      0.15                     .51       |           (1.11)                 (2.73)
Extraordinary Items:                                                                 |
  Gain on debt discharge                          -                       -          |            4.85                   -
  Loss on early extinguishment                                                       |
  of debt                                        (0.11)                   -          |            -                      -
Net Earnings (Loss) Per Share              $      0.04                     .51       |            3.74                  (2.73)
                                                                                     |
Weighted Average Shares                          8,660                   8,660       |          18,758                 18,758

See accompanying notes to financial statements.
PAGE

BALANCE SHEETS
(Amounts in thousands)

                                                             January 25,                    January 27,
                                                                1997                           1996
Assets
 Current Assets
   Cash and cash equivalents                                 $    1,241                            593
   Accounts receivable                                            5,101                          7,209
   Inventories                                                  141,287                        153,190
   Other current assets                                           4,503                          4,706
     Total current assets                                       152,132                        165,698

 Property and Equipment, at cost,
   less accumulated depreciation and amortization                 7,710                          5,122
 Other Assets                                                       480                            424
                                                             $  160,322                        171,244
Liabilities and Stockholders' Equity
 Current Liabilities
   Short-term debt                                           $   44,138                         33,673
   Bank drafts outstanding                                         -                             9,530
   Accounts payable                                              19,230                         23,845
   Accrued salaries and wages                                     6,422                          7,456
   Pre-petition liabilities                                       2,737                          4,632
   Other current liabilities                                     10,908                         11,396
     Total current liabilities                                   83,435                         90,532


 Excess of Net Assets Over Reorganization Value,
   Net of Amortization                                           21,872                         25,371
 Reserve for Income Taxes                                        12,996                         12,673
 Deferred Income                                                    339                            974
 Other Liabilities                                                  740                          1,134

 Stockholders' Equity
   Preferred stock, Authorized 10,000 shares;
     none issued                                                   -                              -
   Common stock, Authorized 50,000 shares;
     issued 8,660 at 1/25/97 and 1/27/96                         35,000                         35,000
   Paid-in capital                                                1,159                          1,159
   Retained earnings                                              4,781                          4,401
         Total stockholders' equity                              40,940                         40,560

                                                             $  160,322                        171,244

See accompanying notes to financial statements.
PAGE

STATEMENTS OF STOCKHOLDERS' EQUITY
(Amounts in thousands)

                                                                                             Retained
                                        Voting               Non-Voting                      Earnings
                                      Common Stock          Class B Stock       Paid-In   (Accumulated)       Treasury Stock
                                    Shares     Amount     Shares     Amount     Capital     (Deficit)        Shares     Amount
Balance January 29, 1994             10,800    $ 2,250     12,659    $ 18,795   $ 2,700   $   10,969        (4,701)   $(18,618)
Net loss for fiscal year 1994          -          -          -           -         -         (51,282)          -           -
Balance January 28, 1995             10,800      2,250     12,659      18,795     2,700      (40,313)       (4,701)    (18,618)
Net earnings for thirteen
  weeks ended April 29, 1995           -          -          -           -         -          70,187          -           -
Cancellation of former equity and
  elimination of retained
  earnings                          (10,800)    (2,250)   (12,659)    (18,795)   (2,700)     (29,874)        4,701      18,618
Issuance of new equity
  under the Plan                      8,660     35,000       -           -         -            -             -           -
Balance April 29, 1995                8,660     35,000       -           -         -            -             -           -
Net earnings for thirty-nine
  weeks ended January 27, 1996         -          -          -           -         -           4,401          -           -
Paid-in capital - taxes                -          -          -           -        1,159         -             -           -
Balance January 27, 1996              8,660     35,000       -           -        1,159        4,401          -           -
Net earnings for fiscal
  year 1996                            -          -          -           -         -             380          -           -
Balance January 25, 1997              8,660    $35,000       -       $   -      $ 1,159    $   4,781          -       $   -



See accompanying notes to financial statements.
PAGE

STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                               Successor                  |                Predecessor
                                                                         Thirty-Nine      |        Thirteen
                                                    Year Ended           Weeks Ended      |       Weeks Ended            Year Ended
                                                    January 25,          January 27,      |       April 29,              January 28,
                                                       1997                 1996          |          1995                   1995
                                                                                          |
Cash flows from operating activities:                                                     |
Net earnings (loss)                                $     380                4,401         |         70,187                (51,282)
Expenses not requiring the outlay of cash:                                                |
  Depreciation & amortization                         (2,378)              (2,549)        |          1,812                  9,257
  Amortization of deferred financing costs               562                   46         |            502                  1,433
  (Gain) loss on disposal of property                                                     |
    & equipment                                          (34)                 (46)        |             (1)                  (278)
  Deferred income taxes                                   76                  (76)        |           -                      -
  Additional paid-in capital                            -                   1,159         |           -                      -
  LIFO expense (credit)                                 -                    -            |           (364)                (4,816)
  Extraordinary loss on early extinguishment                                              |
    of debt                                              914                 -            |           -                      -
  Write off of merger costs                              657                 -            |           -                      -
  Provision for closed stores & severance                 77                1,170         |           -                    43,000
  Settlement of pre-petition liabilities              (1,397)                -            |           -                      -
  Gain on termination of postretirement                                                   |
    healthcare                                          -                  (4,701)        |           -                      -
  Fresh-Start revaluation & debt discharge              -                    -            |        (73,492)                  -
Cash provided by (used in) assets & liabilities:                                          |
  (Inc.) dec. in accounts receivable                   2,108                  824         |           (630)                 2,917
  (Inc.) dec. in inventories                          11,903               31,939         |        (40,291)                91,817
  (Inc.) dec. in other assets                           (273)               3,577         |         (1,197)                 6,346
  Inc. (dec.) in accounts payable                     (4,615)             (13,797)        |         14,361                (17,152)
  Inc. (dec.) in other liabilities                      (553)                (177)        |         (2,142)                (9,429)
  Inc. (dec.) in income tax reserves                     323               12,673         |           -                      -
  Inc. (dec.) in reserve for store closings                                               |
    & severance                                       (1,227)              (4,674)        |         (1,108)               (13,060)
  Inc. (dec.) in deferred income                        (635)                (507)        |           (201)                  (303)
  Inc. (dec.) in accumulated PBO                        (367)                  47         |              7                    434
Net cash provided by (used in) operating                                                  |
 activities                                            5,521               29,309         |        (32,557)                58,884
Cash flows from investing activities:                                                     |
  Purchases of property & equipment                   (3,644)              (4,921)        |           (510)                (2,015)
  Proceeds from disposal of property                                                      |
    & equipment                                           36                   45         |              5                    734
Net cash used in investing activities                 (3,608)              (4,876)        |           (505)                (1,281)
Cash flows from financing activities:                                                     |
  Net activity on line of credit                      10,465              (24,981)        |         58,654                   -
  Net activity on debtor-in-possession                                                    |
    facility                                            -                    -            |           (600)                   600
  Payments on pre-petition secured debt                 -                    -            |        (26,423)               (65,437)
  Payments on unsecured priority &                                                        |
    administrative claims                               (403)              (2,463)        |         (1,593)                  -
  Principal payments on capital leases                  (285)                (346)        |           (281)                (2,047)
  Payments of deferred financing costs                (1,512)                (440)        |         (2,925)                (1,324)
  Inc. (dec.) in bank drafts outstanding              (9,530)               3,768         |          5,502                   -
Net cash provided by (used in)                                                            |
  financing activities                                (1,265)             (24,462)        |         32,334                (68,208)
Net inc. (dec.) in cash & cash equivalents               648                  (29)        |           (728)               (10,605)
Cash & cash equivalents at beginning of period           593                  622         |          1,350                 11,955
Cash & cash equivalents at end of period           $   1,241                  593         |            622                  1,350

STATEMENTS OF CASH FLOWS (continued)
(Amounts in thousands)
                                                                       Successor          |             Predecessor
                                                                       Thirty-Nine        |      Thirteen              Predecessor
                                                  Year Ended           Weeks Ended        |     Weeks Ended            Year Ended
                                                  January 25,          January 27,        |     April 29,              January 28,
                                                     1997                 1996            |        1995                   1995
Supplemental disclosure of additional noncash                                             |
  investing & financing activities:                                                       |
      Retirement of net book value of assets                                              |
        in reserve for store closings             $    -                      17          |           623                  7,018
      Capital lease obligations entered                                                   |
         into for new equipment                          67                  374          |          -                      -

See accompanying notes to financial statements.
PAGE

NOTES TO FINANCIAL STATEMENTS

Year Ended January 25, 1997; Thirty-Nine Weeks Ended January 27, 1996; Thirteen Weeks Ended April 29, 1995; and Year Ended January 28, 1995
(Amounts in thousands except per share amounts)

1    REORGANIZATION AND EMERGENCE FROM CHAPTER 11

  The Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on September 5, 1993 (the "Filing Date"). The Company's Modified and Restated First Amended Joint Plan of Reorganization (the "Plan") was consummated on April 28, 1995 (the "Effective Date").

  The Plan provided for, among other things, the cash payment of $26,423 to the Company's pre-petition secured lenders and amounts owing under the debtor-in-possession revolving credit agreement and various administrative and tax claims due at the Effective Date (Note 8), and the distribution of common stock of reorganized Rose's to be issued pursuant to the Plan to creditors (Note
11). Additionally, stockholders of record as of the Effective Date received their pro-rata share of warrants (Note 11) and the shares of stock, stock options, and stock warrants of the Company's Predecessor were canceled. In addition, RSI Trading, Inc., a wholly owned subsidiary of the Company, was merged into the Company under the provisions of the Plan. Also, a new board of directors was elected for the Successor. Upon consummation of the Plan, the Company obtained $125 million of post-emergence financing.

  Under Chapter 11, the Company elected to assume or reject real estate leases, employment contracts, and unexpired executory pre-petition contracts subject to Bankruptcy Court approval. The Company established and recorded its estimated liabilities for such items and settled or carried forward portions of the liabilities (for assumed leases) at the Effective Date.

2  FRESH-START REPORTING

  In 1990, the American Institute of Certified Public Accountants issued Statement of Position 90-7 ("SOP 90-7") "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (sometimes called "Fresh-Start Reporting"). The application of Fresh-Start Reporting changed the Company's basis of accounting for financial reporting purposes. Specifically, SOP 90-7 required the adjustment of the Company's assets and liabilities to reflect their estimated fair market value at the Effective Date. At the same time, the Company made certain reclassifications between gross margin and expenses and changed the method of accruing certain expenses between periods. Accordingly, the statements of operations and changes in cash flows commencing May 1995, and the balance sheets beginning with April 1995, are not comparable to the financial informa-tion for prior periods.

  In accordance with SOP 90-7, the reorganization value of the Company was determined as of the Effective Date. The reorganization value of $35,000 was derived by an outside company using various valuation methods, including discounted cash flow analyses (utilizing the Company's projections), analyses of the market values of other publicly traded companies whose businesses are reasonably comparable, and analyses of the present value of the Company's equity.

PAGE

NOTES TO FINANCIAL STATEMENTS

   The adjustments to reflect the consummation of the Plan and the adoption of Fresh-Start Reporting, including the gain on debt discharge for liabilities subject to settlement under reorganization proceedings, the adjustment to re-state assets and liabilities at their fair value, and the adjustment to non-current assets for the excess of the fair value of net assets which exceeded reorganization value, have been reflected in the financial statements below:

BALANCE SHEETS
(Amounts in thousands)

                                              Actual                                        Fresh-                 Restated
                                             April 29,               Debt                   Start                  April 29,
                                               1995                Discharge              Accounting                 1995
Assets
 Current Assets
   Cash and cash equivalents                $      622                                                                   622
   Accounts receivable                          12,076                                       (2,841)(a)                9,235
   Inventories                                 160,111                                       25,018 (b)              185,129
   Prepaid merchandise                           7,100                                                                 7,100
   Other current assets                          2,475                                                                 2,475
     Total current assets                      182,384                 -                     22,177                  204,561

 Property and Equipment, at cost,
   less accumulated depreciation
     and amortization                           33,703                                      (33,703)(c)                 -

 Other Assets                                    6,302                                       (6,302)(c)                 -
                                             $ 222,389                 -                    (17,828)                 204,561
Liabilities and Stockholders' Equity (Deficit)
 Current Liabilities
   Current maturities of capital lease
     obligations                             $     400                                                                   400
   Bank drafts outstanding                       5,762                                                                 5,762
   Accounts payable                             37,642                                                                37,642
   Short-term debt                              58,654                                                                58,654
   Reserve for store closings and
     remerchandising                             4,952                                                                 4,952
   Accrued salaries and wages                    5,212                                           50 (d)                5,262
   Pre-petition liabilities                       -                   4,352 (e)                                        4,352
   Other current liabilities                     9,543                                        3,878 (f)               13,421
     Total current liabilities                 122,165                4,352                   3,928                  130,445

 Liabilities Subject to Settlement
   Under Reorganization Proceedings            130,276             (130,276)(g)                                         -
 Excess of Net Assets Over
   Reorganization Value                           -                                          32,021 (h)               32,021
 Capital Lease Obligations                         593                                                                   593
 Deferred Income                                 1,792                                         (311)(i)                1,481
 Accumulated Postretirement Benefit
   Obligation                                    6,055                                       (1,034)(j)                5,021
 Stockholders' Equity (Deficit)                (38,492)              90,924 (k)             (17,432)(l)               35,000
                                             $ 222,389              (35,000)                 17,172                  204,561

PAGE

NOTES TO FINANCIAL STATEMENTS

(2) Continued

Explanations of adjustment columns of the balance sheet are as follows:

            (a) To reflect appropriate current value of accounts receivable
            (b)       Adjusted inventories to current market value
            (c)       Wrote off long-term assets
            (d) Increased bonuses payable as a result of emergence from bankruptcy
            (e) Reclassified pre-petition priority claims and cure amounts
            (f) Accrued an additional year of property taxes to reflect such taxes on assessment date basis, increased insurance and loss reserves, and accrued any remaining reorganization costs to be incurred after emergence from Chapter 11
            (g)       Unsecured pre-petition claims settled as follows:
                      (a) $4,352 of priority claims and cure amounts reclassified to current liabilities
                      (b)  The remaining unsecured claims settled with stock
            (h) The excess reorganization value was allocated to non-current assets, with any excess recorded as a deferred credit to be amortized over the period of 8 years
            (i)       Reduction of deferred income to current value
            (j) Adjustment to reverse unrecognized gain on transition obligation
            (k)       Extraordinary item-gain on debt discharge
            (l)       Value of new company established

     During the third quarter of 1995, the excess of net assets over reorganization value was decreased by $3,945 for increases in the reserve for workers' compensation claims and an additional allowance for receivables of the Predecessor.

     The following unaudited pro forma statement of operations reflects the financial results of the Company as if the Plan had been consummated on January 29, 1995:
                                                         Pro forma
                                                         Year Ended
                                                         January 27,
                                                            1996
                  Total revenue                          $  683,585
                  Total costs and expenses                  677,205
                  Earnings before income taxes                6,380
                  Income taxes                                1,272
                  Net earnings                           $    5,108
                  Earnings per share                     $     0.59
PAGE

NOTES TO FINANCIAL STATEMENTS

  The unaudited pro forma statement of operations has been adjusted to reflect: the reduction in depreciation and amortization expense due to the write-off of property and equipment and property under capital leases; reclassification of DIP interest from reorganization costs to interest expense; the elimination of all other reorganization costs; amortization of excess net assets over reorganization value, the effects of changing to the accrual method for advertising; the reversal of LIFO credits; accrual of additional shrinkage; and the recording of an appropriate income tax expense.

3  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Fresh-Start Reporting The Company has implemented the required accounting for entities emerging from Chapter 11 in accordance with the American Institute of Certified Public Accountant's (AICPA) Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7), and reflected the effects of such adoption in the balance sheet as of April 29, 1995. Under Fresh-Start Reporting, the balance sheet as of April 29, 1995, became the opening balance sheet of the reorganized Company. Since Fresh-Start Reporting was reflected in the balance sheet as of April 29, 1995, the financial statements as of January 25, 1997 and January 27, 1996 are that of a reorganized entity, and are therefore not comparable in material respects to the financial statements of the Predecessor. Accordingly, a vertical black line is shown to separate post-emergence operations from those ended prior to April 29, 1995 in the financial statements.

    Basis of Presentation The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's financial statements include the accounts of a wholly-owned subsidiary for fiscal year ending January 28, 1995. Intercompany accounts and transactions are eliminated. In January 1995, the wholly-owned subsidiary was merged with the Company.

    Nature of Operations The Company is a retail concern with 105 general merchandise discount stores located in the southeastern United States. The Company has closed one store subsequent to year-end and plans to open two stores in 1997.

    Fiscal Year Fiscal year 1996 ended on January 25, 1997. Due to the emergence from Chapter 11, fiscal year 1995 is comprised of the thirty-nine weeks ended January 27, 1996 (Successor), and the thirteen weeks ended April 29, 1995 (Predecessor). Fiscal year 1994 ended on January 28, 1995. Fiscal years 1996, 1995 and 1994 contained 52 weeks.

    Cash Equivalents The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market. Bank drafts

NOTES TO FINANCIAL STATEMENTS

outstanding have been reported as a current liability.

    Inventories Substantially all merchandise inventories are stated at the lower of cost, using the last-in, first-out (LIFO) method, or market and include the capitalization of transportation and distribution center costs.

    Deferred Financing Costs The costs related to the issuance of debt are capitalized and amortized to interest expense straight-line over the life of the related debt.

    Revenue Sales are recorded at the time merchandise is exchanged for tender. The Company does not make any warranties on the merchandise sold, but allows customers to return merchandise which reduces sales. In many cases, the Company returns damaged goods to the vendor for credit or has negotiated a damage allowance to offset the cost of writing off the merchandise. In the case of layaways, sales are recorded for the total amount of the merchandise when the customer puts the merchandise on layaway. If the layaway is not paid in full by the end of 60 days, the Company's policy is to cancel the layaway, reduce sales and return the merchandise to stock.

    Leased Department Sales and Income The Company has an agreement with an independent contractor to sell shoes within the Company's stores. The Company receives a percentage of the sales under the agreement.

    Depreciation and Amortization   The provision for depreciation and amorti-
zation is based upon the estimated useful lives of the individual assets and is computed principally by the declining balance and straight-line methods. The principal lives for depreciation purposes are 40 to 45 years for buildings and 5 to 10 years for furniture, fixtures, and equipment. Improvements to leased premises are amortized by the straight-line method over the term of the lease or the useful lives of the improvements, whichever is shorter. Capitalized leases are generally amortized on a straight-line basis over the lease term or life of the asset, whichever is shorter. The amortization of the excess of net assets over reorganization value is included with depreciation and amortization and is amortized over 8 years. The amortization of the excess of net assets over reorganization value was $3,499 for fiscal year 1996 and $2,705 for the thirty-nine weeks ended January 27, 1996.

    Profit-Sharing and 401(k) Plan The Company's noncontributory trusteed profit-sharing plan was merged into the 401(k) plan maintained by the Company effective July 1, 1995. The merger was approved by the Board of Directors on February 15, 1995. The Company's 401(k) plan covers employees who meet minimum service requirements and who elect to participate. Contributions are at the discretion of the Company while participants' contributions are voluntary.

    Income Taxes The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

PAGE

NOTES TO FINANCIAL STATEMENTS

    Advertising The Company expenses the cost of advertising during the month the sale is effective.

    Earnings (Loss) Per Share Earnings (loss) per share is computed on the estimated number of shares that will be outstanding if all pending claims are resolved adversely to the Company for fiscal year 1996 and for the thirty-nine weeks ended January 27, 1996, and on the weighted average number of shares outstanding during the period for prior periods. The average number of shares used to compute earnings (loss) per share was 8,660 shares for fiscal year 1996 and for the thirty-nine weeks ended January 27, 1996; 18,758 shares for the thirteen weeks ended April 29, 1995 and fiscal year 1994. The exercise of outstanding stock options would not result in a dilution of earnings per share for 1996 and 1995 and are excluded from the calculation. The exercise of outstanding stock options and warrants would have resulted in an anti-dilutive effect on loss per share for 1994 and are excluded from the calculation.

     Stock-Based Compensation Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Refer to Note 12.

     Reclassifications Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the 1996 presentation.

4  ACCOUNTS RECEIVABLE

   A summary of accounts receivable as of January 25, 1997 and January 27, 1996, is as follows:
                                        January 25,         January 27,
                                           1997                1996
  Layaway receivables                   $   1,856               2,496
  Other receivables                         3,665               5,111
                                            5,521               7,607
  Allowance for doubtful accounts            (420)               (398)
                                        $   5,101               7,209

    Other receivables consist primarily of amounts due from vendors for returns, co-op advertising, and coupons. Also, other receivables as of January 27, 1996, included a receivable for shoe department income.

    The Company does not provide for an allowance for doubtful accounts for layaways because the Company holds the merchandise.

PAGE

NOTES TO FINANCIAL STATEMENTS

5  INVENTORIES

    A summary of inventories as of January 25, 1997 and January 27, 1996 is as follows:
                                        January 25,      January 27,
                                           1997             1996

  Inventories valued at FIFO cost       $ 141,287          153,190
  LIFO reserve                               -                -
  Inventories substantially valued
    at LIFO cost                        $ 141,287          153,190

   As a part of Fresh-Start Reporting (See Note 2), the LIFO reserve was written off and the base year inventory was restated to the April 29, 1995 value. Since the January 25, 1997 and January 27, 1996 inventories at LIFO cost are greater than FIFO cost, no LIFO reserve is warranted.

6  PROPERTY AND EQUIPMENT

   Property and equipment, adjusted for Fresh-Start Reporting (see Note 2), consists of the following:
                                              January 25,        January 27,
                                                 1997               1996
     Buildings                                $      46                 27
     Furniture, fixtures, and equipment           4,777              2,871
     Improvements to leased premises              3,724              2,005
       Total                                      8,547              4,903
     Less accumulated depreciation
       and amortization                          (1,190)              (155)
                                                  7,357              4,748
     Capitalized leases                             441                374
     Less accumulated amortization                  (88)              -
                                                    353                374
     Net property and equipment               $   7,710              5,122

7  DEBT

    As of January 25, 1997, the Company had $44,138 outstanding in short-term borrowings, $11,971 in outstanding letters of credit and unused availability of $8,649. As of January 27, 1996, the Company had $33,673 outstanding in direct borrowings, $11,610 in outstanding letters of credit and unused availability of $19,690. The average direct borrowings were $66,576 in 1996 and $66,501 in 1995 with an average daily weighted annual interest rate of 9.7% in 1996 and 9.8% in 1995. The average borrowings under the Debtor-in-Possession Facility (DIP Facility) were $13,700 in the thirteen weeks ended April 29, 1995 with a daily weighted average annual interest rate of 8.6%. The maximum amount of direct borrowings at any period end was $96,202 in 1996 and $83,579 in 1995.

    Foothill Capital, Inc. Facility

    On May 21, 1996, the Company entered into a new financing arrangement with Foothill Capital, Inc. and PPM Finance, Inc., as co-agents. The financing is a $120,000 three-year revolving credit facility (the "Credit Facility") with a

NOTES TO FINANCIAL STATEMENTS

letter of credit sublimit in the aggregate principal amount of $40,000. The Credit Facility is secured by a perfected first priority lien and security interest in all of the assets of the Company and replaced the Company's former revolving credit agreement which would have expired in two years. As a result of closing the Credit Facility, a loss on early extinguishment of debt of $914 in prepaid bank fees related to the former facility was recognized as an extraordinary item.

    The interest rate on the direct borrowings under the Credit Facility is the prime rate plus 1.375% (9.625% at January 25, 1997), with a minimum rate of 7% payable monthly. The fee on outstanding letters of credit is 1.5% payable monthly. Although there are no compensating balances required, the Company is required to pay a fee of .375% per annum on the average unused portion of the Credit Facility. Borrowing availability is based upon certain eligible inventory times a borrowing base percentage that varies by month. Under the Credit Facility, trade suppliers which extend credit to the Company are support-ed by a $5,000 letter of credit and a subordinated lien of $15,000 in the real estate properties of the Company which expire April 29, 1997. The Company plans to extend or replace this security package.

    The Credit Facility includes certain financial covenants and financial maintenance tests, including those related to minimum working capital and cur-rent ratios, capital expenditures limitations, maximum total liabilities to tangible net worth, and minimum tangible net worth which are measured quarterly. In addition, there is a requirement that cumulative net losses after May 31, 1996 shall not exceed $10,000. The Credit Facility also includes restrictions on the incurrence of additional liens and indebtedness, a prohibition on paying dividends, and, except under certain conditions, prepayment penalties. The Company is in compliance with these covenants as of January 25, 1997.

8  PRE-PETITION LIABILITIES

    The Company had pre-petition liabilities of $2,737 at January 25, 1997 and $4,632 at January 27, 1996.

    During 1996, the Company settled pre-petition tax claims and some pre-petition workers' compensation insurance claims resulting in a reduction to pre-petition liabilities of $1,397. The Company paid $403 for pre-petition liabilities and reclassed $95 related to landlords to other liabilities.

    During the thirteen weeks ended April 29, 1995, the liabilities subject to settlement under reorganization proceedings increased by $1,818 due primarily to an additional accrual for lease rejection claims for the seven stores closed in 1995. As of the Effective Date, the Company paid $1,593 and reclassified to current liabilities $4,352 of priority claims and cure amounts included in the remaining liabilities subject to settlement under reorganization proceedings. The pre-petition secured debt and interest were paid with proceeds from the exit financing when the Company emerged from Chapter 11 (See Note 7.) Subsequent to the Effective Date, the Company paid $2,463 of pre-petition liabilities and established an additional liability of $2,743 for pre-petition workers' compensation insurance claims.

PAGE

NOTES TO FINANCIAL STATEMENTS

   The remaining liabilities subject to settlement at April 29, 1995 of $125,924 were written off as these were settled or are in the process of being settled in common stock. The Company is actively negotiating with creditors and/or seeking the court-ordered disallowance of claims which have been filed in the Chapter 11 proceeding and are disputed by the Company. The Company estimates that the ultimate liability for unsecured claims will be approximately $119,000. There are currently approximately $113,000 in allowed claims which have received distributions of common stock pursuant to the plan of reorganization (See Note
11), and there are approximately $2,326 of disputed claims remaining which may receive distributions of common stock pursuant to the plan.

    Additional bankruptcy claims and pre-petition liabilities may arise from the settlement of disputed claims. Consequently, the amount included in the balance sheet as pre-petition liabilities may be subject to further adjustment.

9  INTEREST EXPENSE

   Interest expense consisted of the following:

                                                                  Thirty-Nine      |          Thirteen
                                           Fiscal                 Weeks Ended      |         Weeks Ended                 Fiscal
                                            Year                  January 27,      |          April 29,                   Year
                                            1996                     1996          |            1995                      1994
                                                                                   |
     Long-term debt                      $     -                        -          |                683                     5,494
     Short-term debt                          7,128                    5,051       |                 16                       118
     Capital leases                             106                       72       |                 27                       295
     Amortization of deferred                                                      |
       financing costs                          562                       46       |               -                         -
     Other                                      150                       62       |               -                         -
     Interest expense                    $    7,946                    5,231       |                726                     5,907

   Interest expense and amortization of deferred financing costs associated with the DIP facility are included in reorganization costs (See Note 13). The Company paid interest (including deferred financing costs) of $7,776 in 1996, $1,888 for the thirty-nine weeks ended January 27, 1996, $3,650 for the thirteen weeks ended April 29, 1995, and $7,100 in 1994. The interest paid includes $291 in the thirteen weeks ended April 29, 1995, and $612 in 1994 related to the DIP facility classified as reorganization expense.

PAGE

NOTES TO FINANCIAL STATEMENTS

10  RESERVE FOR FUTURE STORE CLOSINGS

    The closed store reserve increased $94 in 1996, decreased $4,691 in the thirty-nine weeks ended January 27, 1996 and $1,731 in the thirteen weeks ended April 29, 1995. Following are the cash and noncash changes to the reserves in 1996 and 1995:

                                                                  Thirty-Nine        |         Thirteen
                                                                  Weeks Ended        |        Weeks Ended
                                      Fiscal Year                 January 27,        |         April 29,
                                         1996                         1996           |          1995
                                                                                     |
     Noncash activity:                                                               |
       Retirement of net book                                                        |
         value of assets            $     -                            17            |             623
       Provision for additional                                                      |
         closing                          (207)                      -               |            -
       Other noncash expenses             (100)                      -               |            -
     Cash expenses                         213                      4,674            |           1,108
     (Increase) decrease in the                                                      |
       closed store reserve         $      (94)                     4,691            |           1,731

    The cash expenses include the operating results until closing, rental payments and costs of removing fixtures from closed stores as well as subsequent expenses associated with closings. The Company closed an additional store in the third quarter of 1995. The proceeds of the sale of that store lease were sufficient to cover the costs of closing expenses and inventory write-offs; therefore, the Company recognized a net gain of $586 in the fourth quarter of 1995. The Company has closed one store subsequent to year-end.

11  STOCKHOLDERS' EQUITY

    Effective April 28, 1995, the Company authorized 50,000 shares of Common Stock and 10,000 shares of Preferred Stock. No Preferred Stock has been issued. Pursuant to the Plan, the Company issued and delivered to First Union National Bank of North Carolina ("FUNB"), as Escrow Agent for the unsecured creditors of the Company, 9,850 shares of the Company's new Common Stock for distribution on allowed claims of unsecured creditors in accordance with a schedule for distributions set forth in the Plan; and 150 shares of the Company's new common stock were delivered to the Escrow Agent for distribution to officers of the Company pursuant to a consummation bonus plan approved by order of the Bankrupt-cy Court on February 14, 1995.

PAGE

NOTES TO FINANCIAL STATEMENTS

    Since emergence, distributions of the common stock, no par value, of the Company (the "Common Stock") have been made to holders of Allowed Class 3 Unsecured Claims (as defined under the Plan) in accordance with the provisions of the Plan. As the result of distributions of the Common Stock pursuant to the Plan, the Company had the following:

                                          January 25,         January 27,
                                             1997                1996

     Common Stock outstanding                8,461               8,065
     Shares reverted to the Company            997                 976
     Shares held in escrow                     542                 959

     Shares delivered to FUNB
       on the Effective Date                10,000              10,000

    As of March 12, 1997, the Company has 8,572 shares of Common Stock outstanding of the 10,000 shares of Common Stock which were delivered to FUNB pursuant to the Plan on the Effective Date. In addition, as of March 12, 1997, and pursuant to the provisions of the Plan, 997 shares have reverted to the Company from escrow to be retired or held in the treasury of the Company.

    The remaining 431 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved.

    The disputed Class 3 claims which remain unresolved at January 25, 1997 were primarily claims of landlords with respect to leases which were rejected during the course of the Chapter 11 proceeding and general liability claims being resolved under an alternative dispute resolution program established by the Bankruptcy Court. If all pending claims are resolved adversely to the Company, approximately 88 additional shares of Common Stock will be issued and outstanding, and there will be a total of approximately 8,660 shares of Common Stock issued and outstanding. If all pending claims are resolved in accordance with the Company's records and/or position as to such claims, approximately 42 additional shares of Common Stock will be issued, and there will be a total of approximately 8,614 shares of Common Stock issued and outstanding. To the extent that escrowed shares of Common Stock are not used to satisfy claims, they will revert to the Company and will be retired or held in the treasury of the Company.

    On the Effective Date, all shares of the Company's pre-emergence Voting Common Stock (8,262 shares) and Non-Voting Class B Stock (10,496 shares) were canceled and the record owners of such stock as of such date became entitled to warrants to purchase the new common stock of the Company. One warrant was issued for every 4.377 shares of pre-emergence Voting Common Stock or Non-Voting Class B Stock and allows the holder to purchase one share of the new common stock.
The total number of warrants issued was 4,286.  The warrants may be exercised at any time until they expire on April 28, 2002. The initial warrant exercise price of $14.45 was calculated pursuant to a formula set forth in the Plan. The formula requires that the total allowed and disputed claims of the Company's unsecured creditors be divided by 9,850, the number of shares of the reorganized
Company's stock to be issued under the Plan.   The exercise price was adjusted
to $12.01 on April 28, 1996, the first anniversary of the Effective Date, and will be adjusted on the second and third anniversaries of the Effective Date to

NOTES TO FINANCIAL STATEMENTS

reflect adjustments to the total of allowed and disputed claims of the Company's unsecured creditors. The exercise price will be further adjusted on the fourth, fifth and sixth anniversaries to reflect 105%, 110% and 115%, respectively, of the total of the allowed and disputed claims of the unsecured creditors.

12  STOCK OPTIONS

    The Company's New Equity Compensation Plan was adopted on February 14, 1995 and was designed for the benefit of the executives and key employees of the Company by allowing the grant of a variety of different types of equity-based compensation to eligible participants. The Plan provides for the granting of a maximum of 700 shares of stock. The options vest over a three year period. The price of the options granted will not be less than 100 percent of the fair market value of the shares on the date of grant. One half of the options expire in five years and the remainder in seven years. The following table summarizes stock option activity:

                                        Option Price   Number of     Weighted
                                          Range         Options    Average Price

     Granted                            2.88 - 5.75         388         4.31
     Outstanding, January 27, 1996      2.88 - 5.75         388         4.31
     Granted                            1.78 - 1.88          55         1.85
     Canceled                           2.88 - 5.75        (125)        4.31
     Outstanding, January 25, 1997      1.78 - 5.75         318         3.89

     Exercisable at:
     January 27, 1996                        -             -
     January 25, 1997                   2.88 - 5.75          88

    The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

           Expected dividend yield                  0.00%
           Expected stock price volatility         28.00%
           Risk-free interest rate                  6.63%
           Expected life of options               5 years

    The weighted average grant-date fair value of options granted during 1996 and 1995 was $.70 and $.73 per share. The pro forma disclosures have not been included as the compensation cost based on the fair value of the options granted in 1996 and 1995 is immaterial.

PAGE

NOTES TO FINANCIAL STATEMENTS

13  REORGANIZATION COSTS

    Professional fees and expenditures directly related to Chapter 11 have been segregated from normal operations and are disclosed separately. The major components of these costs are as follows:

                                                 Thirty-Nine  |   Thirteen
                                    Fiscal       Weeks Ended  |  Weeks Ended    Fiscal
                                     Year        January 27,  |   April 29,      Year
                                     1996           1996      |     1995         1994
                                                              |
Closed store provision           $     -              -       |       -          43,000
DIP financing fees and expense                                |
  amortization                         -              -       |      1,342        3,445
Professional fees and other                                   |
  bankruptcy related expenses          -              -       |      2,505       11,454
  Total reorganization costs     $     -              -       |      3,847       57,899

    The 1994 store closing provision covered the costs incurred in closing 59 stores in May 1994 and closing 7 stores in May 1995. The store closing provision included penalties to be incurred upon the rejection of related building and personal property leases.

    In addition, during Fresh-Start Reporting, the Company increased the liability for reorganization costs by $1,666 to cover post-emergence expenses. At January 27, 1996, $158 remained in the liability for reorganization costs which was paid during 1996.

14  INCOME TAXES

Income tax expense consists of the following:

                                                   Thirty-Nine   |     Thirteen
                                     Fiscal        Weeks Ended   |    Weeks Ended         Fiscal
                                      Year         January 27,   |     April 29,           Year
                                      1996            1996       |        1995             1994
                                                                 |
           Current:                                              |
             Federal               $    -                952     |          -                -
             State                      -                207     |          -                -
                                        -              1,159     |          -                -
           Deferred (benefit):                                   |
             Federal                      67             (67)    |          -                -
             State                         9              (9)    |          -                -
                                          76             (76)    |          -                -
                                   $      76           1,083     |          -                -

PAGE

NOTES TO FINANCIAL STATEMENTS

    A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

                                                              Thirty-Nine      |      Thirteen
                                         Fiscal               Weeks Ended      |     Weeks Ended             Fiscal
                                          Year                January 27,      |      April 29,               Year
                                          1996                   1996          |         1995                 1994
                                                            % of Pretax Earnings (Loss)
                                                                               |
                                                                               |
      Income taxes (benefits) at                                               |
        federal statutory rates           35.0%                  34.0%         |        (34.0)%               (34.0)%
      State income taxes, net of                                               |
        federal income tax benefits        4.5                    4.6          |         (4.3)                 (4.3)
      Amortization of excess value      (302.8)                 (19.0)         |           -                     -
      Reorganization items                (5.6)                    -           |         39.3                   6.6
      Net operating loss                                                       |
        carryforward                        -                      -           |         (1.0)                 31.7
      Valuation allowance                268.9                     -           |           -                     -
      Other                                 -                     0.1          |          0.0                   0.0
                                            - %                  19.7%         |           - %                   - %

    The tax effects of temporary differences since the Effective Date that give rise to significant portions of the deferred tax assets and liabilities were as follows:

                                        January 25,          January 27,
                                           1997                 1996
Deferred tax assets:
     Reserves                           $   2,271                473
     Capitalized inventory                     73                 14
     Co-op credits                             10                 29
     VHS inventory                            354                104
     Percentage rent                          254               -
     Net Operating Loss Carryforward        3,096               -
     Tax Credit Carryforward                    2               -
         Total deferred tax assets          6,060                620

Deferred tax liabilities:
     Reserves                                -                  (401)
     Percentage rent                         -                   (18)
     Fixed Assets                            (244)              (125)
         Total deferred tax liabilities      (244)              (544)
         Total deferred tax assets
           (liabilities) net                5,816                 76
         Less: Valuation Allowance         (5,816)              -

Net deferred tax assets (liabilities)   $    -                    76

     In connection with the adoption of Fresh-Start Reporting (Note 2), the carrying values of several assets were adjusted. As a result, SFAS No. 109, in conjunction with SOP 90-7 (Note 2), requires that any tax benefits realized after the Effective Date, from cumulative temporary differences, net operating loss carryovers and tax credit carryovers be reported in the future as an addition to paid-in capital rather than as a reduction in the tax provision in

NOTES TO FINANCIAL STATEMENTS

the statements of operations.

    At January 25, 1997, the Company has certain net operating loss carry-forwards totaling $70,629 which are scheduled to expire during the period 2008 through 2012. The Company has treated net operating losses incurred prior to the Effective Date in accordance with Section 382(l)(5) of the Internal Revenue Code. As a result, there is approximately $59,565 in net operating losses incurred prior to the Effective Date available as carryovers without any annual limitation. The Company also has substantial potential state net operating loss carryovers. It is difficult, however, to quantify the utilizable amounts of such state operating losses because of the uncertainty related to the mix of future profits in specific states.

    The Internal Revenue Service has examined the Company's federal income tax returns for the years 1988 through 1991, and claims arising from those examinations have been settled. The provision for these claims made in prior years was reduced during 1996 to the amount of the settled claim. Federal net operating loss carryovers for fiscal years subsequent to January, 1992 are subject to future adjustments, if any, by the IRS. All state income and franchise tax returns for taxable years ending prior to fiscal 1993 are not subject to adjustment, primarily because of the application of certain facets of Bankruptcy law.

    During 1995, the Company filed for and received a federal refund of $16,898 to carry back losses described in Section 172(f) of the Internal Revenue Code. Additionally, during 1996 the Company filed a $10,620 refund claim under Section 172(f), which is currently being evaluated by the IRS. Section 172(f) is an area of tax law without substantial legal precedent or guidance. The IRS may challenge the Company's ability to carry back such a substantial portion of losses under this provision. Accordingly, assurances cannot be made as to the Company's entitlement to all of these claims. Consequently, an income tax reserve has been set up in the amount of the refund already received net of the collection expenses which will be reimbursed if the Company's position does not withstand any such challenge and the refund is reversed.

15  LEASED ASSETS AND LEASE COMMITMENTS

    The Company has entered into leases for store locations which expire during the next 20 years. Computer equipment, transportation equipment and certain other equipment are also leased under agreements which will expire during the next five years. Management expects that leases which expire in the normal course of business will be renewed or replaced by other leases. Under Chapter 11, the Company renegotiated or rejected leases that it may otherwise have retained had no filing been made.

PAGE

NOTES TO FINANCIAL STATEMENTS

    At January 25, 1997, minimum rental payments due under the above leases are as follows:
                                                   Capital        Operating
                                                   Leases          Leases
     1997                                         $    339           16,305
     1998                                              259           14,827
     1999                                              259           12,634
     2000                                              114           11,599
     2001                                             -              11,367
     Later Years                                      -              50,526
     Total minimum lease payments                      971          117,258
     Imputed interest (rates
       ranging from 7.6% to 11.3%)                    (168)
     Present value of net minimum
       lease payments                                  803
     Less current maturities                           260
     Capital lease obligations                    $    543

     Executory costs, such as real estate taxes, insurance, and maintenance, are generally the obligation of the lessor.

     Amortization of capitalized leases was approximately $88 in 1996, $220 in the thirteen weeks ended April 29, 1995, and $1,746 in 1994. The capital lease assets were written off in Fresh-Start Reporting (See Note 2), thus no amortization was incurred in the thirty-nine weeks ended January 27, 1996.

     Total rental expense for the three years ended January 25, 1997 was as follows:

                                                    Successor                 |           Predecessor
                                                             Thirty-Nine      |    Thirteen
                                              Fiscal         Weeks Ended      |   Weeks Ended      Fiscal
                                               Year          January 27,      |    April 29,        Year
                                               1996             1996          |       1995          1994
                                                                              |
Operating Leases:                                                             |
  Minimum rentals                           $   20,430          15,787        |       5,265         22,481
  Contingent rentals                             3,417           2,990        |         843          4,309
                                            $   23,847          18,777        |       6,108         26,790

     Contingent rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities and on the basis of mileage for transportation equipment.

     Rent expense for the year ended January 25, 1997 and the thirty-nine weeks ended January 27, 1996, did not include any payments to lessors controlled by or affiliated with directors of the Successor. Included in rent expense was $132 for the thirteen weeks ended April 29, 1995, and $665 for 1994, paid to lessors controlled by or affiliated with certain directors of the Predecessor.

16  POSTRETIREMENT HEALTH INSURANCE BENEFITS

     The Company provided health insurance benefits for retirees who met minimum age and service requirements until they reached the age of sixty-five. In

NOTES TO FINANCIAL STATEMENTS

addition, the associate must have been covered under the active medical plan at the time of retirement to be eligible for postretirement benefits and must have agreed to contribute a portion of the cost. The plan was not funded. The expected cost of retiree health care benefits was charged to expense during the year that the employees rendered service.

   Effective December 30, 1995, the Board of Directors terminated postretirement and post-service benefits under the Rose's Stores, Inc. Health Care Plan, except for one year of benefits for current retirees. The termination of these benefits resulted in a gain of $4,701.

    The periodic postretirement benefit cost under SFAS 106 was as follows:

Net Periodic Postretirement Benefit Costs:

                                                           Thirty-Nine     |      Thirteen
                                              Fiscal       Weeks Ended     |     Weeks Ended      Fiscal
                                               Year        January 27,     |      April 29,        Year
                                               1996           1996         |        1995           1994
                                                                           |
Service costs                               $    -                76       |            28           236
Interest costs                                   -               249       |            93           493
Other                                            -              -          |           (39)           72
  Net periodic costs                        $    -               325       |            82           801

    The present value of accumulated postretirement benefit obligations and the amount recognized in the balance sheets were as follows:

        Accumulated Postretirement Benefit Obligations:

                                                 January 25,     January 27,
                                                    1997            1996
           Retirees                              $    -                367
           Fully eligible active plan
             participants                             -               -
           Other active plan participants             -               -
                                                                       367
           Unrecognized gain (loss)                   -               -
           Total accumulated postretirement
             benefit obligations                 $    -                367

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for fiscal year 1994.

17  SEVERANCE RESERVE

   The Company completed a downsizing of the Home Office, Distribution and Store Operations support work force of approximately 175 positions on February 23, 1996. The Company accrued $1,170 in other current liabilities as of January 27, 1996, for the costs associated with the downsizing. The expense is included in the 1995 selling, general and administrative expenses. The Company made payments of $1,014 and reversed $130 of the accrual during 1996. The Company plans to make payments of $26 in 1997.

NOTES TO FINANCIAL STATEMENTS

18  CONTINGENCIES

    Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management and counsel, all material contingencies are either adequately covered by insurance or are without merit.

19  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments are cash and cash equivalents, accounts receivable, accounts payable and short-term debt. The carrying values of these financial instruments approximate fair value.

20  MERGER COSTS

   On May 7, 1996, the Company and Fred's, Inc. ("Fred's") executed a definitive merger agreement providing for the acquisition of the Company by Fred's. On August 20, 1996, the Company and Fred's, Inc. announced that the previously announced merger agreement had been terminated. As a result of such termination, costs related to the proposed merger of $657 were written-off in the third quarter. These costs are included in the 1996 selling, general and administrative expenses.
PAGE

NOTES TO FINANCIAL STATEMENTS

21  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    Following is a summary of the quarterly results of operations during the years ended January 25, 1997 and January 27, 1996:

                                                                        Fiscal 1996
                                                                       Quarters Ended
                                                     April 27,                July 27,            October 26,         January 25,
                                                       1996                     1996                 1996                1997
      Gross sales                                  $  154,426                  165,844              160,796             180,618
      Leased department sales                           4,281                    5,679                4,907               4,933
      Leased department income                          1,080                    1,160                1,124               1,283
      Cost of sales                                   113,040                  123,089              116,813             136,508
      Earnings (loss) before
       extraordinary item                                 652                   (1,792)                 448               1,986
      Extraordinary item - loss on
        early extinguishment of debt(b)                  -                        (914)                -                    -
      Net earnings (loss)                          $      652                   (2,706)                 448               1,986
      Earnings (loss) per share
        before extraordinary item                  $     0.08                    (0.21)                0.05                0.23
      Net earnings (loss)
        per share                                  $     0.08                    (0.31)                0.05                0.23

                                                                        Fiscal 1995(a)
                                                                       Quarters Ended
                                                     April 29,       |         July 29,            October 28,         January 27,
                                                       1995          |           1995                 1995                1996
                                                                     |
      Gross sales                                  $  159,407        |          168,488              162,937             209,493
      Leased department sales                           5,117        |            5,764                4,995               5,762
      Leased department income                          1,114        |            1,178                1,140               1,466
      Cost of sales                                   116,838        |          122,471              119,900             161,749
      Income (loss) before                                           |
        reorganization expense,                                      |
        income taxes, and                                            |
        extraordinary item                                542        |              (92)                (775)              6,351
      Reorganization expense                           (3,847)       |             -                    -                   -
      Fresh-Start revaluation                         (17,432)       |             -                    -                   -
      Earnings (loss) before                                         |
        extraordinary item                            (20,737)       |              (92)                (775)              5,268
      Extraordinary item -                                           |
        gain on debt discharge                         90,924        |             -                    -                   -
      Net earnings (loss)                          $   70,187        |              (92)                (775)              5,268
      Earnings (loss) per share                                      |
       before extraordinary item                   $    (1.11)       |            (0.01)               (0.09)               0.61
      Net earnings (loss)                                            |
        per share                                  $     3.74        |            (0.01)               (0.09)               0.61

(a) On September 5, 1993, the Company filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of North Carolina seeking to reorganize under Chapter 11 of the Bankruptcy Code. The Company emerged from Chapter 11 on April 28, 1995. Beginning in May 1995, the statements of operations reflect the application of Fresh-Start Reporting (Note 2), and are therefore not comparable to prior periods.
(b) The second quarter reflects the early extinguishment of debt as an extraordinary item. The 10-Q for that period reflected it as part of SG&A.

                                  Annex IV

                                  FORM 10-Q

                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C.  20549

  (Mark One)
    (X)          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the Quarterly Period Ended April 26, 1997

                                        OR

    ( )          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File Number 0-631

                                ROSE'S STORES, INC.

                      Incorporated Under the Laws of Delaware

                   I.R.S. Employer Identification No. 56-0382475

                                P. H. Rose Building
                             218 South Garnett Street
                         Henderson, North Carolina  27536
                            Telephone No. 919/430-2600

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.   Yes  X   No

       Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date.

       As of May 14, 1997, of the 10,000,000 shares of common stock delivered to First Union National Bank of North Carolina, as Escrow Agent ("FUNB"), pursuant to the Modified and Restated First Amended Joint Plan of Reorgani-zation, 8,575,331 of such shares of common stock are outstanding. The remaining 424,503 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved. If all pending claims are resolved adversely to the Company, approximately 8,611,337 shares of common stock will be outstanding. If all pending claims are resolved in accordance with the Company's records, approximately 8,600,590 shares of common stock will be outstanding. To the extent that escrowed shares of common stock are not used to satisfy claims, they will revert to the Company and will be retired or held in the treasury of the Company.
PAGE

                                 ROSE'S STORES, INC.

                            PART I. FINANCIAL INFORMATION

ITEM 1.  Financial Statements
       (Amounts in thousands except per share amounts)

       The following summary of financial information of Rose's Stores, Inc. (the "Company"), which is unaudited, reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary to reflect a fair statement of the information presented.

                                ROSE'S STORES, INC.
                        STATEMENTS OF OPERATIONS (Unaudited)
                  (Amounts in Thousands Except Per Share Amounts)

                                             For the Thirteen Weeks Ended

                                            April 26, 1997     April 27, 1996
Revenue:
  Gross sales                               $      140,281           154,426
  Leased department sales                            3,979             4,281
  Net sales                                        136,302           150,145
  Leased department income                           1,034             1,080
    Total revenue                                  137,336           151,225
Costs and Expenses:
  Cost of sales                                    102,884           113,040
  Selling, general and administrative               34,753 (a)        36,819
  Depreciation and amortization                       (529)             (672)
  Interest                                           1,536             1,386
    Total costs and expenses                       138,644           150,573

Net Earnings (Loss)                         $       (1,308)              652
Net Earnings (Loss) Per Share               $         (.15)              .08
Weighted Average Shares                              8,611             8,611

(a) Included in 1997 selling, general and administrative costs is income of $754 from the settlement of pre-petition insurance liabilities and a loss of $189 from the closing of a store during the first quarter.

See notes to financial statements
PAGE

                                          ROSE'S STORES, INC.
                                            BALANCE SHEETS
                                        (Amounts in thousands)

                                                              April 26,     January 25,    April 27,
                                                                1997           1997           1996
                                                             (Unaudited)     (Audited)    (Unaudited)
Assets
 Current Assets
   Cash and cash equivalents                                $      584         1,241            578
   Accounts receivable                                           7,473         5,101          8,679
   Inventories                                                 155,485       141,287        172,294
   Other current assets                                          3,355         4,503          4,246
     Total current assets                                      166,897       152,132        185,797

 Property and Equipment, at cost,
     less accumulated depreciation and amortization              7,554         7,710          5,780
 Other Assets                                                      282           480            961
                                                            $  174,733       160,322        192,538
Liabilities and Stockholders' Equity
 Current Liabilities
   Short-term debt                                          $   44,243        44,138         53,220
   Bank drafts outstanding                                       2,041          -             3,926
   Accounts payable                                             36,539        19,230         34,521
   Accrued salaries and wages                                    4,400         6,422          4,620
   Pre-petition liabilities                                      1,908         2,737          4,597
   Other current liabilities                                    11,123        10,908         11,497
     Total current liabilities                                 100,254        83,435        112,381

Excess of Net Assets Over Reorganization Value,
  Net of Amortization                                           20,997        21,872         24,496
Reserve for Income Taxes                                        13,033        12,996         12,673
Deferred Income                                                    128           339            804
Other Liabilities                                                  689           740            972

Stockholders' Equity
  Preferred stock, Authorized 10,000 shares;
    none issued                                                   -             -              -
  Common stock, Authorized 50,000 shares;
    issued 8,611 at 4/26/97, 1/25/97 and 4/27/96
    (Note 1)                                                    35,000        35,000         35,000
  Paid-in capital                                                1,159         1,159          1,159
  Retained earnings                                              3,473         4,781          5,053
    Total stockholders' equity                                  39,632        40,940         41,212
                                                            $  174,733       160,322        192,538

See notes to financial statements
PAGE

                                         ROSE'S STORES, INC.
                                STATEMENTS OF CASH FLOWS (Unaudited)
                                        (Amounts in thousands)

                                                                For the Thirteen Weeks Ended
                                                                   April 26, 1997     April 27, 1996
Cash flows from operating activities:
Net earnings (loss)                                                $      (1,308)              652
Expenses not requiring the outlay of cash:
  Depreciation and amortization                                             (529)             (673)
  Amortization of deferred financing costs                                   206                97
  (Gain) loss on disposal of property and equipment                         -                   (2)
  Settlement of pre-petition liabilities                                    (754)             -
  Provision for closed store                                                 189              -
Cash provided by (used in) assets and liabilities:
  (Increase) decrease in accounts receivable                              (2,372)           (1,470)
  (Increase) decrease in inventories                                     (14,198)          (19,104)
  (Increase) decrease in other assets                                      1,150               462
  Increase (decrease) in accounts payable                                 17,309            10,676
  Increase (decrease) in other liabilities                                (1,439)           (2,667)
  Increase (decrease) in income tax reserves                                  37              -
  Increase (decrease) in reserve for store closings                         (530)              (24)
  Increase (decrease) in deferred income                                    (211)             (170)
  Increase (decrease) in accumulated PBO                                    -                 (100)
  Net cash provided by (used in) operating activities                     (2,450)          (12,323)

Cash flows from investing activities:
  Purchases of property and equipment                                       (204)             (860)
  Proceeds from disposal of property and equipment                          -                    2
Net cash used in investing activities                                       (204)             (858)

Cash flows from financing activities:
  Net activity on line of credit                                             105            19,547
  Payments of unsecured priority and administrative claims                   (75)              (35)
  Principal payments on capital leases                                       (64)             (106)
  Increase (decrease) in bank drafts outstanding                           2,041            (5,604)
  Payments of deferred financing costs                                       (10)             (636)
Net cash provided by (used in) financing activities                        1,997            13,166

Net decrease in cash                                                        (657)              (15)
Cash and cash equivalents at beginning of period                           1,241               593
Cash and cash equivalents at end of period                         $         584               578

Supplemental disclosure of additional non-cash
  investing and financing activities:
  Retirement of net book value of assets in reserve
    for store closings                                             $          14              -

See notes to financial statements
PAGE

Notes to Financial Statements:

(1) On September 5, 1993, the Company filed a voluntary Petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). The Company's Modified and Restated First Amended Joint Plan of Reorganization (the "Plan") was approved by order of the Bankruptcy Court on April 24, 1995. On April 28, 1995 (the "Effective Date"), the Plan became effective.

       Since emergence, distributions of the common stock, no par value, of the Company (the "Common Stock") have been made to holders of Allowed Class 3 Unsecured Claims (as defined in the Plan) in accordance with the provisions of the Plan. As a result of distributions of the Common Stock pursuant to the Plan, as of May 14, 1997, the Company had 8,575 shares of Common Stock outstanding of the 10,000 shares of Common Stock which were delivered pursuant to the Plan on the Effective Date to First Union National Bank of North Carolina ("FUNB") as escrow agent. In addition, as of May 14, 1997, and pursuant to the provisions of the Plan, 1,000 shares have reverted to the Company from escrow to be retired.

       The remaining 425 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved.

       The disputed Class 3 claims which remained unresolved at May 14, 1997 were primarily claims of landlords with respect to leases which were rejected during the course of the Chapter 11 proceeding and general liability claims being resolved under an alternative dispute resolution program established by the Bankruptcy Court. If all pending claims are resolved adversely to the Company, approximately 36 additional shares of Common Stock will be issued and there will be a total of approxi-mately 8,611 shares of Common Stock issued and outstanding. If all pending claims are resolved in accordance with the Company's records and/or position as to such claims, approximately 26 additional shares of Common Stock will be issued, and there will be a total of approximately 8,601 shares of Common Stock issued and outstanding. To the extent that escrowed shares of Common Stock are not used to satisfy claims, they will revert to the Company and will be retired or held in the treasury of the Company.

PAGE

(1)    Continued

       On the Effective Date, all shares of the Company's pre-emergence Voting Common Stock and Non-Voting Class B Stock were cancelled and the record owners of such stock as of such date received warrants to purchase the new Common Stock of the Company. One warrant was issued for every
       4.377 shares of pre-emergence Voting Common Stock or Non-Voting Class B Stock and allows the holder to purchase one share of the new Common Stock. The warrants may be exercised at any time until they expire on April 28, 2002. The initial warrant exercise price of $14.45 was calculated pursuant to a formula set forth in the Plan. The exercise price was adjusted to $12.01 on April 28, 1996, the first anniversary of the Effective Date, and was adjusted to $11.87 on April 28, 1997, the second anniversary of the Effective Date. The exercise price will be adjusted on the third anniversary of the Effective Date to reflect adjustments to the total of allowed and disputed claims of the Company's unsecured creditors. The exercise price will be further adjusted on the fourth, fifth and sixth anniversaries of the Effective Date to reflect 105%, 110% and 115%, respectively, of the total of the allowed and disputed claims of the unsecured creditors.

       Under the New Equity Compensation Plan, nonqualified stock options to purchase 318 shares of Common Stock were outstanding on April 26, 1997. The weighted average option price per share is $3.89. The options vest over a three year period (unless earlier vested by reason of certain acceleration events, including a change of control of the Company).
       One half of the options expire five years from the date of issuance and the remainder expire seven years from the date of issuance.

       The exercise of outstanding stock options and warrants would not result in a dilution of earnings per share and are excluded from the calculation of earnings per share.

(2) Accounts receivable is net of an allowance for doubtful accounts of $515 as of April 26, 1997; $420 as of January 25, 1997 and $298 as of April 27, 1996.

(3) The operating results presented herein are not necessarily indicative of the operating results for a full year due to seasonal factors, among other reasons.

(4) The Company paid interest (including deferred financing costs) of $1,279 in the first quarter of 1997 and $1,669 in the comparable quarter of last year.

(5) Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (Amounts in thousands)

Revenue

The Company reported sales for the first quarter of 1997 of $140,281, a decrease of $14,145, or 9.2%, from the first quarter of 1996. The decline in sales was primarily attributable to a decline in sales on a comparable store basis of 8.4%, together with the decrease in the number of stores (104 in 1997 as compared to 105 in 1996).

Costs and Expenses

Cost of sales as a percent of net sales was 75.5% for the first quarter of 1997 and 75.3% for the comparable period of the prior year. Cost of sales increased .2% for the quarter due to an increase in markdowns, increased .2% for the quarter due to a decrease in the markon percent and increased .1% by a decrease in advertising co-op income. These increases were offset somewhat by a decrease in shrinkage resulting in a decrease of .2% in cost of sales, and a decrease in freight costs resulting in a decrease of .1% in cost of sales.

Selling, general and administrative expenses (SG&A) as a percent of net sales were 25.5 % for the first quarter of 1997 and 24.5% for the comparable quarter of the prior year. Included in 1997 selling, general and administrative expense was income of $754 resulting from the settlement of pre-petition insurance liabilities and a loss of $189 from the closing of a store during the first quarter.

Liquidity and Capital Resources

As of May 17, 1997, under the Company's three year revolving credit facility (the "Credit Facility"), the Company had $48,692 outstanding in short-term borrowings, $6,634 in outstanding letters of credit and unused availability of $32,709. The Company's management believes that the Company's current financing arrangement and cash flows are adequate to meet its liquidity needs.

Under the Credit Facility, trade suppliers which extend credit to the Company are supported by a subordinated lien on all of the assets of the Company including a subordinated lien of $15,000 in the real estate properties of the Company (the "Trade Lien"). The Trade Lien expires April 29, 1998, was put into place on April 30, 1997, and replaces the prior trade security package (consisting of a $5,000 letter of credit and a subordinated lien in the real estate properties of the Company), which expired on April 29, 1997.

The Company invested $204 in cash for property and equipment in the first quarter of 1997 compared to $860 in the first quarter of 1996. The 1997 expenditures were for store improvements and computer software. The 1996 expenditures were primarily for store remodelings and new computer software. Cash used in operating activities, primarily to fund inventory levels, was $2,450 in the first quarter of 1997, and $12,323 in the comparable period last year.

                             PART II.  OTHER INFORMATION

ITEM 6:  Exhibits and Reports on Form 8-K

             (a)   10.1   Second Amended and Restated Trade Debt Note dated as
                          of April 29, 1997, between the Company and M. J.
                          Sherman and Associates, Inc.

                   10.2 Collateral Trust Agreement dated as of April 29, 1997, between M. J. Sherman and Associates, Inc., as Trustee, and the Company.

                   10.3 General Security Agreement dated as of April 29, 1997, by the Company to M. J. Sherman and Associates, Inc., as Trustee.

                   10.4 Second Amendment to Second Deed of Trust, Assignment of Rents and Security Agreement dated as of April 29, 1997, by and among the Company, Alan H. Peterson, and
                          M. J. Sherman and Associates, Inc.

             (b) The Company filed the following reports on Form 8-K during the quarter covered by this report:

                   (i) Report on Form 8-K, dated April 28, 1997, reporting under Item 5 the adjustment of the exercise price of the Company's Warrants.

                                    SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             ROSE'S STORES, INC.


Date:  June 10, 1997                         By /s/ R. Edward Anderson
                                                R. Edward Anderson
                                                President,
                                                Chief Executive Officer


Date:  June 10, 1997                         By /s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer

                                      ANNEX V


                                      FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION


                               Washington, D.C. 20549





                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): April 28, 1997




                                 ROSE'S STORES, INC.
               (Exact name of registrant as specified in its charter)


                                      Delaware
                   (State or other jurisdiction of incorporation)


0-631                                                               56-0382475
(Commission File Number)                       (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                27536
(Address of principal executive offices)                            (Zip Code)


                                   (919) 430-2600
                (Registrant's telephone number, including area code)
PAGE

Item 5: OTHER EVENTS

      As of April 28, 1997, the exercise price of the New Rose's Warrants issued by Rose's Stores, Inc. to holders of Common Stock interests pursuant to the Modified and Restated First Amended Joint Plan of Reorganization of Rose's Stores, Inc. has been adjusted from $12.01 to $11.87. The Registrant has mailed notice of the adjustment of exercise price to record holders of the New Rose's Warrants. A copy of the notice is attached hereto as Exhibit A.
PAGE

EXHIBIT A


April 29, 1997

TO OUR WARRANT HOLDERS:

The exercise price of the New Rose's Warrants issued by Rose's Stores, Inc. to holders of Common Stock interests pursuant to the Modified and Restated First Amended Joint Plan of Reorganization of Rose's Stores, Inc. has been adjusted from $12.01 to $11.87. This price may be further adjusted in April, 1998 as provided in the New Rose's Warrant Agreement, a copy of which was filed with the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division. The exercise price is based on the total of allowed Class 3 Claims and reserves for open claims under the terms of the Plan and is, there-fore, not related to the actual market price of the underlying Common Stock.

If you have any questions regarding this notice, you may contact G. Templeton Blackburn, II, Vice President, General Counsel and Secretary of Rose's Stores, Inc. at Post Office Box 947, Henderson, North Carolina 27536.

Very truly yours,



G. Templeton Blackburn, II
Vice President, General Counsel
and Secretary
PAGE

                                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.


                                             ROSE'S STORES, INC.



Date:  May 2, 1997                           By:/s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Treasurer

                                      ANNEX VI

                                      FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION


                               Washington, D.C. 20549





                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): June 26, 1997




                                 ROSE'S STORES, INC.
               (Exact name of registrant as specified in its charter)


                                      Delaware
                   (State or other jurisdiction of incorporation)


0-631                                                                 56-0382475
(Commission File Number)                       (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                  27536
(Address of principal executive offices)                              (Zip Code)


                                   (919) 430-2600
                (Registrant's telephone number, including area code)
PAGE

Item 5:  OTHER EVENTS

    The Corporation's Annual Meeting of Stockholders was held on June 26, 1997. At the meeting, all proposals set forth in the proxy statement relating to such meeting were approved on the following votes:

    (1) The following nominees for director were elected by the number of votes indicated below.

      Name                For                Against               Withheld

R. Edward Anderson        5,839,613            0                   94,477
J. David Rosenberg        5,838,213            0                   95,877

      There were no abstentions or broker non-votes.  The terms of the following
additional directors continued after the meeting:    Jack L. Howard, Warren G.
Lichtenstein, Joseph L. Mullen, Harold Smith and N. Hunter Wyche, Jr.

   (2) The resolution to amend the Corporation's Certificate of Incorporation to restrict certain transfers of the Corporation's securities in order to help assure that the Corporation's substantial tax benefits (in the form of net operating loss carry forwards) will continue to be available to offset future taxable income was approved by a vote of 3,884,338 shares voting in favor of, and 72,939 shares voting against the resolution, with 32,831 abstentions and 1,943,982 broker non-votes.
        The amendment is set forth as Exhibit A to the Corporation's Proxy Statement, dated May 23, 1997 (the "Amendment") to which reference is made. This brief summary is qualified in its entirety be reference to the full text of the proposed transfer restrictions as set forth therein (the "Transfer Restrictions"). The Transfer Restrictions restrict any direct or indirect transfer of stock of the Corporation (including the common stock, no par value of the Corporation and any other equity security treated as "stock" under Section 382 of the Internal Revenue Code of 1986, as amended) if the effect would be to increase the ownership of stock by any person to 4.9% or more of the Corporation's stock, or would increase the percentage of stock owned by a person owning 4.9% or more of the Corporation's stock. Transfers included under the Transfer Restrictions include sales to persons whose resulting percentage would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related regulations) will be applied in determining whether the 4.9% threshold has been met and whether a group of less than 4.9% stockholders will be treated as a "public group" that is a 5% stockholder under Section 382. The Transfer Restrictions will not, however, be applicable to the stock owned by any existing 5 percent stockholder (within the meaning of Section 382), other than any direct public group, as of the date the Transfer Restrictions became effective and do not apply to sales of stock in the
PAGE
        market by less than 4.9% stockholders to persons who, taking the purchase into account, own less than 4.9% of the Corporation's stock. Generally, the Transfer Restrictions will be imposed only with respect to the amount of the Corporation's stock (or options with respect to the Corporation's stock) purportedly transferred in excess of the threshold established in the Transfer Restrictions. However, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in certain circumstances as more fully described in the Amendment. All certificates representing the Corporation's stock, including stock to be issued in the future, will bear a legend providing that the transfer of the stock is subject to restrictions.
        The Board of Directors intends to issue instructions or to make arrangements with the Corporation's transfer agent to implement the Transfer Restrictions. The Transfer Restrictions provide that the transfer agent will not record any transfer of the Corporation's stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. These provisions may result in the delay or refusal of certain requested transfers of the Corporation's stock. Any direct or indirect transfer of stock attempted in violation of the restrictions will be void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise.

   (3) The resolution to approve the Long Term Stock Incentive Plan, substantially in the form set forth as Exhibit B to the Corporation's Proxy Statement, dated May 23, 1997, providing for, among other things, the granting to employees and directors of, and consultants to, the Corporation of certain stock-based incentives and other equity interests in the Corporation, was approved by a vote of 3,574,375 shares voting in favor of, and 472,352 shares voting against the resolution, with 87,981 abstentions and 1,799,382 broker non-votes.

   (4) The resolution to confirm the appointment of KPMG Peat Marwick LLP as the Corporation's independent certified public accountants for the current year was approved by a vote of 5,876,724 shares voting in favor of, and 8,614 shares voting against the resolution, with 48,752 abstentions and no broker non-votes.

The total number of shares of the common stock, no par value, of the Corporation which were issued, outstanding and entitled to vote at the meeting was 8,573,289.
PAGE

                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.


                                             ROSE'S STORES, INC.



Date:  July 15, 1997                         By:/s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Treasurer

                                   Annex VII

                                   FORM 10-Q

                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C.  20549

  (Mark One)
    (X)          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the Quarterly Period Ended July 26, 1997

                                        OR

    ( )          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File Number 0-631

                               ROSE'S HOLDINGS, INC.

                      Incorporated Under the Laws of Delaware

                   I.R.S. Employer Identification No. 56-2043000

                                P. H. Rose Building
                             218 South Garnett Street
                         Henderson, North Carolina  27536
                            Telephone No. 919/430-2600

                                ROSE'S STORES, INC.
(Former name, former address and former fiscal year, if changed since last report.)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.   Yes  X   No

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date.

     As of July 11, 1997, of the 10,000,000 shares of Rose's Stores, Inc. common stock delivered to First Union National Bank of North Carolina ("FUNB"), as Escrow Agent, pursuant to the Modified and Restated First Amended Joint Plan of Reorganization, 8,612,661 of such shares of common stock are outstanding. The remaining 54,680 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved. If all pending claims are resolved adversely to the registrant, approximately 8,667,341 shares of common stock will be outstanding. If all pending claims are resolved in accordance with the registrant's records, approximately 8,632,341 shares of common stock will be outstanding. To the extent that escrowed shares of common stock are not used to satisfy claims, they will revert to the registrant and will be retired or held in the treasury of the registrant. On August 7, 1997, Rose's Holdings, Inc. was created as the parent company of Rose's Stores, Inc.
PAGE

                                 ROSE'S HOLDINGS, INC.

                             PART I. FINANCIAL INFORMATION

ITEM 1.  Financial Statements
       (Amounts in thousands except per share amounts)

       On August 7, 1997, pursuant to an agreement and plan of merger among Rose's Stores, Inc. ("Stores") and two newly created, wholly-owned subsidiaries of Stores, Stores became a wholly-owned subsidiary of Rose's Holdings, Inc. ("Company"). As a result of such merger, each share of common stock, no par value ("Stores Common Stock"), of Stores was converted into common stock, no par value ("Common Stock"), of Rose's Holdings, Inc. and each warrant, option or other right entitling the holder thereof to purchase or receive shares of Stores Common Stock was converted into a warrant, option or other right (as the case may be) entitling the holder thereof to purchase or receive shares of Common Stock on identical terms. The powers, rights and other provisions of the Common Stock are identical to the powers, rights and other provisions of the Stores Common Stock. Rose's Holdings, Inc. had no transactions during the second quarter.

       The following summary of financial information of Rose's Stores, Inc., ("Stores"), which is unaudited, reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary to reflect a fair statement of the information presented.

                                  ROSE'S STORES, INC.
                         STATEMENTS OF OPERATIONS (Unaudited)
                    (Amounts in Thousands Except Per Share Amounts)

                                                    For the Thirteen Weeks Ended
                                                   July 26, 1997      July 27, 1996
Revenue:
  Gross sales                                      $     153,722            165,844
  Leased department sales                                  5,091              5,679
  Net sales                                              148,631            160,165
  Leased department income                                 1,324              1,160
    Total revenue                                        149,955            161,325
Costs and Expenses:
  Cost of sales                                          114,780            123,089
  Selling, general and administrative                     37,907             38,665
  Depreciation and amortization                             (483)              (616)
  Interest                                                 1,737              1,979
    Total costs and expenses                             153,941            163,117

Loss Before Extraordinary Item                            (3,986)            (1,792)
Extraordinary Item - Loss on Early
  Extinguishment of Debt                                    -                  (914)(a)
Net Loss                                           $      (3,986)            (2,706)
Loss Per Share Before Extraordinary Item           $        (.46)              (.21)
Net Loss Per Share                                 $        (.46)              (.31)
Weighted Average Shares                                    8,667              8,667

(a) The extraordinary item - loss on early extinguishment of debt represents the deferred costs of a financing facility which were written off as a result of the Stores obtaining a new facility in the second quarter of 1996.

       See notes to financial statements

                                  ROSE'S STORES, INC.
                        STATEMENTS OF OPERATIONS (Unaudited)
                   (Amounts in Thousands Except Per Share Amounts)

                                                    For the Twenty-Six Weeks Ended
                                                   July 26, 1997      July 27, 1996
Revenue:
  Gross sales                                      $    294,003             320,270
  Leased department sales                                 9,070               9,960
  Net sales                                             284,933             310,310
  Leased department income                                2,358               2,240
    Total revenue                                       287,291             312,550
Costs and Expenses:
  Cost of sales                                         217,664             236,129
  Selling, general and administrative                    72,660(a)           75,484
  Depreciation and amortization                          (1,012)             (1,288)
  Interest                                                3,273               3,365
    Total costs and expenses                            292,585             313,690

Loss Before Extraordinary Item                           (5,294)             (1,140)
Extraordinary Item - Loss on Early
  Extinguishment of Debt                                   -                   (914)(b)
Net Loss                                           $     (5,294)             (2,054)
Loss Per Share Before Extraordinary Item           $       (.61)               (.13)
Net Loss Per Share                                 $       (.61)               (.24)
Weighted average shares                                   8,667               8,667

(a) Included in 1997 selling, general and administrative costs is income of $754 from the settlement of pre-petition insurance liabilities and a loss of $189 from the closing of a store during the first quarter.

(b) The extraordinary item - loss on early extinguishment of debt represents the deferred costs of a financing facility which were written off as a result of the Stores obtaining a new facility in 1996.



       See notes to financial statements
PAGE

                                          ROSE'S STORES, INC.
                                            BALANCE SHEETS
                                        (Amounts in thousands)

                                                               July 26,     January 25,     July 27,
                                                                1997           1997           1996
                                                             (Unaudited)     (Audited)    (Unaudited)
Assets
 Current Assets
   Cash and cash equivalents                                $      595         1,241            232
   Accounts receivable                                          11,320         5,101         10,681
   Inventories                                                 156,442       141,287        179,848
   Other current assets                                          3,041         4,503          4,174
     Total current assets                                      171,398       152,132        194,935

 Property and Equipment, at cost,
     less accumulated depreciation and amortization              8,692         7,710          7,066
 Other Assets                                                      644           480            565
                                                            $  180,734       160,322        202,566
Liabilities and Stockholders' Equity
 Current Liabilities
   Short-term debt                                          $   59,408        44,138         66,546
   Bank drafts outstanding                                       2,729          -              -
   Accounts payable                                             29,644        19,230         36,761
   Accrued salaries and wages                                    6,124         6,422          6,610
   Pre-petition liabilities                                      1,079         2,737          4,554
   Other current liabilities                                    11,533        10,908         11,701
     Total current liabilities                                 110,517        83,435        126,172

Excess of Net Assets Over Reorganization Value,
  Net of Amortization                                           20,122        21,872         23,621
Reserve for Income Taxes                                        13,033        12,996         12,673
Deferred Income                                                     34           339            727
Other Liabilities                                                1,382           740            867

Stockholders' Equity
  Preferred stock, authorized 10,000 shares;
    none issued                                                   -             -              -
  Common stock, authorized 50,000 shares;
    issued 8,667 at 7/26/97, 1/25/97 and 7/27/96
    (Note 1)                                                    35,000        35,000         35,000
  Paid-in capital                                                1,159         1,159          1,159
  Retained earnings (accumulated deficit)                         (513)        4,781          2,347
    Total stockholders' equity                                  35,646        40,940         38,506
                                                            $  180,734       160,322        202,566

See notes to financial statements
PAGE

                                          ROSE'S STORES, INC.
                                 STATEMENTS OF CASH FLOWS (Unaudited)
                                        (Amounts in thousands)

                                                                For the Twenty-Six Weeks Ended
                                                                    July 26, 1997     July 27, 1996
Cash flows from operating activities:
Net earnings (loss)                                                $      (5,294)           (2,054)
Expenses not requiring the outlay of cash:
  Depreciation and amortization                                           (1,012)           (1,288)
  Amortization of deferred financing costs                                   362               247
  (Gain) loss on disposal of property and equipment                         -                   (2)
  Settlement of pre-petition liabilities                                    (754)             -
  Provision for closed store                                                 189              -
  Extraordinary loss on early extinguishment of debt                        -                  914
Cash provided by (used in) assets and liabilities:
  (Increase) decrease in accounts receivable                              (6,219)           (3,472)
  (Increase) decrease in inventories                                     (15,155)          (26,658)
  (Increase) decrease in other assets                                      1,466               536
  Increase (decrease) in accounts payable                                 10,414            12,916
  Increase (decrease) in other liabilities                                  (168)             (487)
  Increase (decrease) in income tax reserves                                  37              -
  Increase (decrease) in reserve for store closings                         (530)              (21)
  Increase (decrease) in deferred income                                    (305)             (247)
  Increase (decrease) in accumulated PBO                                    -                 (200)
  Net cash provided by (used in) operating activities                    (16,969)          (19,816)

Cash flows from investing activities:
  Purchases of property and equipment                                       (847)           (2,339)
  Proceeds from disposal of property and equipment                          -                    2
Net cash provided by (used in) investing activities                         (847)           (2,337)

Cash flows from financing activities:
  Net activity on line of credit                                          15,270            32,873
  Payments of unsecured priority and administrative claims                  (151)              (78)
  Principal payments on capital leases                                      (148)             (167)
  Increase (decrease) in bank drafts outstanding                           2,729            (9,530)
  Payments of deferred financing costs                                      (530)           (1,306)
Net cash provided by (used in) financing activities                       17,170            21,792

Net decrease in cash                                                        (646)             (361)
Cash and cash equivalents at beginning of period                           1,241               593
Cash and cash equivalents at end of period                         $         595               232

Supplemental disclosure of additional non-cash
  investing and financing activities:
  Retirement of net book value of assets in reserve
    for store closings                                             $          14              -

See notes to financial statements
PAGE

Notes to Financial Statements:

(1) On August 7, 1997, pursuant to an agreement and plan of merger among Rose's Stores, Inc. ("Stores") and two newly created, wholly-owned subsidiaries of Stores, Stores became a wholly-owned subsidiary of Rose's Holdings, Inc. ("Company"). As a result of such merger, each share of common stock, no par value (the "Stores Common Stock") was converted into common stock, no par value ("Common Stock"), of Rose's Holdings, Inc. and each warrant, option or other right entitling the holder thereof to purchase or receive shares of Stores Common Stock was converted into a warrant, option or other right (as the case may be) entitling the holder thereof to purchase or receive shares of Common Stock on identical terms. The powers, rights and other provisions of the Common Stock are identical to the powers, rights and other provisions of the Stores Common Stock. Rose's Holdings, Inc. had no transactions during the second quarter. Intercompany accounts and transactions will be eliminated in the future. Incident to the merger, the Company entered into a guaranty of the obligations (the "Guaranty") of Stores under the three year revolving credit agreement (the "Credit Agreement") between Stores and the participating lenders in favor of such lenders. The Guaranty is secured by a stock pledge and security agreement (the "Security Agreement") covering all the assets of the Company. In addition, Stores entered into a second amendment to the Credit Agreement (the "Second Amendment") effecting certain changes incident to the merger. The Guaranty, Security Agreement, and Second Amendment are filed as exhibits to this report.

(2) On September 5, 1993, Stores filed a voluntary Petition for Relief under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Eastern District of North Carolina (the "Bankruptcy Court"). Stores' Modified and Restated First Amended Joint Plan of Reorganization (the "Plan") was approved by order of the Bankruptcy Court on April 24, 1995. On April 28, 1995 (the "Effective Date"), the Plan became effective.

       Since emergence, distributions of the Stores Common Stock have been made to holders of Allowed Class 3 Unsecured Claims (as defined in the Plan) in accordance with the provisions of the Plan. As a result of distributions of the Stores Common Stock pursuant to the Plan, as of July 11, 1997, Stores had 8,613 shares of Stores Common Stock outstanding of the 10,000 shares of Stores Common Stock which were delivered pursuant to the Plan on the Effective Date to First Union National Bank of North Carolina ("FUNB") as escrow agent. In addition, as of July 11, 1997, and pursuant to the provisions of the Plan, 1,333 shares had reverted to Stores from escrow to be retired.

       The remaining 54 shares held in escrow will be distributed by FUNB in satisfaction of disputed Class 3 claims as and when such claims are resolved.

       The disputed Class 3 claims which remained unresolved at July 11, 1997 were primarily claims of landlords with respect to leases which were rejected during the course of the Chapter 11 proceeding and general liability claims being resolved under an alternative dispute resolution program established by the Bankruptcy Court. If all pending claims are resolved adversely to the Company, approximately 54 additional shares of Common Stock will be issued and there will be a total of approxi-mately 8,667 shares of Common Stock issued and outstanding. If all pending claims are resolved in accordance with the Company's records and/or position as to such claims, approximately 19 additional shares of Common Stock will be issued, and there will be a total of approxi-mately 8,632 shares of Common Stock issued and outstanding. To the extent that escrowed shares of Common Stock are not used to satisfy claims, they will revert to the Company and will be retired or held in the treasury of the Company.

       On the Effective Date, all shares of Stores pre-emergence Voting Common Stock and Non-Voting Class B Stock were cancelled and the record owners of such stock as of such date received warrants to purchase the new
       Stores Common Stock.   One warrant was issued for every 4.377 shares of
       pre-emergence Voting Common Stock or Non-Voting Class B Stock and allows the holder to purchase one share of the new Stores Common Stock. The warrants may be exercised at any time until they expire on April 28, 2002. The initial warrant exercise price of $14.45 was calculated pursuant to a formula set forth in the Plan. The exercise price was adjusted to $12.01 on April 28, 1996, the first anniversary of the Effective Date, and was adjusted to $11.87 on April 28, 1997, the second anniversary of the Effective Date. The exercise price will be adjusted on the third anniversary of the Effective Date to reflect adjustments to the total of allowed and disputed claims of the Company's unsecured creditors. The exercise price will be further adjusted on the fourth, fifth and sixth anniversaries of the Effective Date to reflect 105%, 110% and 115%, respectively, of the total of the allowed and disputed claims of the unsecured creditors.

       Under the New Equity Compensation Plan, nonqualified stock options to purchase 268 shares of Stores Common Stock were outstanding on July 26, 1997. The weighted average option price per share is $3.81. The options vest over a three year period (unless earlier vested by reason of certain acceleration events, including a change of control of the Company). One half of the options expire five years from the date of issuance and the remainder expire seven years from the date of issuance.

       The exercise of outstanding stock options and warrants would not result in a dilution of earnings per share and are excluded from the calculation of earnings per share.

(3) Accounts receivable is net of an allowance for doubtful accounts of $464 as of July 26, 1997; $420 as of January 25, 1997 and $289 as of
       July 27, 1996.

(4) The operating results presented herein are not necessarily indicative of the operating results for a full year due to seasonal factors, among other reasons.

(5) Stores paid interest (including deferred financing costs) of $2,033 in the second quarter of 1997 and $1,371 in the comparable quarter of last year. Year-to-date, Stores paid interest of $3,311 in 1997 and $3,040 in 1996.

(6) Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.
PAGE

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (Amounts in thousands)

Revenue

Sales for the second quarter of 1997 were $153,722, a decrease of $12,122, or 7.3%, from the second quarter of 1996, and year-to-date sales were $294,003, a decrease of $26,267, or 8.2% from the comparable period of the prior year.
The decline in sales was primarily attributable to a decline in sales on a comparable store basis of 7.0% for the quarter and 7.7% year-to-date. The On June 26, 1997, two small stores, operating under the name Rose's Express, were opened.

Costs and Expenses

Cost of sales as a percent of net sales was 77.2% for the second quarter of 1997 and 76.9% for the comparable period of the prior year. Year-to-date cost of sales as a percent of net sales was 76.4% for 1997 and 76.1% for the comparable period of the prior year. The increase in the cost of sales as a percent of net sales for the quarter was .3%. This increase resulted from higher promotional markdowns (.7%), an increase in freight costs (.1%), and a decrease in advertising co-op income (.1%). These increases were partially offset by a decrease in shrinkage (.4%) and in increase in mark-on percent (.2%). The increase in the year-to-date cost of sales as a percent to net sales was also .3%. The increase in promotional markdowns (.5%), higher freight costs (.1%), and less advertising co-op income (.1%) were also partially offset by a decrease in shrinkage (.4%).

Selling, general and administrative expenses (SG&A) as a percent of net sales were 25.5 % for the second quarter of 1997 and 24.1% for the comparable quarter of the prior year. Year-to-date SG&A expenses as a percentage of sales were 25.5% in 1997 and 24.3% in 1996. The higher percentage to sales for the quarter and year-to-date resulted from the decrease in sales. SG&A expenses decreased by $758 for the quarter and by $2,824 year-to-date. Included in 1997 year-to-date selling, general and administrative expense was income of $754 resulting from the settlement of pre-petition insurance liabilities and a loss of $189 from the closing of a store during the first quarter.

Liquidity and Capital Resources

As of August 9, 1997, under the Company's three year revolving credit facility (the "Credit Facility"), the Company had $66,044 outstanding in short-term borrowings, $6,090 in outstanding letters of credit and unused availability of $23,129. The Company's management believes that the Company's current financing arrangement and cash flows are adequate to meet its liquidity needs.

Under the Credit Facility, trade suppliers which extend credit to the Company are supported by a subordinated lien on all of the assets of the Company including a subordinated lien of $15,000 in the real estate properties of the Company (the "Trade Lien"). The Trade Lien expires April 29, 1998, was put into place on April 30, 1997, and replaces the prior trade security package (consisting of a $5,000 letter of credit and a subordinated lien in the real estate properties of the Stores), which expired on April 29, 1997.

PAGE

In the second quarter of 1997, $643 in cash was invested in property and equipment, as compared to $1,479 in the second quarter of 1996. Year-to-date cash investment in property and equipment was $847 in 1997 compared to $2,339 in 1996. The 1997 expenditures were for store improvements and computer software. The 1996 expenditures were primarily for store remodelings and new computer software. Cash used in operating activities, primarily to fund inventory levels, was $14,519 in the second quarter of 1997, and $16,969 year-to-date. Cash used in operating activities during 1996 was $7,493 in the second quarter and $19,816 year-to-date.


PAGE

                             PART II.  OTHER INFORMATION

ITEM 6:  Exhibits and Reports on Form 8-K

             (a)   10.1   Continuing Guaranty dated as of August 6, 1997,
                          between the Lendor Group and the Company.

                   10.2 Security Agreement dated as of August 6, 1997, between Foothill Capital Corporation and the Company.

                   10.3 Amendment Number Two to Loan and Security Agreement between Rose's Stores, Inc., as Borrower, Financial Institutions as listed on the signature pages, as the Lenders, PPM Finance, Inc., as Co-Agent, and Foothill Capital Corporation, as Agent, dated as of August 6, 1997.

             (b) The Registrant filed the following reports on Form 8-K during the quarter covered by this report:

                   (i) Report on Form 8-K dated June 26, 1997, reporting under Item 5 the results of the annual meeting of stockholders held on June 26, 1997.

                   (ii) Report on Form 8-K dated August 7, 1997, reporting under Item 5 the merger pursuant to which Rose's Stores, Inc. became a wholly-owned subsidiary of Rose's Holdings, Inc.




PAGE

                                    SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             ROSE'S HOLDINGS, INC.


Date:  September 9, 1997                     By /s/ R. Edward Anderson
                                                R. Edward Anderson
                                                President,
                                                Chief Executive Officer


Date:  September 9, 1997                     By /s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer

                                     Annex VIII

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549



                                      FORM 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): August 7, 1997




                                ROSE'S HOLDINGS, INC.
               (Exact name of registrant as specified in its charter)


                                      Delaware
                   (State or other jurisdiction of incorporation)


0-631                                                                56-2043000
(Commission File Number)                      (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                 27536
(Address of principal executive offices)                             (Zip Code)


                                   (919) 430-2600
                (Registrant's telephone number, including area code)


                                 Rose's Stores, Inc.
            (Former name or former address, if changed since last report)
PAGE

Item 5: OTHER EVENTS

     On August 7, 1997, pursuant to an agreement and plan of merger among Rose's Stores, Inc. ("Stores") and two newly created, wholly-owned subsidiaries of Stores, Stores became a wholly-owned subsidiary of Rose's Holdings, Inc., a Delaware corporation (the "Company"). As a result of such merger, each share of common stock, no par value ("Stores Common Stock"), of Stores was converted into common stock, no par value ("Common Stock"), of the Company and each warrant, option or other right entitling the holder thereof to purchase or receive shares of Stores Common Stock was converted into a warrant, option or other right (as the case may be) entitling the holder thereof to purchase or receive shares of Common Stock on identical terms. The certificate of incorporation and by-laws of Holdings are substantially identical to the certificate of incorporation and by-laws of Stores.

Item 7:  FINANCIAL STATEMENTS AND EXHIBITS

         (c)   Exhibits

               10. Agreement and Plan of Merger among Rose's Holdings, Inc., Rose's Stores, Inc. and Rose's Transitory, Inc.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ROSE'S HOLDINGS, INC.



Date:  August 25, 1997                       By:/s/Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Treasurer

                                      Annex IX

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549



                                      FORM 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



            Date of Report (Date of earliest event reported): October 24, 1997




                                ROSE'S HOLDINGS, INC.
               (Exact name of registrant as specified in its charter)


                                      Delaware
                   (State or other jurisdiction of incorporation)


0-631                                                                 56-2043000
(Commission File Number)                       (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                  27536
(Address of principal executive offices)                              (Zip Code)


                                   (919) 430-2600
                (Registrant's telephone number, including area code)


                                 Rose's Stores, Inc.
            (Former name or former address, if changed since last report)
PAGE

Item 5: OTHER EVENTS

      On October 24, 1997, Rose's Holdings, Inc. and Variety Wholesalers, Inc. of Raleigh, North Carolina, issued the following press release:



                                                           For Immediate Release


                 VARIETY WHOLESALERS, INC. AND ROSE'S HOLDINGS, INC.
                             ENTER DEFINITIVE AGREEMENT


Raleigh, North Carolina and Henderson, North Carolina--October 24, 1997 Variety Wholesalers, Inc. ("Variety") and Rose's Holdings, Inc. ("RHI") (NASDAQ "RSTO") jointly announced that they have entered into a definitive agreement providing for the sale to Variety of RHI's wholly owned subsidiary, Rose's Stores, Inc. RHI estimates that the net proceeds, after payment of closing, transaction, and other costs, will be $15.3 million. The sale is subject to approval by the stockholders of RHI and certain other conditions contained in the agreement.

Art Pope, Executive Vice President and CFO for Variety Wholesalers, Inc., stated that "Variety plans to draw on the expertise and strengths of both companies to successfully operate retail stores ranging in size from as small as 3,500 square feet to in excess of 60,000 square feet. Variety plans to operate Rose's Stores, Inc. as a free standing subsidiary, continuing to utilize Rose's offices and distribution center located in Henderson, North Carolina."

Rose's Holdings Chairman, President and CEO, Ed Anderson, commented "I strongly believe that this transaction is in the long-term best interests of the stockholders of Rose's Holdings and the employees of Rose's Stores."

Rose's Stores, Inc. operates 106 stores in the southeastern United States.

Variety, headquartered in Raleigh, North Carolina, is a privately held retail chain which operates 500 stores in the southeastern United States.

FOR:  Variety Wholesalers, Inc.       FOR:  Rose's Holdings, Inc.

      Press Contact:                        Investor Relations and Press Contact

      Name:  Art Pope                       Name:  G. Templeton Blackburn, II
      Phone: (919) 871-3302                 Phone: (919) 430-2019
PAGE

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ROSE'S HOLDINGS, INC.



Date:  October 29, 1997                      By:/s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Treasurer